Exhibit 99.1
Item 1.    Business

General
Tyco International Ltd. (hereinafter referred to as "we," the "Company" or "Tyco") is a leading global provider of security products and services, fire detection and suppression products and services and life safety products. Our broad portfolio of products and services, sold under well-known brands such as Tyco, SimplexGrinnell, Sensormatic, Wormald, Ansul, Simplex, Grinnell, Scott and ADT (in jurisdictions outside of North America) serve security, fire detection and suppression and life safety needs across commercial, industrial, retail, institutional and governmental markets, as well as non-U.S. residential and small business markets. We hold market-leading positions in large, fragmented industries and we believe that we are well positioned to leverage our global footprint, deep industry experience, strong customer relationships and innovative technologies to expand our business in both developed and emerging markets. We operate and report financial and operating information in the following three operating segments:

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North America Installation & Services ("NA Installation & Services") designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, institutional and governmental customers in North America.

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Rest of World ("ROW") Installation & Services ("ROW Installation & Services") designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, residential, small business, institutional and governmental customers in the ROW regions.

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Global Products designs, manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus and access control and video management systems, for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide, including products installed and serviced by our NA and ROW Installation & Services segments.

We also provide general corporate services to our segments and these costs are reported as Corporate and Other.
Net revenue by segment for 2013 is as follows ($ in millions):

	Net Revenue	Percent of Total Net Revenue	Key Brands
NA Installation & Services	$3,891	39%	Tyco Fire & Security, Tyco Integrated Security, SimplexGrinnell, Sensormatic
ROW Installation & Services	3,884	38%	Tyco Fire & Security, Wormald, Sensormatic, ADT
Global Products	2,339	23%	Tyco, Simplex, Grinnell, Ansul, DSC, Scott, American Dynamics, Software House, Visonic, Chemguard, Exacq
	$10,114	100%
Unless otherwise indicated, references in this Annual Report to 2013, 2012 and 2011 are to Tyco's fiscal years ended September 27, 2013, September 28, 2012 and September 30, 2011, respectively. The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal 2013 and 2012 were 52-week years. Fiscal 2011 was a 53-week year.
For a detailed discussion of revenue, operating income and total assets by segment for fiscal years 2013, 2012 and 2011 see Item 7. Management's Discussion and Analysis and Note 17 to the Consolidated Financial Statements.
History and Development
Tyco International Ltd.
Tyco International Ltd. is a Company organized under the laws of Switzerland. The Company was created as a result of the July 1997 acquisition of Tyco International Ltd., a Massachusetts corporation, by ADT Limited, a public company organized under the laws of Bermuda, at which time ADT Limited changed its name to Tyco International Ltd. Effective March 17, 2009, the Company became a Swiss corporation under articles 620 et seq. of the Swiss Code of Obligations (the "Change of Domicile").

Effective June 29, 2007, the Company completed the spin-offs of Covidien and TE Connectivity, formerly our Healthcare and Electronics businesses, respectively, into separate, publicly traded companies (the "2007 Separation") in the form of a tax-free distribution to Tyco shareholders.
Effective September 28, 2012, the Company completed the spin-offs of The ADT Corporation ("ADT") and Pentair Ltd. (formerly known as Tyco Flow Control International Ltd. ("Tyco Flow Control")), formerly our North American residential security and flow control businesses, respectively, into separate, publicly traded companies in the form of a distribution to Tyco shareholders. Immediately following the spin-off, Pentair, Inc. was merged with a subsidiary of Tyco Flow Control in a tax-free, all-stock merger (the "Merger"), with Pentair Ltd. ("Pentair") succeeding Pentair Inc. as an independent publicly traded company. The distributions, the Merger and related transactions are collectively referred to herein as the "2012 Separation". As a result of the distribution, the operations of Tyco's former flow control and North American residential security businesses are now classified as discontinued operations in all periods presented.
Tyco's registered and principal office is located at Victor von Bruns-Strasse 21, CH-8212 Neuhausen am Rheinfall, Switzerland. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.
Segments
Each of our three segments serves a highly diverse customer base and none is dependent upon a single customer or group of customers. For fiscal year 2013, no customer accounted for more than 10% of our revenues, and approximately 50% of our revenues were derived from customers outside of North America.
Our end-use customers, to whom we may sell directly or through wholesalers, distributors, commercial builders or contractors, can generally be grouped in the following categories:

•	Commercial customers, including residential and commercial property developers, financial institutions, food service businesses and commercial enterprises;

•	Industrial customers, including companies in the oil and gas, power generation, mining, petrochemical and other industries;

•	Retail customers, including international, regional and local consumer outlets;

•	Institutional customers, including a broad range of healthcare facilities, academic institutions, museums and foundations;

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Governmental customers, including federal, state and local governments, defense installations, mass transportation networks, public utilities and other government-affiliated entities and applications; and

•	Residential and small business customers outside of North America, including owners of single-family homes and local providers of a wide range of goods and services.
As discussed under "Competition" below, the markets in which we compete are generally highly fragmented. We therefore compete with many other businesses in markets throughout the world, including other large global businesses, significant regional businesses and many smaller local businesses.
Installation & Services
NA Installation & Services and ROW Installation & Services (collectively, "Installation & Services") designs, sells, installs, services and monitors electronic security and fire detection and suppression systems for retail, commercial, industrial, governmental and institutional customers around the world. Additionally, ROW Installation & Services designs, sells, installs, services and monitors security systems for residential and small business customers under the ADT brand name outside of North America.
Security Services
Our Installation & Services segments design, sell, install and service security systems to detect intrusion, control access and react to movement, fire, smoke, flooding, environmental conditions, industrial processes and other hazards. These electronic security systems include detection devices that are usually connected to a monitoring center that receives and records alarm signals where security monitoring specialists verify alarm conditions and initiate a range of response scenarios. For most systems, control panels identify the nature of the alarm and the areas where a sensor was triggered. Our other security solutions include access control systems for sensitive areas such as government facilities and banks; video surveillance systems designed to deter theft and fraud and help protect employees and customers; and asset protection and security management systems designed to monitor and protect physical assets as well as proprietary electronic data. Our offerings also include anti-theft systems utilizing acousto-magnetic and radio frequency identification tags and labels in the retail industry as well as store performance solutions to enhance retailer performance. Many of the world's leading retailers use our Sensormatic anti-theft systems to help protect against shoplifting and employee theft. Many of the products that we install for our Installation &

Services security customers are designed and manufactured by our Global Products segment. Additionally, our deep experience in designing, integrating, deploying and maintaining large-scale security systems—including, for example, centrally managed security systems that span large commercial and institutional campuses—allows us to install and/or service products manufactured by third parties.
Purchasers of our intrusion systems typically contract for ongoing security system monitoring and maintenance at the time of initial equipment installation. These contracts are generally for a term of one to three years. Systems installed at customers' premises may be owned by us or by our customers. Monitoring center personnel may respond to alarms by relaying appropriate information to local fire or police departments, notifying the customer or taking other appropriate action. In certain markets, we directly provide the alarm response services with highly trained and professionally equipped employees. In some instances, alarm systems are connected directly to local fire or police departments.
In addition, our ROW Installation & Services segment is a leading provider of monitored residential and small business security systems. In addition to traditional burglar alarm and fire detection systems, installation and monitoring services, ROW Installation & Services provides patrol and response services in select geographies, including South Africa. Our ROW Installation & Services segment continues to expand its offering of value-added residential services worldwide, such as an interactive services platform. The interactive services platform allows for remote management of the home security system, as well as lifestyle applications, which currently include remote video, lighting control, and energy management.
Our customers are often prompted to purchase security systems by their insurance carriers, which may offer lower insurance premium rates if a security system is installed or require that a system be installed as a condition of coverage.
Fire Protection Services
Our Installation & Services segments design, sell, install and service fire detection and fire suppression systems in both new and existing facilities. Commercial construction as well as legislation mandating the installation and service of fire detection and suppression systems are significant drivers of demand for our products. Our Installation & Services segments offer a wide range of fire detection and suppression systems, including those designed and manufactured by our Global Products segment and those designed by third parties. These detection systems include fire alarm control panels, advanced fire alarm monitoring systems, smoke and flame detection systems, heat and carbon monoxide detectors and voice evacuation systems. Our Installation & Services segments also offer a wide range of standard water-based sprinkler and chemical suppression systems and custom designed special hazard suppression systems, which incorporate specialized extinguishing agents such as foams, dry chemicals and gases in addition to spill control products designed to absorb, neutralize and solidify spills of hazardous materials. These systems are often especially suited to fire suppression in industrial and commercial applications, including oil and gas, power generation, mining, petrochemical, manufacturing, transportation, data processing, telecommunications, commercial food preparation and marine applications. Our Installation & Services segments continue to focus on system maintenance and inspection, which have become increasingly important parts of our business.
Customers
Our Installation & Services customers range from Fortune 500 companies with diverse worldwide operations who look to us to provide integrated, global solutions for their fire and security needs, to single location commercial customers and individual homeowners. Our Installation & Services customer relationships generally are in the market for new construction or retrofit projects, which represented 46% of Installation & Services fiscal 2013 net revenue, and the market for aftermarket products and services, which accounted for the remaining 54% of Installation & Services fiscal 2013 net revenue. New construction projects are inherently long-lead in nature and we strive to become involved in the planning process for these projects as early as possible. We believe that by actively participating in the preliminary design stages of a new construction project and by offering our design services that combine our global expertise and knowledge of local codes and standards, we can increase our value to customers relative to many smaller local and regional competitors. With respect to fire detection and suppression installations, we prefer to become involved at the time an architectural or engineering design firm is selected. With respect to security system design and installation, we generally become involved in the later stages of a construction project or as tenants take occupancy.
Our relationships with customers in the aftermarket may include any combination of alarm monitoring, fire and security maintenance and or testing and inspection services. We also provide aftermarket services to many customers whose fire and security systems were manufactured or installed by third parties.
Global Products
Our Global Products segment designs, manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus, and access control and video management systems.

Fire Protection Products
Fire Protection Products designs, manufactures, distributes and sells fire alarm and fire detection systems, automatic fire sprinkler systems and special hazard suppression systems, including many of the fire protection products that our Installation & Services segments install and service. Fire Protection Products also manufactures and sells grooved products for the rapid joining of piping in both the fire and non-fire markets. Fire Protection Products are marketed under various leading trade names, including Simplex, Wormald, Ansul, Grinnell and Tyco and include fire alarm control panels, advanced fire alarm monitoring systems, smoke, heat and carbon monoxide detectors and voice evacuation systems. Fire Protection Products also offers a wide range of water-based sprinkler systems and custom designed special hazard suppression systems, which incorporate specialized extinguishing agents such as foams, dry chemicals and gases. These systems are often especially suited to fire suppression in industrial and commercial applications, including oil and gas, power generation, mining, petrochemical, manufacturing, transportation, data processing, telecommunications, commercial food preparation and marine applications.
Fire Protection Products' systems often are purchased by facility owners through construction engineers and electrical contractors, as well as mechanical or general contractors. In recent years, retrofitting of existing buildings has increased as a result of legislation mandating the installation of fire detection and fire suppression systems, especially in hotels, restaurants, healthcare facilities and educational establishments. The 2009 edition of the International Residential Code, developed by the International Code Council, a non-profit association that develops model codes that are the predominant building and fire safety regulations followed by state and local jurisdictions in the United States, adopted a proposal advanced by firefighters and other life-safety advocates that requires sprinkler systems in new one and two-family homes and townhouses as of January 2011. This national code is not binding on state and local jurisdictions and must be adopted locally before it becomes mandatory for new homes being built in these areas. The timing and extent of adoption, if at all, will vary by jurisdiction. However, we believe that this development may offer opportunities to expand our residential fire suppression business in the United States.
Security Products
Security Products designs and manufactures a wide array of electronic security products, including integrated video surveillance and access control systems to enable businesses to manage their security and enhance business performance. Our global access control solutions include integrated security management systems for enterprise applications, access control solutions applications, alarm management panels, door controllers, readers, keypads and cards. Our global video system solutions include digital video management systems, matrix switchers and controllers, digital multiplexers, programmable cameras, monitors and liquid crystal interactive displays. Our security products for homes and businesses range from basic burglar alarms to comprehensive interactive security systems including alarm control panels, keypads, sensors and central station receiving equipment used in security monitoring centers. Our offerings also include anti-theft systems utilizing acousto magnetic and radio frequency identification tags and labels in the retail industry. Our security products are marketed under various leading trade names, including Software House, DSC, American Dynamics, Sensormatic, Visonic and Exacq. Many of the world's leading retailers use our Sensormatic anti-theft systems to help protect against shoplifting and employee theft. Security Products manufactures many of the security products that our Installation & Services business installs and services.
Life Safety Products
Life Safety Products manufactures life safety products, including self-contained breathing apparatus designed for firefighter, industrial and military use, supplied air respirators, air-purifying respirators, thermal imaging cameras, gas detection equipment, gas masks and personal protection equipment. The Life Safety Products business operates under various leading trade names, including Scott Safety and Protector. Our breathing apparatus are used by the military forces of several countries and many U.S. firefighters rely on the Scott Air-Pak brand of self-contained breathing apparatus.
Customers
Global Products sells products through our Installation & Service segments and indirect distribution channels around the world. Some of Global Products' channel business partners act as dealers selling to smaller fire and security contractors that install fire detection and suppression, security and theft protection systems, whereas others act as integrators that install the products themselves. Builders, contractors and developers are customers for our sprinkler products. End customers for our breathing apparatus and related products include fire departments, municipal and state governments and military forces as well as major companies in the industrial sector.
Competition
The markets that we serve are generally highly competitive and fragmented with a small number of large, global firms and thousands of smaller regional and local companies. Competition is based on price, specialized product capacity, breadth of product line, training, support and delivery, with the relative importance of these factors varying depending on the project complexity, product line, the local market and other factors. Rather than compete primarily on price, we emphasize the quality of our products and services, the reputation of our brands and our knowledge of customers' fire and security needs. Among large industrial, commercial, governmental and institutional customers, we believe that our comprehensive global coverage and product and service offerings provide a competitive advantage. We also believe that our systems integration capabilities, which allow us to offer global solutions to customers that fully integrate our security and/or fire offerings into existing information technology networks, business operations and management tools, and process automation and control systems, set us apart from all but a small number of other large, global competitors.
Competitive dynamics in the fire and security industry generally result in more direct competition and lower margins for installation projects compared to aftermarket products and services. We generally face the greatest competitive pricing pressure for the installation of products that have become more commoditized over time, including standard commercial sprinkler systems and closed-circuit television systems.
Backlog
See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations for information relating to our backlog.
Intellectual Property
Patents, trademarks, copyrights and other proprietary rights are important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including trademarks, patents and patent applications, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and misappropriation of our proprietary rights, and monitor the intellectual property claims of others.
We own a portfolio of patents that principally relates to: electronic security products and systems for intrusion detection, access control, electronic identification tags & video surveillance; fire protection products and systems, including fire detection and fire suppression with chemical, gas, foam and water agents; personal protective products and systems for fire and other hazards. We also own a portfolio of trademarks and are a licensee of various patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.
While we consider our patents to be valuable assets that help prevent or delay the commoditization of our products and thus extend their life cycles, we do not believe that our overall operations are dependent upon any single patent or group of related patents. We share the ADT® trademark with ADT and operate under a brand governance agreement between the two companies.
Research and Development
We are engaged in research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of our existing products and to expand the applications for which the uses of our products are appropriate. For example, in order to position ourselves to participate in and lead the development of residential interactive platforms, enterprise-wide integrated access control platforms and transition IP video platforms, we have made significant investments in our security products portfolio. In addition, we continually evaluate developing technologies in areas that we believe will enhance our business for possible investment. Our research and development expense was $172 million in 2013, $145 million in 2012 and $129 million in 2011 related to new product development.
Raw and Other Purchased Materials
We are a large buyer of metals and other commodities, including fuel for our vehicle fleet. We purchase materials from a large number of independent sources around the world and have experienced no shortages that have had a material adverse effect on our businesses. We enter into long-term supply contracts, using fixed or variable pricing to manage our exposure to potential supply disruptions. Significant changes in certain raw material, including steel, brass and certain flurochemicals used in our fire suppression agents, may have an adverse impact on costs and operating margins.
Governmental Regulation and Supervision
Our operations are subject to numerous federal, state and local laws and regulations, both within and outside the United States, in areas such as: consumer protection, government contracts, international trade, environmental protection, labor and employment, tax, licensing and others. For example, most U.S. states and non-U.S. jurisdictions in which we operate have licensing laws directed specifically toward the alarm and fire suppression industries. Our security businesses currently rely extensively upon the use of wireline and wireless telephone service to communicate signals. Wireline and wireless telephone companies in the United States are regulated by the federal and state governments. In addition, government regulation of fire safety codes can impact our fire businesses. These and other laws and regulations impact the manner in which we conduct our business, and changes in legislation or government policies can affect our worldwide operations, both favorably and unfavorably. For a more detailed description of the various laws and regulations that affect our business, see Item 1A. Risk Factors—Risks Related to Legal, Regulatory and Compliance Matters and Item 3. Legal Proceedings.
Environmental Matters
We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things, the generation, storage, use and transportation of hazardous materials; emissions or discharges of substances into the environment; and the health and safety of our employees.
Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances or pursuant to indemnifications provided by us in connection with asset disposals. We have received notification from the U.S. Environmental Protection Agency and from state environmental agencies that conditions at a number of sites where we and others disposed of hazardous substances require cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and/or for natural resource damages. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations by us or by other businesses that previously owned or used the properties.
Given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods, the ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict. Based upon our experience, current information regarding known contingencies and applicable laws, we concluded that it is probable that we would incur remedial costs in the range of approximately $74 million to $162 million as of September 27, 2013. As of September 27, 2013, we concluded that the best estimate within this range is approximately $105 million, of which $82 million is included in Accrued and other current liabilities and Accounts payable and $23 million is included in Other liabilities in the Company's Consolidated Balance Sheet. The majority of these liabilities relate to the ongoing remediation efforts at a facility in our Global Products segment located in Marinette, Wisconsin. In view of our financial position and reserves for environmental matters, we believe that any potential payment of such estimated amounts will not have a material adverse effect on our financial position, results of operations or cash flows. For a more detailed description of these liabilities, see Item 3. Legal Proceedings and Note 13 to the Consolidated Financial Statements.
Employees
As of September 27, 2013, we employed approximately 63,000 people worldwide, of which approximately 20,000 were employed in the United States and approximately 43,000 were outside the United States. Approximately 7,000 employees are covered by collective bargaining agreements or works councils and we believe that our relations with the labor unions are generally good.
Available Information
Tyco is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Investors may read and copy any document that Tyco files, including this Annual Report on Form 10-K, at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, from which investors can electronically access Tyco's SEC filings.
Our Internet website is www.tyco.com. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and any amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the exchange act as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. As a Swiss company, we prepare Swiss statutory financial statements, including Swiss consolidated financial statements, on an annual basis. A copy of the Swiss statutory financial statements is distributed along with our annual report to shareholders, and all of the aforementioned reports will be made available to our shareholders upon their request. In addition, we have posted the charters for our Audit Committee, Compensation and Human Resources Committee, and Nominating and Governance Committee, as well as our Board

Governance Principles and Guide to Ethical Conduct, on our website under the headings "About—Board of Directors" and "About—Our People and Values." The annual report to shareholders, charters and principles are not incorporated in this report by reference. We will also provide a copy of these documents free of charge to shareholders upon request.

Item 6.    Selected Financial Data
The following table sets forth selected consolidated financial data of Tyco. This data is derived from Tyco's Consolidated Financial Statements for the years ended September 27, 2013, September 28, 2012, September 30, 2011, September 24, 2010 and September 25, 2009, respectively. Tyco has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2013, 2012, 2010 and 2009 were all 52-week years, while fiscal 2011 was a 53-week year.

	2013	2012 (2)(3)	2011	2010	2009(4)
Consolidated Statements of Operations Data:
Net revenue	$10,114	$9,924	$10,099	$10,628	$10,787
Income (loss) from continuing operations attributable to Tyco common shareholders	432	(415)	543	230	(2,771)
Net income (loss) attributable to Tyco common shareholders(1)	536	472	1,719	1,130	(1,807)
Basic earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	0.93	(0.90)	1.15	0.48	(5.85)
Net income (loss)	1.15	1.02	3.63	2.33	(3.82)
Diluted earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	0.92	(0.90)	1.13	0.47	(5.85)
Net income (loss)	1.14	1.02	3.59	2.31	(3.82)
Cash dividends per share	0.62	0.90	0.99	0.86	0.84
Consolidated Balance Sheet Data (End of Year):
Total assets	$12,176	$12,365	$26,702	$27,066	$25,520
Long-term debt	1,443	1,481	4,105	3,608	3,982
Total Tyco shareholders' equity	5,098	4,994	14,149	14,066	12,926
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(1)
Net income (loss) attributable to Tyco common shareholders for the year 2013 includes income from discontinued operations of $95 million related to ADT Korea. Net income (loss) attributable to Tyco common shareholders for the years 2012, 2011, 2010 and 2009 include income from discontinued operations of $887 million, $1,176 million, $900 million and $964 million, respectively, which is primarily related to ADT, Tyco Flow Control and ADT Korea.

(2)	The decrease in total assets and total Tyco shareholders' equity is due to the distribution of our former North American residential security and flow control businesses.

(3)	The decrease in long-term debt is due to the $2.6 billion redemption of various debt securities in connection with the 2012 Separation. See Note 10 to the Consolidated Financial Statements.

(4)
Income (loss) from continuing operations attributable to Tyco common shareholders for the year ended September 25, 2009 includes goodwill and intangible asset impairment charges of $2.7 billion, which was recorded during the quarter ended March 27, 2009.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
Results of Operations
The following discussion and analysis of the Company's financial condition and results of operations should be read together with the Selected Financial Data and our Consolidated Financial Statements and the related notes included elsewhere in this Annual Report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings "Risk Factors" and "Forward-Looking Information".
Organization
The Consolidated Financial Statements include the consolidated results of Tyco International Ltd., a company organized under the laws of Switzerland, and its subsidiaries (hereinafter collectively referred to as "we", the "Company" or "Tyco"). The financial statements have been prepared in United States dollars ("USD"), in accordance with accounting principles generally accepted in the United States ("GAAP").
We operate and report financial and operating information in the following three segments:

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North America Installation & Services ("NA Installation & Services") designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, institutional and governmental customers in North America.

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Rest of World Installation & Services ("ROW Installation & Services") designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, residential, small business, institutional and governmental customers in the Rest of World ("ROW") regions.

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Global Products designs, manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus and access control and video management systems, for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide, including products installed and serviced by our NA and ROW Installation & Services segments.

We also provide general corporate services to our segments which is reported as a fourth, non-operating segment, Corporate and Other. For the year ended September 30, 2011, Corporate and Other includes the Company's former Electrical and Metal Products business which was divested in the first quarter of 2011. References to the segment data are to the Company's continuing operations.
Certain prior period amounts have been reclassified to conform with current period presentation. Specifically, the Company has reclassified the operations of its South Korean security business to income from discontinued operations in the Consolidated Statements of Operations and the assets and liabilities as held for sale within the Consolidated Balance Sheets as it satisfied the criteria to be presented as discontinued operations. See Note 3 to our Consolidated Financial Statements for additional information.
Business Overview
We are a leading global provider of security products and services, fire detection and suppression products and services and life safety products. We utilize our extensive global footprint of over 1,000 locations, including manufacturing facilities, service and distribution centers, monitoring centers and sales offices, to provide solutions and localized expertise to our global customer base. We provide an extensive range of product and service offerings to over 3 million customers in more than 100 countries through multiple channels. Our revenues are broadly diversified across the United States and Canada (collectively “North America”); Central America and South America (collectively “Latin America”); Europe, the Middle East, and Africa (collectively “EMEA”) and the Asia- Pacific geographic areas. The following chart reflects our fiscal 2013 net revenue by geographic area.

Fiscal 2013 Net Revenue by Geographic Area
Our end-use customers, to whom we may sell directly or through wholesalers, distributors, commercial builders or contractors, are also broadly diversified and include:

•	Commercial customers, including residential and commercial property developers, financial institutions, food service businesses and commercial enterprises;

•	Industrial customers, including companies in the oil and gas, power generation, mining, petrochemical and other industries;

•	Retail customers, including international, regional and local consumer outlets, from national chains to specialty stores;

•	Institutional customers, including a broad range of healthcare facilities, academic institutions, museums and foundations;

•	Governmental customers, including federal, state and local governments, defense installations, mass transportation networks, public utilities and other government-affiliated entities and applications;

•	Residential and small business customers outside of North America, including owners of single family homes and local providers of a wide range of goods and services.
As a global business with a varied customer base and an extensive range of products and services, our operations and results are impacted by global, regional and industry specific factors, and by political factors. Our geographic diversity and the diversity in our customer base and our products and services has helped mitigate the impact of any one industry or the economy of any single country on our consolidated operating results, financial condition and cash flows. Due to the global nature of our business and the variety of our customers, products and services, no single factor is predominantly used to forecast Company results. Rather, management monitors a number of factors to develop expectations regarding future results, including the activity of key competitors and customers, order rates for longer lead time projects, and capital expenditure budgets and spending patterns of our customers. We also monitor trends throughout the commercial and residential fire and security markets, including building codes and fire-safety standards. Our commercial installation businesses are impacted by trends in commercial construction starts, while our residential business, which is located outside of North America, is impacted by new housing starts.

Recent Transactions
Effective September 28, 2012, Tyco completed the spin-offs of The ADT Corporation ("ADT") and Pentair Ltd. (formerly known as Tyco Flow Control International Ltd. ("Tyco Flow Control")), formerly our North American residential security and flow control businesses, respectively, into separate, publicly traded companies in the form of a distribution to Tyco shareholders. Immediately following the spin-off, Pentair, Inc. was merged with a subsidiary of Tyco Flow Control in a tax-free, all-stock merger ("the Merger"), with Pentair Ltd. ("Pentair") succeeding Pentair Inc. as an independent publicly traded company. The distribution was made on September 28, 2012, to Tyco shareholders of record on September 17, 2012. The distributions, the Merger and related transactions are collectively referred to herein as the "2012 Separation". As a result of the distribution, the operations of Tyco's former flow control and North American residential security businesses are classified as discontinued operations in all periods presented.
As a result of the 2012 Separation, we incurred separation related costs during 2013 including professional services, marketing and information technology related costs, and we expect to continue to incur separation related costs during fiscal 2014. During 2012, we incurred separation related costs including debt refinancing, tax restructuring, professional services, restructuring and impairment charges and employee-related costs. During 2013, the Company incurred pre-tax costs related to the 2012 Separation of $69 million recorded within continuing operations and pre-tax gain of $8 million within discontinued operations. During 2012, the Company incurred pre-tax costs related to the 2012 Separation of $561 million recorded within continuing operations and $278 million within discontinued operations. Costs incurred within continuing operations in fiscal 2012 include a charge of $453 million due to the early extinguishment of debt, as the Company refinanced its long-term debt as a result of the 2012 Separation. During fiscal 2013, the Company paid $165 million in separation costs, all of which is included within continuing operations. During fiscal 2012, the Company paid $186 million in separation costs, $18 million of which is included within continuing operations. During fiscal 2011, the Company incurred pre-tax costs related to the 2012 Separation of $24 million recorded within discontinued operations. See Note 2 to the Consolidated Financial Statements.
Results of Operations
Consolidated financial information is as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Net revenue	$10,114	$9,924	$10,099	(1)
Net revenue growth (decline)	1.9%	(1.7)%	NA
Organic revenue growth	1.0%	2.2%	NA
Operating income	$698	$575	$887	(2)
Operating margin	6.9%	5.8%	8.8%
Interest income	$16	$18	$26
Interest expense	100	209	240
Other expense, net	29	454	5
Income tax expense	(108)	(320)	(112)
Equity loss in earnings of unconsolidated subsidiaries	(48)	(26)	(12)
Income (loss) from continuing operations attributable to Tyco common shareholders	432	(415)	543
_______________________________________________________________________________

(1)	Net revenue includes $347 million for 2011 related to the Company's former Electrical and Metal Products business which was sold during the first quarter of fiscal 2011.

(2)
Operating income includes $7 million for 2011 related to the Company's former Electrical and Metal Products business, which was sold during the first quarter of fiscal 2011. Additionally, operating income for 2011 includes a $248 million net gain on that sale.

Net Revenue:
Fiscal 2013
Net revenue for the year ended September 27, 2013 increased by $190 million, or 1.9%, to $10,114 million as compared to net revenue of $9,924 million for the year ended September 28, 2012. On an organic basis, net revenue grew by $94 million, or 1.0%, year over year, primarily as a result of revenue growth in our Global Products segment, partially offset by a decline in our NA Installation & Services segment driven by our security business. Net revenue was favorably impacted by acquisitions of $168 million, or 1.7%, primarily within our ROW Installation & Services and Global Products segments. Changes in foreign currency exchange rates, primarily in our ROW Installation & Services segment, unfavorably impacted net revenue by $73 million, or 0.7%. Net revenue growth was also unfavorably impacted by divestitures of $38 million, or 0.4%, primarily in our NA Installation & Services segment.
Fiscal 2012
Net revenue for the year ended September 28, 2012 decreased by $175 million, or 1.7%, to $9,924 million as compared to net revenue of $10,099 million for the year ended September 30, 2011. On an organic basis, net revenue grew by $210 million, or 2.2% year over year, primarily driven by our Global Products segment and to a lesser extent, our ROW Installation & Services segment. Net revenue was unfavorably impacted by the net impact of acquisitions and divestitures of $71 million, or 0.7%, primarily due to the sale of a majority interest the Company's former Electrical and Metal Products business, which contributed $347 million of net revenue during the year ended September 30, 2011, partially offset by the acquisitions of Chemguard and Visonic within the Company's Global Products segment. Unfavorable changes in foreign currency exchange rates impacted net revenue by $210 million, or 2.1%. In addition, because the Company's fiscal year ends on the last Friday in September, fiscal 2012 consisted of 52 weeks as compared to 53 weeks in fiscal 2011. As a result, fiscal year 2011 includes an estimated $94 million of revenue from the additional week.
Operating Income:
Operating income for the year ended September 27, 2013 increased $123 million, or 21.4%, to $698 million, as compared to operating income of $575 million for the year ended September 28, 2012. Operating income for the year ended September 27, 2013 was favorably impacted by our net revenue growth, a smaller corporate footprint as a result of the 2012 Separation, as well as operational improvements in the NA Installation & Services and Global Products segments. Operating income for the year ended September 27, 2013 was also favorably impacted by a $99 million decline in net asbestos charges. Operating income for the year ended September 27, 2013 was unfavorably impacted by an $83 million increase in environmental remediation charges as well as an increase in restructuring and repositioning charges. Operating income for the year ended September 27, 2013 was also unfavorably impacted by a charge of $27 million resulting from the write-off of an insurance receivable that had been established in respect of a legacy claim. See Note 13 to our Consolidated Financial Statements for further information on our asbestos, environmental and legacy legal matters.
Operating income for the year ended September 28, 2012 decreased $312 million, or 35.2%, to $575 million, as compared to operating income of $887 million for the year ended September 30, 2011. Operating income for the year ended September 28, 2012 declined primarily due to the net gain on divestitures of $224 million that was recognized in the prior year, primarily related to a $248 million net gain related to the sale of a majority interest in the Company's former Electrical and Metal products business.
Items impacting operating income for fiscal 2013, 2012 and 2011 are as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Restructuring, repositioning and asset impairment charges	$131	$104	$78
Environmental remediation costs - Marinette	100	17	11
Asbestos related charges	12	111	10
Loss (gain) on divestitures	20	14	(224)	(1)
Separation costs	69	75	—
Legacy legal charges	27	46	20
Former management compensation reversal	—	(50)	—
Acquisition and integration costs	4	9	5
Notes receivable write-off	—	—	5
_______________________________________________________________________________

(1)	Includes a $248 million net gain on the divestiture of a majority interest in the Electrical and Metal Products business.

We continue to identify and pursue opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies across our businesses. Additionally, we initiated certain global actions during fiscal 2013 designed to reduce our cost structure and improve future profitability by streamlining operations and better aligning functions, which we refer to as repositioning actions. The Company expects to incur approximately $75 million to $100 million of restructuring and repositioning charges in fiscal 2014. See Note 4 to the Consolidated Financial Statements.
Income (loss) from continuing operations attributable to Tyco common shareholders:
Interest Income and Expense
Interest income was $16 million in 2013, as compared to $18 million and $26 million in 2012 and 2011, respectively. Interest income decreased in 2013 primarily due to decreased investment yields compared to 2012 and 2011.
Interest expense was $100 million in 2013, as compared to $209 million and $240 million in 2012 and 2011, respectively. The weighted-average interest rate on total debt outstanding was 6.5% as of both September 27, 2013 and September 28, 2012 and 5.9% as of September 30, 2011. The decreases in interest expense and fluctuations in the weighted-average interest rate are primarily related to savings realized from the $2.6 billion debt redemptions in 2012 and from the replacement of higher coupon notes with lower coupon notes during 2011. See Note 10 to the Consolidated Financial Statements.
Other Expense, Net
Other expense, net was $29 million in 2013, as compared to $454 million and $5 million in 2012 and 2011, respectively. Other expense, net decreased in 2013 due to the loss on extinguishment of debt of $453 million that was recorded during 2012.
Effective Income Tax Rate
Our effective income tax rate was 18.5% during the year ended September 27, 2013. Our effective tax rate is affected by the mix of jurisdictions in which income is earned. Our effective tax rate for the year was favorably impacted by the impact on taxes of the environmental remediation charges incurred during the second quarter of 2013, partially offset by Tax Sharing Agreement adjustments incurred throughout the year and enacted tax law changes in the fourth quarter of 2013.
Our effective income tax rate for the year ended September 28, 2012 was not meaningful primarily as a result of separation related charges which were incurred for which no tax benefit was recognized, as well as a valuation allowance of $235 million recorded due to net operating loss carryforwards which we do not expect to realize in future periods. Additionally, our effective income tax rate for the year ended September 28, 2012 was impacted by enacted tax law changes, favorable audit resolutions in multiple jurisdictions and a non-recurring item generating a tax benefit.
Our effective income tax rate was 16.8% during the year ended September 30, 2011. The effective income tax rate was impacted by a tax charge recorded in conjunction with the sale of a majority interest in our Electrical and Metal Products business during the first quarter of 2011. The effective income tax rate was positively impacted by favorable audit resolutions in multiple jurisdictions during 2011.
The rate can vary from period to period due to discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors, such as the geographic mix of income before taxes.
The valuation allowance for deferred tax assets of $1.9 billion and $1.8 billion as of September 27, 2013 and September 28, 2012, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. Specifically, the valuation allowance as of September 27, 2013 and September 28, 2012 includes separation related charges associated with the early extinguishment of debt which further increased a net operating loss carryforward which the Company does not expect to realize in future periods. The valuation allowance was calculated and recorded when the Company determined that it was more-likely-than-not that all or a portion of our deferred tax assets would not be realized. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on the Company's Consolidated Balance Sheets.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. Substantially all of these potential tax liabilities are recorded in other liabilities in the Consolidated Balance Sheets as payment is not expected within one year.

Equity Loss in Earnings of Unconsolidated Subsidiaries
Equity loss in earnings of unconsolidated subsidiaries in 2013, 2012 and 2011 reflects our share of Atkore International Group Inc.'s ("Atkore") net loss which is accounted for under the equity method of accounting. Included in Equity loss in earnings of unconsolidated subsidiaries for the year ended September 27, 2013 is a $21 million charge reflecting our share of asset impairment charges recorded by Atkore, primarily related to its impairment of long lived assets in Brazil.
Key items impacting income (loss) from continuing operations attributable to Tyco common shareholders for fiscal 2013, 2012 and 2011 are as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Loss on extinguishment of debt (see Note 10 to the Consolidated Financial Statements)	$—	$453	$—
2012 Tax Sharing Agreement loss (see Note 6 to the Consolidated Financial Statements)	32	—	—
Tyco share of Atkore impairment	21	—	—

Segment Results
The following chart reflects our net revenue by operating segment, as well as the percent of net revenue by operating segment, for fiscal 2013, 2012 and 2011, respectively.
The above chart does not include net revenue related to the Company's former Electrical and Metal Products business which was divested in the first quarter of fiscal 2011, which has been included within Corporate & Other. In 2011, this represents $347 million or 3.4% of net revenue.
The segment discussions that follow describe the significant factors contributing to the changes in results for each of our segments included in continuing operations.

NA Installation & Services
NA Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, institutional and governmental customers in North America.
Financial information for NA Installation & Services for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 were as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Net revenue	$3,891	$3,962	$4,022
Net revenue decline	(1.8)%	(1.5)%	NA
Organic revenue decline	(1.1)%	(0.3)%	NA
Operating income	$388	$374	$425
Operating margin	10.0%	9.4%	10.6%
The change in net revenue compared to the prior periods is attributable to the following:

Factors Contributing to Year-Over-Year Change	Fiscal 2013 Compared to Fiscal 2012	Fiscal 2012 Compared to Fiscal 2011
Organic revenue decline	$(45)	$(12)
Acquisitions	7	4
Divestitures	(28)	—
Impact of foreign currency	(3)	(10)
Other	(2)	(42)
Total change	$(71)	$(60)
Net revenue decreased $71 million, or 1.8%, to $3,891 million for the year ended September 27, 2013 as compared to $3,962 million for the year ended September 28, 2012. Organic revenue decline for the year ended September 27, 2013 was primarily driven by a decline in revenue in the North America security business as a result of the non-residential construction market and project selectivity, partially offset by increased service revenue growth in our North America fire business. Net revenue was unfavorably impacted by $28 million, or 0.7%, primarily due to the divestiture of our North America guarding business in the third quarter of fiscal 2013.
Net revenue decreased $60 million, or 1.5%, to $3,962 million for the year ended September 28, 2012 as compared to $4,022 million for the year ended September 30, 2011. Organic revenue decline for the year ended September 28, 2012 was driven by slow non-residential market growth as well as installation project selectivity in the North America security business, partially offset by increased service revenue. Net revenue for the year ended September 28, 2012 was impacted by the 53rd week of revenue during fiscal 2011, which is included within Other above.
Operating Income
Operating income for the year ended September 27, 2013 increased $14 million, or 3.7%, to $388 million, as compared to operating income of $374 million for the year ended September 28, 2012. Operating income for the year ended September 27, 2013 increased due to a higher mix of service revenue and efficiencies gained through improved installation execution and project selectivity in the North America security business. Additionally, the year ended September 28, 2012 included a charge of $29 million for the settlement of an ERISA partial withdrawal liability assessment. These items were partially offset by unfavorable impacts due to separation costs as well as dis-synergy costs related to the 2012 separation.
Operating income for the year ended September 28, 2012 decreased $51 million, or 12.0%, to $374 million, as compared to operating income of $425 million for the year ended September 30, 2011. Operating income for the year ended September 28, 2012 declined due to restructuring and asset impairment charges related to organizational realignment.

Key items impacting operating income for fiscal 2013, 2012 and 2011 are as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Separation costs	$49	$2	$—
Restructuring, repositioning and asset impairment charges, net	36	45	7
Legacy legal charges	—	29	—
ROW Installation & Services:
ROW Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, residential, small business, institutional and governmental customers in our Continental Europe, United Kingdom, Asia, Pacific and Growth Markets regions, which are collectively our ROW regions.
Financial information for ROW Installation & Services for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 were as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Net revenue	3,884	$3,862	$3,976
Net revenue growth (decline)	0.6%	(2.9)%	NA
Organic revenue growth	0.2%	1.1%	NA
Operating income	$322	$346	$310
Operating margin	8.3%	9.0%	7.8%
The change in net revenue compared to the prior periods is attributable to the following:

Factors Contributing to Year-Over-Year Change	Fiscal 2013 Compared to Fiscal 2012	Fiscal 2012 Compared to Fiscal 2011
Organic revenue growth	$6	$44
Acquisitions	93	105
Divestitures	(10)	(67)
Impact of foreign currency	(67)	(162)
Other	—	(34)
Total change	$22	$(114)
Net revenue increased $22 million, or 0.6%, to $3,884 million for the year ended September 27, 2013 as compared to $3,862 million for the year ended September 28, 2012. Organic revenue growth for the year ended September 27, 2013 was driven by service revenue growth in Growth Markets and Asia, partially offset by declines in our Pacific region. The growth in service revenue was offset by a decrease in installation revenue, particularly in Continental Europe and the United Kingdom offset by an increase in Growth Markets. Net revenue was favorably impacted by the impact of acquisitions of $93 million, or 2.4%, primarily due to the acquisitions within the United Kingdom and our Pacific regions during fiscal 2013 as well as acquisitions in Asia during fiscal 2012. Net revenue was unfavorably impacted by the impact of divestitures of $10 million, or 0.3%. Changes in foreign currency exchanges rates unfavorably impacted net revenue by $67 million, or 1.7%.
Net revenue decreased $114 million, or 2.9%, to $3,862 million for the year ended September 28, 2012 as compared to $3,976 million for the year ended September 30, 2011. Organic revenue growth for the year ended September 28, 2012 was driven by increased revenue in Asia and Growth Markets, partially offset by continued softness in Continental Europe and the United Kingdom. Net revenue for the year ended September 28, 2012 was impacted by the 53rd week of revenue during fiscal 2011, which is included within Other above.

Operating Income
Operating income for the year ended September 27, 2013 decreased $24 million, or 6.9%, to $322 million, as compared to operating income of $346 million for the year ended September 28, 2012. Operating income for the year ended September 27, 2013 decreased primarily due to an increase in restructuring charges and loss on divestitures, partially offset by our continued focus on increasing higher margin service revenue, as well as the benefit of ongoing cost saving initiatives.
Operating income for the year ended September 28, 2012 increased $36 million, or 11.6%, to $346 million, as compared to operating income of $310 million for the year ended September 30, 2011. Operating income for the year ended September 28, 2012 improved primarily due to increased price focus on higher margin products and services, as well as the benefit of ongoing cost containment and restructuring savings in most regions.
Key items impacting operating income for fiscal 2013, 2012 and 2011 are as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Restructuring, repositioning and asset impairment charges, net	$64	$36	$64
Loss on divestitures	14	7	29
Acquisition and integration costs	2	4	4
Global Products:
Global Products designs, manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus and access control and video management systems, for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide, including products installed and serviced by our NA and ROW Installation & Services segments.
Financial information for Global Products for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 were as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Net revenue	$2,339	$2,100	$1,754
Net revenue growth	11.4%	19.7%	NA
Organic revenue growth	6.3%	10.1%	NA
Operating income	$307	$353	$295
Operating margin	13.1%	16.8%	16.8%
The change in net revenue compared to the prior periods is attributable to the following:

Factors Contributing to Year-Over-Year Change	Fiscal 2013 Compared to Fiscal 2012	Fiscal 2012 Compared to Fiscal 2011
Organic revenue growth	$133	$178
Acquisitions	68	221
Impact of foreign currency	(3)	(38)
Other	41	(15)
Total change	$239	$346
Net revenue increased $239 million, or 11.4%, to $2,339 million for the year ended September 27, 2013 as compared to $2,100 million for the year ended September 28, 2012. Organic revenue growth for the year ended September 27, 2013 was driven by growth across all three of our product platforms. Net revenue was favorably impacted by acquisitions of $68 million, or 3.2%, primarily due to acquisitions within our fire and security products businesses during fiscal 2013 and 2012. Net revenue was also favorably impacted by contractual revenue from ADT under the 2012 Separation and Distribution Agreement of $39 million or 1.9%, included within Other above.
Net revenue increased $346 million, or 19.7%, to $2,100 million for the year ended September 28, 2012 as compared to $1,754 million for the year ended September 30, 2011. Organic revenue growth for the year ended September 28, 2012 was driven by continued growth from existing product lines, expansion in key verticals and introduction of new products. Net revenue for the year ended September 28, 2012 was impacted by the 53rd week of revenue during fiscal 2011 included within Other above.
Operating Income
Operating income for the year ended September 27, 2013 decreased $46 million, or 13.0%, to $307 million, as compared to operating income of $353 million for the year ended September 28, 2012. Operating income for the year ended September 27, 2013 was unfavorably impacted by charges of $100 million recorded in the first half of fiscal 2013 for additional environmental remediation activities planned for a facility located in Marinette, Wisconsin. See Note 13 to our Consolidated Financial Statements for further information. Our operating income for the year ended September 27, 2013 was favorably impacted by net revenue growth and operational improvements partially offset by additional investments in research and development and sales and marketing costs.
Operating income for the year ended September 28, 2012 increased $58 million, or 19.7%, to $353 million, as compared to operating income of $295 million for the year ended September 30, 2011. Operating income for the year ended September 28, 2012 improved primarily due to increased volume, price discipline to offset commodity inflationary pressures, integration of acquisitions, the benefit of continued investment in research and development and the benefit of ongoing cost containment and restructuring savings. These benefits were partially offset by additional environmental remediation costs.
Key items impacting operating income for fiscal 2013, 2012 and 2011 are as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Environmental remediation costs - Marinette	$100	$17	$11
Restructuring, repositioning and asset impairment charges, net	12	10	(7)
Acquisition and integration costs	2	4	1
Corporate and Other
Corporate expense decreased $179 million, or 35.9%, to $319 million for the year ended September 27, 2013 as compared to $498 million for the year ended September 28, 2012. The decrease in Corporate expense for the year ended September 27, 2013 was primarily due to a smaller corporate footprint as a result of the 2012 Separation as well as lower separation costs. Corporate expense also decreased due to a decline in net asbestos charges to $12 million in the year ended September 27, 2013 from $111 million in the prior year period. The net asbestos charges for the year ended September 27, 2013 primarily relate to the Yarway Corporation, one of the Company's indirect subsidiaries, which filed for bankruptcy protection during the third quarter of fiscal 2013. The net asbestos charges during the year ended September 28, 2012 were primarily due to the Company revising its look-back period for historical claim experience for the past five years to the past three years, as well as its look-forward period related to the projection of future claims from seven years to fifteen years. The decreases in Corporate expense were partially offset by a charge of $27 million resulting from the write-off of an insurance receivable that had been established in respect of a legacy claim as well as a net benefit in the prior year period of approximately $33 million, primarily resulting from the reversal of a compensation reserve established in respect of legacy litigation with former management. See Note 13 to the Consolidated Financial Statements for additional information related to our asbestos and legacy legal matters.
Corporate expense increased $355 million, or 248.3%, to $498 million for the year ended September 28, 2012 as compared to an expense of $143 million for the year ended September 30, 2011. The increase in corporate expense was primarily due to the net gain on divestiture of $253 million during the year ended September 30, 2011 as a result of the divestiture of a majority interest in the Company's former Electrical and Metal Products business in fiscal 2011. Corporate expense was favorably impacted by cost containment initiatives during the year ended September 28, 2012.

Key items included in corporate expense for fiscal 2013, 2012 and 2011 are as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Legacy legal charges	$27	$17	$20
Separation costs	20	70	—
Restructuring, repositioning and asset impairment charges	19	13	14
Asbestos related charges	12	111	10
Loss (gain) on divestitures	5	7	(253)
Former management compensation reversal	—	(50)	—
Notes receivable write-off	—	—	5
Critical Accounting Policies and Estimates
The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.
Depreciation and Amortization Methods for Security Monitoring-Related Assets—Tyco considers assets related to the acquisition of new customers in its electronic security business in three asset categories: internally generated residential subscriber systems outside of North America, internally generated commercial subscriber systems (collectively referred to as subscriber system assets) and customer accounts acquired through the ADT dealer program primarily outside of North America (referred to as dealer intangibles). Subscriber system assets include installed property, plant and equipment for which Tyco retains ownership and deferred costs directly related to the customer acquisition and system installation. Subscriber system assets and any deferred revenue resulting from the customer acquisition are accounted for over the expected life of the subscriber. In certain geographical areas where the Company has a large number of customers that behave in a similar manner over time, the Company accounts for subscriber system assets and related deferred revenue using pools, with separate pools for the components of subscriber system assets and any related deferred revenue based on the month and year of acquisition. The Company depreciates its pooled subscriber system assets and related deferred revenue using an accelerated method with lives up to 15 years. The accelerated method utilizes declining balance rates based on geographical area ranging from 135% to 360% for commercial subscriber pools and dealer intangibles and converts to a straight line methodology when the resulting depreciation charge is greater than that from the accelerated method. The Company uses a straight-line method with a 14-year life for non-pooled subscriber system assets (primarily in Europe, Latin America and Asia) and related deferred revenue, with remaining balances written off upon customer termination.
Revenue Recognition—Contract sales for the installation of fire protection systems, large security intruder systems and other construction-related projects are recorded primarily under the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related total cost of the project at completion. The risk of this methodology is its dependence upon estimates of costs at completion, which are subject to the uncertainties inherent in long-term contracts. Provisions for anticipated losses are made in the period in which they become determinable.
Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. We assess our revenue arrangements to determine the appropriate units of accounting. When ownership of the system is transferred to the customer, each deliverable provided under the arrangement is considered a separate unit of accounting. Revenues associated with sale of equipment and related installations are recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services are recognized as services are rendered. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable will be based on Vendor Specific Objective Evidence ("VSOE") if available, Third Party Evidence ("TPE") if VSOE is not available, or estimated selling price if neither VSOE or TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

Product discounts granted are based on the terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.
Loss Contingencies—Accruals are recorded for various contingencies including legal proceedings, self-insurance and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, the Company records receivables from third party insurers when recovery has been determined to be probable.
Asbestos-Related Contingencies and Insurance Receivables—We and certain of our subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. We estimate the liability and corresponding insurance recovery for pending and future claims and defense costs based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made in the future during a defined period of time (the look-forward period). On a quarterly basis, the Company assesses the sufficiency of its estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. The Company also evaluates the recoverability of its insurance receivable on a quarterly basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.
In connection with the recognition of liabilities for asbestos-related matters, we record asbestos-related insurance recoveries that are probable. The estimate of asbestos-related insurance recoveries represents estimated amounts due to us for previously paid and settled claims and the probable reimbursements relating to estimated liability for pending and future claims. In determining the amount of insurance recoverable, we consider available insurance, allocation methodologies, solvency and creditworthiness of the insurers. See Note 13 to the Consolidated Financial Statements for a discussion on management's judgments applied in the recognition and measurement of asbestos-related assets and liabilities.
Insurable Liabilities—The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. Certain insurable liabilities are discounted using a risk-free rate of return when the pattern and timing of the future obligation is reliably determinable. The Company records receivables from third party insurers when recovery has been determined to be probable.
Income Taxes—In determining taxable income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.
In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.
We currently have recorded valuation allowances that we will maintain until it is more-likely-than-not the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including but not limited to any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.
Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on the Company's deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company's financial condition, results of operations or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.
Goodwill and Indefinite-Lived Intangible Asset Impairments—Goodwill and indefinite-lived intangible assets are assessed for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable market transactions (to the extent available), other market data and the Company's overall market capitalization.
We elected to make the first day of the fourth quarter the annual impairment assessment date for all goodwill and indefinite-lived intangible assets. In the first step of the goodwill impairment test, we compare the fair value of a reporting unit with its carrying amount. Fair value for the goodwill impairment test is determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital for market participants. A market approach, utilizing observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available), is used to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired and further tests are performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied fair value of a reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. If the carrying amount of a reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.
We recorded no goodwill impairments in conjunction with our annual goodwill impairment assessment performed during the fourth quarter of fiscal 2013.
Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the aforementioned reporting units may include such items as follows:

•	A prolonged downturn in the business environment in which the reporting units operate (i.e. sales volumes and prices) especially in the commercial construction and retailer end markets;

•	An economic recovery that significantly differs from our assumptions in timing or degree;

•	Volatility in equity and debt markets resulting in higher discount rates; and

•	Unexpected regulatory changes.
While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine if an impairment charge would result or if such a charge would be material.
Long-Lived Assets—Asset groups held and used by the Company, including property, plant and equipment and amortizable intangible assets, are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset group may not be fully recoverable. Tyco performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Tyco groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairments to long-lived assets to be disposed of are recorded based upon the fair value less cost to sell of the applicable assets. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Since judgment is involved in determining the fair value and useful lives of long-lived assets, there is a risk that the carrying value of our long-lived assets may be overstated or understated.
Pension and Postretirement Benefits—Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions resulting in actuarial gains and losses. For active plans, such actuarial gains and losses will be amortized over the average expected service period of the participants and in the case of inactive plans over the average remaining life expectancy of participants. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase the present value of pension obligations by approximately $79 million and increase our annual pension expense by approximately $2 million. We consider the relative weighting of plan assets by class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions in determining the expected long-term return on plan assets. A 25 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $5 million.
Liquidity and Capital Resources
A fundamental objective of the Company is to have sufficient liquidity, balance sheet strength, and financial flexibility to fund the operating and capital requirements of its core businesses around the world. The primary source of funds to finance our operations and capital expenditures is cash generated by operations. In addition, we maintain a commercial paper program, have access to a committed revolving credit facility and have access to equity and debt capital from public and private sources. We continue to balance our operating, investing and financing uses of cash through investments and acquisitions in our core businesses, dividends and share repurchases. In addition, we believe our cash position, amounts available under our credit facility, commercial paper program and cash provided by operating activities will be adequate to cover our operational and business needs in the foreseeable future.
As of September 27, 2013 and September 28, 2012, our cash and cash equivalents, short- and long-term debt, and Tyco shareholder's equity are as follows:

	As of
($ in millions)	September 27, 2013	September 28, 2012
Cash and cash equivalents	$563	$844
Total debt	$1,463	$1,491
Shareholders' equity	$5,098	$4,994
Total debt as a % of total capital	22.3%	23.0%
The Company expects to pay (i) approximately $100 million, within the next 12 months, to settle intercompany liabilities due to Yarway and (ii) $163 million to settle certain pre-2012 Separation related tax liabilities. Although the timing and amounts of these payments are subject to a number of uncertainties, the Company expects to issue up to $500 million of long-term debt throughout fiscal 2014 to ensure that sufficient funds are available on a cost-effective basis for these and other general corporate purposes. See Notes 13 and 6, respectively, to the Consolidated Financial Statements.
Sources and uses of cash
In summary, our cash flows from operating, investing, and financing from continuing operations for fiscal 2013, 2012 and 2011 were as follows:

	For the Years Ended
($ in millions)	September 27, 2013	September 28, 2012	September 30, 2011
Net cash provided by operating activities	$678	$542	$491
Net cash (used in) provided by investing activities	(546)	(470)	37
Net cash used in financing activities	(402)	(461)	(866)

Cash flow from operating activities
Cash flow from operating activities can fluctuate significantly from period to period as working capital needs and the timing of payments for items such as restructuring activities, pension funding, income taxes and other items impact reported cash flow.
The net change in working capital decreased operating cash flow by $399 million in 2013. The significant changes in working capital included a $226 million decrease in accrued expenses and other current liabilities, an $83 million increase in accounts receivable, and a $35 million increase in inventories, partially offset by an $52 million decrease in prepaid expenses and other current assets.
The net change in working capital decreased operating cash flow by $492 million in 2012. The significant changes in working capital included a $179 million decrease in income taxes payable, an $80 million decrease in accrued expenses and other current liabilities, a $125 million increase in accounts receivable, an $86 million increase in prepaid expenses and other current assets and a $73 million increase in inventories.
The net change in working capital decreased operating cash flow by $367 million in 2011. The significant changes in working capital included a $221 million decrease in accrued and other liabilities, a $52 million increase in accounts receivable, a $39 million increase in inventories and a $34 million decrease in accounts payable.
During 2013, 2012 and 2011, we paid approximately $81 million, $89 million and $89 million, respectively, in cash related to restructuring activities. See Note 4 to our Consolidated Financial Statements for further information regarding our restructuring activities.
In connection with the 2012 Separation, we paid $165 million, $18 million and nil in separation costs during 2013, 2012 and 2011, respectively.
During 2013, 2012 and 2011, we made environmental remediation payments related to environmental remediation activities for a facility located in Marinette, Wisconsin, of $51 million, $10 million and $5 million, respectively.
During the years ended September 27, 2013, September 28, 2012 and September 30, 2011 we made required contributions of $50 million, $81 million and $52 million, respectively, to our U.S. and non-U.S. pension plans. We also made voluntary contributions of nil during the years ended September 27, 2013 and September 28, 2012 and approximately $12 million during the year ended September 30, 2011 to our U.S. plans. The Company anticipates that it will contribute at least the minimum required to its pension plans in 2014 of $25 million for the U.S. plans and $28 million for non-U.S. plans.
Income taxes paid, net of refunds, related to continuing operations were $134 million, $129 million and $106 million in 2013, 2012 and 2011, respectively.
Net interest paid related to continuing operations were $80 million, $202 million and $196 million in 2013, 2012 and 2011, respectively.
Cash flow from investing activities
Cash flows related to investing activities consist primarily of cash used for capital expenditures and acquisitions, and proceeds derived from divestitures of businesses and assets.
We made capital expenditures of $271 million, $295 million and $273 million during 2013, 2012 and 2011, respectively. The level of capital expenditures in fiscal year 2014 is expected to exceed the spending levels in fiscal year 2013 and is also expected to exceed depreciation expense.
During 2013, we paid cash for acquisitions included in continuing operations totaling $229 million, net of $9 million cash acquired, which primarily related to the acquisition of Exacq Technologies within our Global Products segment. During 2012, we paid cash for acquisitions included in continuing operations totaling $217 million, net of cash acquired of $17 million, which primarily related to the acquisition of Visonic Ltd. within our Global Products segment. During 2011, we paid cash for acquisitions included in continuing operations totaling $353 million, net of cash acquired of $3 million, which primarily related to the acquisitions of Signature Security Group within our ROW Installation & Services segment and Chemguard within our Global Products segment.
During 2013 and 2011, we received cash proceeds, net of cash divested, of $17 million and $709 million, respectively, for divestitures. During 2012, cash paid related to divestitures was $5 million. The cash proceeds in 2011 primarily related to the sale of a majority interest in our Electrical and Metal Products business of $713 million. See Note 3 to our Consolidated Financial Statements for further information.

We maintain captive insurance companies to manage certain of our insurable liabilities. The captive insurance companies hold certain investment accounts for the purposes of providing collateral for our insurable liabilities. During the year ended September 27, 2013, our captive insurance companies made net purchases of investments of $45 million and during the years ended September 28, 2012 and September 30, 2011, our captive insurance companies made net sales of investments of $41 million and $26 million, respectively.
Cash flow from financing activities
Cash flows from financing activities relate primarily to proceeds received from incurring debt and issuing stock, and cash used to repay debt, repurchase stock and make dividend payments to shareholders.
During the fourth quarter of 2012, in connection with the Separation, Tyco and its finance subsidiary, Tyco International Finance S.A. ("TIFSA"), redeemed various debt securities maturing from 2013 to 2023 issued by TIFSA and/or Tyco, in an aggregate principal amount of $2.6 billion. See Note 10 to our Consolidated Financial Statements for further information.
On June 22, 2012, TIFSA, as the Borrower, and the Company as the Guarantor, entered into a Five-Year Senior Unsecured Credit Agreement providing for revolving credit commitments in the aggregate amount of $1.0 billion (the "2012 Credit Agreement"). In connection with entering into the 2012 Credit Agreement, TIFSA and the Company terminated the existing Four-Year Senior Unsecured Credit Agreement, dated March 24, 2011, which provided for revolving credit commitments in the aggregate amount of $750 million. Additionally, the Company's Five-Year Senior Unsecured Credit Agreement, dated April 25, 2007, terminated on September 28, 2012.
As a result of entering into the 2012 Credit Agreement and the terminations described above, we had total commitments as of September 27, 2013 of $1.0 billion under our revolving credit facility. As of September 27, 2013, there were no amounts drawn under this revolving credit facility.
TIFSA's revolving credit facility contains customary terms and conditions, and financial covenants that limit the ratio of our debt to earnings before interest, taxes, depreciation, and amortization and that limit our ability to incur subsidiary debt or grant liens on our property. Our indentures contain customary covenants including limits on negative pledges, subsidiary debt and sale/leaseback transactions. None of these covenants are considered restrictive to our business.
During 2013 and 2012, TIFSA issued commercial paper to U.S. institutional accredited investors and qualified institutional buyers. Borrowings under the commercial paper program are available for general corporate purposes. As of September 27, 2013 and September 28, 2012, TIFSA had no commercial paper outstanding. The maximum aggregate amount of unsecured commercial paper notes available to be issued, on a private placement basis, under the commercial paper program is $1 billion as of September 27, 2013.
On January 12, 2011, TIFSA issued $250 million aggregate principal amount of 3.75% notes due on January 15, 2018 (the "2018 Notes") and $250 million aggregate principal amount of 4.625% notes due on January 15, 2023 (the "2023 Notes"), which are fully and unconditionally guaranteed by the Company. TIFSA received net cash proceeds of approximately $494 million. The net proceeds, along with other available funds, were used to fund the repayment of all of our outstanding 6.75% notes due in February 2011 with a principal amount of $516 million. $183 million aggregate principal amount of the 2018 Notes and $208 million aggregate principal amount of the 2023 Notes were redeemed in the fourth quarter of 2012, in connection with the Separation, as described above.
Pursuant to our share repurchase program, we may repurchase Tyco shares from time to time in open market purchases at prevailing market prices, in negotiated transactions off the market, or pursuant to an approved trading plan in accordance with applicable regulations. In January 2013, the Company's Board of Directors approved an additional $600 million in share repurchase authority. During the year ended September 27, 2013, we repurchased approximately 10 million common shares for approximately $300 million under our 2011 and 2013 share repurchase programs, which completed the 2011 program. During the year ended September 28, 2012, we repurchased approximately 11 million common shares for approximately $500 million under the 2011 share repurchase program. During the year ended September 30, 2011, we repurchased approximately 30 million common shares for approximately $1.3 billion under the 2011, 2010 and 2008 share repurchase programs, which completed both the 2010 and 2008 programs.
On March 6, 2013, our shareholders approved a cash dividend of $0.64 per common share payable to shareholders in four quarterly installments of $0.16 in May 2013, August 2013, November 2013 and February 2014. On March 7, 2012, our shareholders approved a cash dividend of $0.50 per common share payable to shareholders in two quarterly installments of $0.25 each on May 23, 2012 and August 22, 2012. Additionally, on September 17, 2012, our shareholders approved another cash dividend of $0.30 per common share payable to shareholders in two quarterly installments of $0.15 per share to be paid November 15, 2012 and February 20, 2013. The $0.30 dividend reflects the impact of the 2012 Separation on the Company's dividend policy. During fiscal 2013, 2012 and 2011, we paid cash dividends of approximately $288 million, $461 million and $458 million, respectively. See Note 15 to our Consolidated Financial Statements for further information.
Management believes that cash generated by or available to us should be sufficient to fund our capital and operational business needs for the foreseeable future, including capital expenditures, quarterly dividend payments and share repurchases.
Commitments and Contingencies
For a detailed discussion of contingencies related to tax and litigation matters and governmental investigations, see Notes 6 and 13 to our Consolidated Financial Statements.
Contractual Obligations
Contractual obligations and commitments for debt, minimum lease payment obligations under non-cancelable operating leases and purchase obligations as of September 27, 2013 are as follows ($ in millions):

	Fiscal Year
	2014	2015	2016	2017	2018	Thereafter	Total
Debt principal(1)	$—	$—	$258	$—	$67	$1,111	$1,436
Interest payments(2)	93	93	88	84	83	129	570
Operating leases	158	128	107	75	29	40	537
Purchase obligations(3)	334	64	42	21	—	20	481
Total contractual cash obligations(4)	$585	$285	$495	$180	$179	$1,300	$3,024
_______________________________________________________________________________

(1)	Debt principal consists of the aggregate principal amount of our public debt outstanding, excluding debt discount, swap activity and interest.

(2)	Interest payments consist of interest on our fixed interest rate debt.

(3)	Purchase obligations consist of commitments for purchases of goods and services.

(4)
Other long-term liabilities excluded from the above contractual obligation table primarily consist of the following: pension and postretirement costs (see Note 14 to the Consolidated Financial Statements), income taxes (see Note 6 to the Consolidated Financial Statements), contingent consideration (see Note 5 to the Consolidated Financial Statements), warranties (see Note 11 to the Consolidated Financial Statements) and environmental liabilities (see Note 13 to the Consolidated Financial Statements). We are unable to estimate the timing of payment for these items due to the inherent uncertainties related to these obligations. However, the minimum required contributions to our pension plans are expected to be approximately $53 million in 2014 and we do not expect to make any material contributions in 2014 related to postretirement benefit plans.

As of September 27, 2013 we recorded gross unrecognized tax benefits of $256 million and gross interest and penalties of $39 million. We are unable to make a reasonably reliable estimate of the timing for the remaining payments in future years; therefore, such amounts have been excluded from the above contractual obligation table. However, based on the current status of our income tax audits, we believe that it is reasonably possible that between nil and $30 million in unrecognized tax benefits may be resolved in the next twelve months. Although the Company had unrecognized tax benefits that, if recognized, would affect the effective tax rate, the Company had net operating loss carryforwards which would offset the cash impact of any such recognition of unrecognized tax benefits relating to the current year.
In the normal course of business, we are liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.
In connection with the 2012 Separation we entered into a liability sharing agreement regarding certain actions that were pending against Tyco prior to the 2012 Separation. Under the 2012 Tax Sharing Agreement, Pentair, Tyco and ADT share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control's, Tyco's and ADT's U.S. income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement, excluding approximately $175 million of pre-2012 Separation related tax liabilities that were anticipated to be paid prior to the 2012 Separation (collectively, "Shared Tax Liabilities"). The Company will be responsible for the first $500 million of Shared Tax Liabilities. Pentair and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Pentair, ADT and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million. The Company expects to pay $163 million to settle certain pre-2012 Separation related tax liabilities. The timing and amounts of these payments are subject to a number of uncertainties and could change. See Notes 13 and 6, respectively, to the Consolidated Financial Statements.
In connection with the 2007 Separation, we entered into a liability sharing agreement regarding certain actions that were pending against Tyco prior to the 2007 Separation. Under the 2007 Separation and Distribution Agreement and 2007 Tax Sharing Agreement, we have assumed 27%, Covidien has assumed 42% and TE Connectivity has assumed 31% of certain Tyco pre-Separation contingent and other corporate liabilities, which, as of September 27, 2013, primarily relate to tax contingencies and potential actions with respect to the spin-offs or the distributions made or brought by any third party.
Backlog
We had a backlog of unfilled orders of $4,842 million and $4,707 million as of September 27, 2013 and September 28, 2012, respectively.
The Company's backlog includes recurring revenue-in-force and long-term deferred revenue for upfront fees from its NA and ROW Installation & Services segments. Revenue-in-force represents 12 months' revenue associated with monitoring and maintenance services under contract in the security and fire business. Backlog by segment was as follows ($ in millions

	NA Installation & Services	ROW Installation & Services	Global Products	Total
As of September 28, 2012
Backlog	$955	$874	$159	$1,988
Recurring Revenue in Force	1,227	1,124	—	2,351
Deferred Revenue	325	43	—	368
Total Backlog	$2,507	$2,041	$159	$4,707
As of September 27, 2013
Backlog	$908	$969	$196	$2,073
Recurring Revenue in Force	1,239	1,194	—	2,433
Deferred Revenue	296	40	—	336
Total Backlog	$2,443	$2,203	$196	$4,842
Backlog increased $135 million, or 2.9%, to $4,842 million as of September 27, 2013 as compared to $4,707 million in the prior year. The net increase in backlog as of September 27, 2013 was due to a $162 million increase in total backlog in our ROW Installation & Services segment, partially offset by a $64 million decrease in total backlog in our NA Installation & Services segment. The increase in total backlog as of September 27, 2013 in our ROW Installation & Services segment was primarily due to a $70 million increase in recurring revenue-in-force across all regions as well as a $95 million increase in backlog across most regions, driven in part by acquisitions in our Asia and EMEA regions. The decrease in total backlog as of September 27, 2013 in our NA Installation & Services segment was driven by a $47 million decrease in backlog, a $12 million increase in recurring revenue-in-force and a $29 million decrease in deferred revenue as a result of continued pressure in our North America security business, partially offset by improvements in our North America fire business. Changes in foreign currency had an unfavorable impact on backlog of $86 million, or 1.8%.
Guarantees
Certain of our business segments have guaranteed the performance of third-parties and provided financial guarantees for uncompleted work and financial commitments. The terms of these guarantees vary with end dates ranging from the current fiscal year through the completion of such transactions. The guarantees would typically be triggered in the event of nonperformance and performance under the guarantees, if required, would not have a material effect on our financial position, results of operations or cash flows.
There are certain guarantees or indemnifications extended among Tyco, Covidien, TE Connectivity, ADT and Pentair in accordance with the terms of the 2007 and 2012 Separation and Distribution Agreements and the Tax Sharing Agreements. The guarantees primarily relate to certain contingent tax liabilities included in the Tax Sharing Agreements. At the time of the 2007 and 2012 Separations, we recorded liabilities necessary to recognize the fair value of such guarantees and indemnifications. See Note 6 to the Consolidated Financial Statements for further discussion of the Tax Sharing Agreements. In addition, prior to the 2007 and 2012 Separations we provided support in the form of financial and/or performance guarantees to various Covidien, TE Connectivity, ADT and Tyco Flow Control operating entities. To the extent these guarantees were not assigned in connection with the 2007 and 2012 Separations, we assumed primary liability on any remaining such support. See Note 11 to the Consolidated Financial Statements for a discussion of these liabilities.

In disposing of assets or businesses, we often provide representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows. We have recorded liabilities for known indemnifications included as part of environmental liabilities.
In the normal course of business, we are liable for contract completion and product performance. We record estimated product warranty costs at the time of sale. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.
As of September 27, 2013, we had total outstanding letters of credit and bank guarantees of approximately $424 million.
For a detailed discussion of guarantees and indemnifications, see Note 11 to the Consolidated Financial Statements.
Accounting Pronouncements
See Note 1 to the Consolidated Financial Statements for Recently Adopted Accounting Pronouncements and Recently Issued Accounting Pronouncements.
Non-U.S. GAAP Measure
In an effort to provide investors with additional information regarding our results as determined by U.S. GAAP, we also disclose the non-U.S. GAAP measure of organic revenue growth (decline). We believe that this measure is useful to investors in evaluating our operating performance for the periods presented. When read in conjunction with our U.S. GAAP revenue, it enables investors to better evaluate our operations without giving effect to fluctuations in foreign exchange rates and acquisition and divestiture activity, either of which may be significant from period to period. In addition, organic revenue growth (decline) is a factor we use in internal evaluations of the overall performance of our business. This measure is not a financial measure under U.S. GAAP and should not be considered as a substitute for revenue as determined in accordance with U.S. GAAP, and it may not be comparable to similarly titled measures reported by other companies. Organic revenue growth (decline) presented herein is defined as revenue growth (decline) excluding the effects of foreign currency fluctuations, acquisitions and divestitures and other changes that may not reflect underlying results and trends (for example, the 53rd week of operations in fiscal year 2011). Our organic growth (decline) calculations incorporate an estimate of prior year reported net revenue associated with acquired entities that have been fully integrated within the first year, and exclude prior year net revenue associated with entities that do not meet the criteria for discontinued operations which have been divested within the past year ("adjusted number"). We calculate the rate of organic growth (decline) based on the adjusted number to better reflect the rate of growth (decline) of the combined business, in the case of acquisitions, or the remaining business, in the case of dispositions. We base the rate of organic growth (decline) for acquired businesses that are not fully integrated within the first year upon unadjusted historical net revenue. Foreign currency fluctuations are calculated by subtracting (i) the U.S. dollar equivalent of local currencies for the current period using monthly weighted average exchange rates for the prior period from (ii) the U.S. dollar equivalent of local currencies for the current period using monthly weighted average exchange rates for the current period. We may use organic revenue growth (decline) as a component of our compensation programs.
The table below details the components of organic revenue growth (decline) and reconciles the non-U.S. GAAP measure to U.S. GAAP net revenue growth (decline).

Fiscal 2013

	Net Revenue for Fiscal 2012	Base Year Adjustments (Divestitures)	Adjusted Fiscal 2012 Base Revenue	Foreign Currency	Acquisitions	Other(2)	Organic Revenue	Organic Growth (Decline) Percentage(1)	Net Revenue for Fiscal 2013
	($ in millions)
NA Installation & Services	$3,962	$(30)	$3,932	$(3)	$7	$—	$(45)	(1.1)%	$3,891
ROW Installation & Services	3,862	(10)	3,852	(67)	93	—	6	0.2%	3,884
Global Products	2,100	2	2,102	(3)	68	39	133	6.3%	2,339
Total Net Revenue	$9,924	$(38)	$9,886	$(73)	$168	$39	$94	1.0%	$10,114
_______________________________________________________________________________

(1)	Organic revenue growth percentage based on adjusted fiscal 2012 base revenue.

(2)	Amount represents contractual revenue from ADT under the 2012 Separation and Distribution Agreement which is excluded from the organic revenue calculation.
Fiscal 2012

	Net Revenue for Fiscal 2011	Base Year Adjustments (Divestitures)	Adjusted Fiscal 2011 Base Revenue	Foreign Currency	Acquisitions	Other(2)	Organic Revenue	Organic Growth (Decline) Percentage(1)	Net Revenue for Fiscal 2012
	($ in millions)
NA Installation & Services	$4,022	$—	$4,022	$(10)	$4	$(42)	$(12)	(0.3)%	$3,962
ROW Installation & Services	3,976	(67)	3,909	(162)	105	(34)	44	1.1%	3,862
Global Products	1,754	13	1,767	(38)	221	(28)	178	10.1%	2,100
Total before Corporate and other	$9,752	$(54)	$9,698	$(210)	$330	$(104)	$210	2.2%	$9,924
Corporate and Other(3)	347	(347)	—	—	—	—	—	—%	—
Total Net Revenue	$10,099	$(401)	$9,698	$(210)	$330	$(104)	$210	2.2%	$9,924
_______________________________________________________________________________

(1)	Organic revenue growth percentage based on adjusted fiscal 2011 base revenue.

(2)	Amounts represent the impact of the 53rd week of revenue for each segment during fiscal 2011 at fiscal 2012 foreign exchange rates.

(3)	Corporate and Other includes the former Electrical and Metal products business of which we divested a majority interest in during the first quarter of 2011.

Forward-Looking Information
Certain statements in this report are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in press releases, written statements or other documents filed with the SEC, or in Tyco's communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, regarding expectations with respect to future events, including sales, earnings, cash flows, operating and tax efficiencies, product expansion, backlog, the consummation and benefits of acquisitions and divestitures, as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward-looking statements include, among other things:

•	overall economic and business conditions, and overall demand for Tyco's goods and services;

•	economic and competitive conditions in the industries, end markets and regions served by our businesses;

•	changes in legal and tax requirements (including tax rate changes, new tax laws or treaties and revised tax law interpretations);

•
results and consequences of Tyco's internal investigations and governmental investigations concerning the Company's governance, management, internal controls and operations including its business operations outside the United States;

•	the outcome of litigation, arbitrations and governmental proceedings;

•	effect of income tax audits, litigation, settlements and appeals;

•	our ability to repay or refinance our outstanding indebtedness as it matures;

•	our ability to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

•	interest rate fluctuations and other changes in borrowing costs, or other consequences of volatility in the capital or credit markets;

•	other capital market conditions, including availability of funding sources and currency exchange rate fluctuations;

•	availability of and fluctuations in the prices of key raw materials;

•	changes affecting customers or suppliers;

•	economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

•	our ability to achieve anticipated cost savings;

•	our ability to execute our portfolio refinement and acquisition strategies, including successfully integrating acquired operations;

•	potential impairment of our goodwill, intangibles and/or our long-lived assets;

•	our ability to realize the intended benefits of the 2012 Separation, including the integration of our commercial security and fire protection businesses;

•	other risks associated with the 2012 Separation, for example the risk that we may be liable for certain contingent liabilities of the spun-off entities if they were to become insolvent;

•
risks associated with our Swiss incorporation, including the possibility of reduced flexibility with respect to certain aspects of capital management and corporate governance, increased or different regulatory burdens, and the possibility that we may not realize anticipated tax benefits;

•
the possible effects on Tyco of future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from Tyco International's Swiss incorporation or deny U.S. government contracts to Tyco based upon its Swiss incorporation; and

•	natural events such as severe weather, fires, floods and earthquakes, or acts of terrorism or cyber-attacks.

TYCO INTERNATIONAL LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Tyco International Ltd.:

We have audited the accompanying consolidated balance sheets of Tyco International Ltd. and subsidiaries (the "Company") as of September 27, 2013 and September 28, 2012, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the three fiscal years in the period ended September 27, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tyco International Ltd. and subsidiaries as of September 27, 2013 and September 28, 2012, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 27, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
November 14, 2013 (May 16, 2014, as to the effects of the discontinued operations described in Note 3 to the consolidated financial statements)

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions, except per share data)

	2013	2012	2011
Revenue from product sales	$5,896	$5,794	$5,945
Service revenue	4,218	4,130	4,154
Net revenue	10,114	9,924	10,099
Cost of product sales	4,032	3,933	4,152
Cost of services	2,413	2,411	2,462
Selling, general and administrative expenses	2,832	2,816	2,747
Separation costs (see Note 2)	8	71	—
Restructuring, asset impairment and divestiture charges (gains), net (see Notes 3 and 4)	131	118	(149)
Operating income	698	575	887
Interest income	16	18	26
Interest expense	(100)	(209)	(240)
Other expense, net	(29)	(454)	(5)
Income (loss) from continuing operations before income taxes	585	(70)	668
Income tax expense	(108)	(320)	(112)
Equity loss in earnings of unconsolidated subsidiaries	(48)	(26)	(12)
Income (loss) from continuing operations	429	(416)	544
Income from discontinued operations, net of income taxes	104	887	1,176
Net income	533	471	1,720
Less: noncontrolling interest in subsidiaries net (loss) income	(3)	(1)	1
Net income attributable to Tyco common shareholders	$536	$472	$1,719
Amounts attributable to Tyco common shareholders:
Income (loss) from continuing operations	$432	$(415)	$543
Income from discontinued operations	104	887	1,176
Net income attributable to Tyco common shareholders	$536	$472	$1,719
Basic earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	$0.93	$(0.90)	$1.15
Income from discontinued operations	0.22	1.92	2.48
Net income attributable to Tyco common shareholders	$1.15	$1.02	$3.63
Diluted earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	$0.92	$(0.90)	$1.13
Income from discontinued operations	0.22	1.92	2.46
Net income attributable to Tyco common shareholders	$1.14	$1.02	$3.59
Weighted average number of shares outstanding:
Basic	465	463	474
Diluted	472	463	479
See Notes to Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	2013	2012	2011
Net income	$533	$471	$1,720
Other comprehensive income (loss), net of tax
Foreign currency translation	(102)	93	(143)
Defined benefit and post retirement plans	81	(163)	33
Unrealized loss on marketable securities and derivative instruments	—	—	(4)
Deconsolidation of variable interest entity due to adoption of an accounting standard	—	—	(11)
Total other comprehensive loss, net of tax	(21)	(70)	(125)
Comprehensive income	512	401	1,595
Less: comprehensive loss attributable to noncontrolling interests	(3)	(1)	(10)
Comprehensive income attributable to Tyco common shareholders	$515	$402	$1,605
See Notes to Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS
As of September 27, 2013 and September 28, 2012
(in millions, except per share data)

	September 27, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$563	$844
Accounts receivable, less allowance for doubtful accounts of $82 and $61, respectively	1,718	1,679
Inventories	647	625
Prepaid expenses and other current assets	850	847
Deferred income taxes	250	292
Assets held for sale	828	790
Total current assets	4,856	5,077
Property, plant and equipment, net	1,285	1,324
Goodwill	4,163	4,035
Intangible assets, net	791	758
Other assets	1,081	1,171
Total Assets	$12,176	$12,365
Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	$20	$10
Accounts payable	851	847
Accrued and other current liabilities	1,859	1,728
Deferred revenue	394	395
Liabilities held for sale	225	225
Total current liabilities	3,349	3,205
Long-term debt	1,443	1,481
Deferred revenue	370	397
Other liabilities	1,881	2,260
Total Liabilities	7,043	7,343
Commitments and Contingencies (see Note 13)
Redeemable noncontrolling interest	12	12
Tyco Shareholders' Equity:
Common shares, CHF 0.50 and CHF 6.70 par value as of September 27, 2013 and September 28, 2012, respectively, 825,222,070 shares authorized, 486,363,050 shares issued as of September 27, 2013 and September 28, 2012	208	2,792
Common shares held in treasury, 22,902,706 and 24,174,397 shares, as of September 27, 2013 and September 28, 2012, respectively	(912)	(1,094)
Contributed surplus	3,754	1,763
Accumulated earnings	3,035	2,499
Accumulated other comprehensive loss	(987)	(966)
Total Tyco Shareholders' Equity	5,098	4,994
Nonredeemable noncontrolling interest	23	16
Total Equity	5,121	5,010
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$12,176	$12,365
See Notes to Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	Number of Common Shares	Common Shares at Par Value (see Note 15)	Treasury Shares	Contributed Surplus	Accumulated (Deficit) Earnings	Accumulated Other Comprehensive Loss	Total Tyco Shareholders' Equity	Non- redeemable Non- controlling Interest	Total Equity
Balance as of September 24, 2010	488	$2,948	$(976)	$12,121	$295	$(322)	$14,066	$17	$14,083
Comprehensive income:
Net income					1,719		1,719	1	1,720
Other comprehensive loss, net of tax						(114)	(114)	(11)	(125)
Cancellation of treasury shares		(160)	1,075	(915)			—		—
Dividends declared (see Note 15)		4		(466)			(462)		(462)
Shares issued from treasury for vesting of share based equity awards	7		257	(133)			124		124
Repurchase of common shares	(30)		(1,300)				(1,300)		(1,300)
Compensation expense				110			110		110
Other			(7)		13		6	(2)	4
Balance as of September 30, 2011	465	$2,792	$(951)	$10,717	$2,027	$(436)	$14,149	$5	$14,154
Comprehensive income:
Net income					472		472	(1)	471
Other comprehensive loss, net of tax						(70)	(70)		(70)
Dividends declared (See Note 15)				(368)			(368)		(368)
Shares issued from treasury for vesting of share based equity awards	9		382	(156)			226		226
Repurchase of common shares	(11)		(500)				(500)		(500)
Compensation expense				140			140		140
Noncontrolling interest related to acquisitions (See Note 5)							—	13	13
Distribution of Tyco Flow Control and ADT				(8,570)		(460)	(9,030)		(9,030)
Other	(1)		(25)				(25)	(1)	(26)
Balance as of September 28, 2012	462	$2,792	$(1,094)	$1,763	$2,499	$(966)	$4,994	$16	$5,010
See Notes to Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Continued)
Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	Number of Common Shares	Common Shares at Par Value (see Note 15)	Treasury Shares	Contributed Surplus	Accumulated Earnings	Accumulated Other Comprehensive Loss	Total Tyco Shareholders' Equity	Non- redeemable Non- controlling Interest	Total Equity
Balance as of September 28, 2012	462	$2,792	$(1,094)	$1,763	$2,499	$(966)	$4,994	$16	$5,010
Comprehensive income:
Net income					536		536	(3)	533
Other comprehensive loss, net of tax						(21)	(21)		(21)
Reallocation of share capital to contributed surplus		(2,584)		2,584			—		—
Dividends declared (See Note 15)				(298)			(298)		(298)
Shares issued from treasury for vesting of share based equity awards	12		512	(359)			153		153
Repurchase of common shares	(10)		(300)				(300)		(300)
Compensation expense				63			63		63
Noncontrolling interest related to acquisitions (See Note 5)							—	10	10
Other	(1)		(30)	1			(29)		(29)
Balance as of September 27, 2013	463	$208	$(912)	$3,754	$3,035	$(987)	$5,098	$23	$5,121
See Notes to Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	2013	2012	2011
Cash Flows From Operating Activities:
Net income attributable to Tyco common shareholders	$536	$472	$1,719
Noncontrolling interest in subsidiaries net (loss) income	(3)	(1)	1
Income from discontinued operations, net of income taxes	(104)	(887)	(1,176)
Income (loss) from continuing operations	429	(416)	544
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	382	379	383
Non-cash compensation expense	63	113	89
Deferred income taxes	5	370	(13)
Provision for losses on accounts receivable and inventory	71	54	31
Loss on the retirement of debt	—	453	—
Non-cash restructuring and asset impairment charges	1	25	4
Loss (gain) on divestitures	20	14	(224)
Loss on investments	42	11	—
Other non-cash items	64	31	44
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(83)	(125)	(52)
Contracts in progress	(19)	(45)	(39)
Inventories	(35)	(73)	(39)
Prepaid expenses and other current assets	52	(86)	16
Accounts payable	(11)	45	(34)
Accrued and other liabilities	(226)	(80)	(221)
Deferred revenue	(32)	(3)	(26)
Income taxes, net	(31)	(179)	20
Other	(14)	54	8
Net cash provided by operating activities	678	542	491
Net cash provided by discontinued operating activities	172	2,044	1,937
Cash Flows From Investing Activities:
Capital expenditures	(271)	(295)	(273)
Proceeds from disposal of assets	5	4	5
Acquisition of businesses, net of cash acquired	(229)	(217)	(353)
Acquisition of dealer generated customer accounts and bulk account purchases	(19)	(23)	(32)
Divestiture of businesses, net of cash divested	17	(5)	709
Sales and maturities of investments	182	128	183
Purchases of investments	(227)	(87)	(157)
Increase in restricted cash	(8)	(2)	(8)
Other	4	27	(37)
Net cash (used in) provided by investing activities	(546)	(470)	37
Net cash used in discontinued investing activities	(109)	(1,316)	(1,103)
Cash Flows From Financing Activities:
Proceeds from issuance of short-term debt	475	2,008	805
Repayment of short-term debt	(505)	(2,009)	(1,337)
Proceeds from issuance of long-term debt	—	19	497
Repayment of long-term debt	—	(3,040)	(1)
Proceeds from exercise of share options	153	226	124
Dividends paid	(288)	(461)	(458)
Repurchase of common shares by treasury	(300)	(500)	(1,300)
Transfer from discontinued operations	93	3,321	798

Other	(30)	(25)	6
Net cash used in financing activities	(402)	(461)	(866)
Net cash used in discontinued financing activities	(93)	(298)	(865)
Effect of currency translation on cash	(11)	4	(4)
Effect of currency translation on cash related to discontinued operations	—	4	(2)
Net (decrease) increase in cash and cash equivalents	(311)	49	(375)
Less: net (decrease) increase in cash and cash equivalents related to discontinued operations	(30)	434	(33)
Decrease in cash and cash equivalents from deconsolidation of variable interest entity	—	—	(10)
Cash and cash equivalents at beginning of period	844	1,229	1,581
Cash and cash equivalents at end of period	$563	$844	$1,229
Supplementary Cash Flow Information:
Interest paid	$99	$222	$225
Income taxes paid, net of refunds	134	129	106
See Notes to Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation—The Consolidated Financial Statements include the consolidated accounts of Tyco International Ltd., a corporation organized under the laws of Switzerland, and its subsidiaries (Tyco and all its subsidiaries, hereinafter collectively referred to as the "Company" or "Tyco"). The financial statements have been prepared in United States dollars ("USD") and in accordance with generally accepted accounting principles in the United States ("GAAP"). Certain information described under article 663-663h of the Swiss Code of Obligations has been presented in the Company's Swiss statutory financial statements for the year ended September 27, 2013. Unless otherwise indicated, references to 2013, 2012 and 2011 are to Tyco's fiscal years ending September 27, 2013, September 28, 2012 and September 30, 2011, respectively.
Effective September 28, 2012, Tyco completed the spin-offs of The ADT Corporation ("ADT") and Pentair Ltd. (formerly known as Tyco Flow Control International Ltd. ("Tyco Flow Control")), formerly the North American residential security and flow control businesses of Tyco, respectively, into separate, publicly traded companies in the form of a distribution to Tyco shareholders. Immediately following the spin-off, Pentair, Inc. was merged with a subsidiary of Tyco Flow Control in a tax-free, all-stock merger (the "Merger"), with Pentair Ltd. ("Pentair") succeeding Pentair Inc. as an independent publicly traded company. The distribution was made on September 28, 2012, to Tyco shareholders of record on September 17, 2012. Each Tyco shareholder received 0.50 of a common share of ADT and approximately 0.24 of a common share of Pentair for each Tyco common share held on the record date. The distribution was structured to be tax-free to Tyco shareholders except to the extent of cash received in lieu of fractional shares. The distributions, the Merger and related transactions are collectively referred to herein as the "2012 Separation". As a result of the distribution, the operations of Tyco's former flow control and North American residential security businesses are classified as discontinued operations in all periods prior to the 2012 Separation.
After giving effect to the 2012 Separation, the Company operates and reports financial and operating information in the following three segments: North America Installation & Services ("NA Installation & Services"), Rest of World Installation & Services ("ROW Installation & Services") and Global Products. The Company also provides general corporate services to its segments which is reported as a fourth, non-operating segment, Corporate and Other.
Effective June 29, 2007, Tyco completed the spin-offs of Covidien and TE Connectivity, formerly the Healthcare and Electronics businesses of Tyco, respectively, into separate, publicly traded companies (the "2007 Separation") in the form of a tax-free distribution to Tyco shareholders.
Reclassifications— Certain prior period amounts have been reclassified to conform with current period presentation.
During the third quarter of fiscal 2014, the Company plans to complete the sale of its South Korean security business (“ADT Korea”) to The Carlyle Group. The Company has reclassified the operations of its South Korean security business to income from discontinued operations in the Consolidated Statements of Operations and the assets and liabilities as held for sale within the Consolidated Balance Sheets as it satisfied the criteria to be presented as a discontinued operation for all periods presented. See Note 3 for additional information.
In reporting periods prior to the first quarter of fiscal 2013, certain costs of product sales were misclassified as costs of services. There was no impact to previously reported net revenue, operating income, income from continuing operations, net income, earnings per share or cash flow. The Company has evaluated and concluded that the identified amounts were not material to any of its previously filed annual or interim financial statements as the effects in prior periods were not material. Although not material, corrections have been made to the relevant periods presented in the financial statements included herein. These corrections resulted in reductions of cost of services with corresponding increases to cost of product sales of $679 million and $651 million for the years ended September 28, 2012 and September 30, 2011, respectively.
Principles of Consolidation—Tyco conducts business through its operating subsidiaries. The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares or has the ability to control through similar rights. Also, the Company consolidates variable interest entities ("VIE") in which the Company has the power to direct the significant activities of the entity and the obligation to absorb losses or receive benefits from the entity that may be significant. The VIEs which the Company consolidates, individually or in the aggregate, did not have a material impact on the Company's financial position, results of operations or cash flows. All intercompany transactions have been eliminated. The results of companies acquired or disposed of during the year are included in the Consolidated Financial Statements from the effective date of acquisition or up to the date of disposal.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal 2013 and 2012 were 52 week years which ended on September 27, 2013 and September 28, 2012, respectively. Fiscal 2011 was a 53-week year which ended on September 30, 2011.
Use of Estimates—The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Significant estimates in these Consolidated Financial Statements include restructuring charges, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies (including legal, environmental and asbestos reserves), insurance reserves, net realizable value of inventories, fair values of financial instruments, estimated contract revenue and related costs, income taxes and tax valuation allowances, and pension and postretirement employee benefit liabilities and expenses. Actual results could differ materially from these estimates.
Revenue Recognition—The Company recognizes revenue principally on four types of transactions—sales of products, security systems, monitoring and maintenance services, and contract sales, including the installation of fire and security systems and other construction-related projects.
Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable and collection is reasonably assured.
Provisions for certain rebates, sales incentives, trade promotions, product returns and discounts to customers are accounted for as reductions in determining net revenue in the same period the related sales are recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.
Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. The Company assesses its revenue arrangements to determine the appropriate units of accounting. When ownership of the system is transferred to the customer, each deliverable provided under the arrangement is considered a separate unit of accounting. Revenues associated with sale of equipment and related installations are recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services are recognized as services are rendered. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable will be based on Vendor Specific Objective Evidence ("VSOE") if available, Third Party Evidence ("TPE") if VSOE is not available, or estimated selling price if neither VSOE or TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services. While the Company does not expect situations where VSOE is not available for sales of security systems and services, if such cases were to arise the Company would follow the selling price hierarchy to allocate arrangement consideration. For transactions in which the Company retains ownership of the subscriber system asset, fees for monitoring and maintenance services are recognized on a straight-line basis over the contract term. Non-refundable fees received in connection with the initiation of a monitoring contract, along with associated direct and incremental selling costs, are deferred and amortized over the estimated life of the customer relationship.
Revenue from the sale of services is recognized as services are rendered. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered and the associated deferred revenue is included in current liabilities or long-term liabilities, as appropriate.
Contract sales for the installation of fire protection systems, large security intruder systems and other construction-related projects are recorded primarily under the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related total cost of the project at completion. The extent of progress toward completion is generally measured based on the ratio of actual cost incurred to total estimated cost at completion. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing profits each period. Provisions for anticipated losses are made in the period in which they become determinable. Estimated warranty costs are included in total estimated contract costs and are accrued over the construction period of the respective contracts under percentage-of-completion accounting.
The Company recorded retainage receivables of $48 million and $49 million as of September 27, 2013 and September 28, 2012, respectively, of which $41 million were unbilled during both periods. The retainage provisions consist primarily of fire

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

protection contracts which become due upon contract completion and acceptance. The Company expects approximately $36 million to be collected during fiscal 2014, which are reflected within accounts receivable on the Consolidated Balance Sheet as of September 27, 2013.
Research and Development—Research and development expenditures are expensed when incurred and are included in cost of product sales, which amounted to $172 million, $145 million and $129 million for 2013, 2012 and 2011, respectively, related to new product development. Research and development expenses include salaries, direct costs incurred and building and overhead expenses.
Advertising—Advertising costs are expensed when incurred and are included in selling, general and administrative expenses, which amounted to $60 million, $39 million and $46 million for 2013, 2012 and 2011, respectively.
Acquisition Costs—Costs incurred to acquire new businesses, new product lines or similar assets are expensed when incurred and are included in selling, general and administrative expenses. See Note 5 for additional information.
Translation of Foreign Currency—For the Company's non-U.S. subsidiaries that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using period-end exchange rates. Revenue and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive loss in Tyco's shareholders' equity.
Gains and losses resulting from foreign currency transactions and the impact of foreign currency derivatives related to operating activities are reflected in selling, general and administrative expenses. Through April 2011, the Company declared its dividends in Swiss francs. Any foreign exchange gains or losses arising from such were reflected in other expense, net in the Company's Consolidated Statement of Operations. Beginning in May 2011, the Company began making dividend payments out of contributed surplus in U.S. dollars.
Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.
Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in Tyco's receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.
Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.
Property, Plant and Equipment, Net—Property, Plant and Equipment, net is recorded at cost less accumulated depreciation. Depreciation expense for 2013, 2012 and 2011 was $287 million, $281 million and $290 million, respectively. Maintenance and repair expenditures are charged to expense when incurred. Except for pooled subscriber systems, depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 50 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Subscriber systems	Accelerated method up to 15 years
Other machinery, equipment and furniture and fixtures	Up to 21 years
See below for discussion of depreciation method and estimated useful lives related to subscriber systems.
Subscriber System Assets, Dealer Intangibles and Related Deferred Revenue Accounts—The Company considers assets related to the acquisition of new customers in its electronic security business in three asset categories: internally generated residential subscriber systems outside of North America, internally generated commercial subscriber systems (collectively referred to as subscriber system assets) and customer accounts acquired through the ADT dealer program, primarily outside of North America (referred to as dealer intangibles). Subscriber system assets include installed property, plant and equipment for which Tyco retains ownership and deferred costs directly related to the customer acquisition and system installation. Subscriber system assets represent capitalized equipment (e.g. security control panels, touchpad, motion detectors, window sensors, and other equipment) and installation costs associated with electronic security monitoring arrangements under which the Company retains ownership of the security system assets in a customer's place of business or, outside of North America, residence. Installation costs represent costs incurred to prepare the asset for its intended use. The Company pays property taxes on the subscriber system assets and upon customer termination, may retrieve such assets. These assets embody a probable future economic benefit as they generate future monitoring revenue for the Company.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Costs related to the subscriber system equipment and installation are categorized as property, plant and equipment rather than deferred costs. Deferred costs associated with subscriber system assets represent direct and incremental selling expenses (i.e. commissions) related to acquiring the customer. Commissions related to up-front consideration paid by customers in connection with the establishment of the monitoring arrangement are determined based on a percentage of the up-front fees and do not exceed deferred revenue. Such deferred costs are recorded as non-current assets and are included in the other assets line item within the Consolidated Balance Sheets.
Subscriber system assets and any deferred revenue resulting from the customer acquisition are accounted for over the expected life of the subscriber. In certain geographical areas where the Company has a large number of customers that behave in a similar manner over time, the Company accounts for subscriber system assets and related deferred revenue using pools, with separate pools for the components of subscriber system assets and any related deferred revenue based on the same month and year of acquisition. The Company depreciates its pooled subscriber system assets and related deferred revenue using an accelerated method with lives up to 15 years. The accelerated method utilizes declining balance rates based on geographical area ranging from 135% to 360% for commercial subscriber pools and dealer intangibles and converts to a straight-line methodology when the resulting depreciation charge is greater than that from the accelerated method. The Company uses a straight-line method with a 14-year life for non-pooled subscriber system assets (primarily in Europe, Latin America and Asia) and related deferred revenue, with remaining balances written off upon customer termination.
Certain contracts and related customer relationships result from purchasing residential security monitoring contracts from an external network of independent dealers who operate under the ADT dealer program, primarily outside of North America. Acquired contracts and related customer relationships are recorded at their contractually determined purchase price.
During the first 6 months (12 months in certain circumstances) after the purchase of the customer contract, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a chargeback by the Company to the dealer for the full amount of the contract purchase price. The Company records the amount charged back to the dealer as a reduction of the previously recorded intangible asset.
Intangible assets arising from the ADT dealer program described above are amortized in pools determined by the same month and year of contract acquisition on an accelerated basis over the period and pattern of economic benefit that is expected to be obtained from the customer relationship.
The estimated useful life of dealer intangibles ranges from 12 to 15 years. The Company amortizes dealer intangible assets on an accelerated basis.
Other Amortizable Intangible Assets, Net—Intangible assets primarily include contracts and related customer relationships (dealer accounts discussed above) and intellectual property.
Other contracts and related customer relationships, as well as intellectual property consisting primarily of patents, trademarks, copyrights and unpatented technology, are amortized on a straight-line basis over 4 to 40 years. The Company evaluates the amortization methods and remaining useful lives of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the amortization method or remaining useful lives.
Long-Lived Asset Impairments—The Company reviews long-lived assets, including property, plant and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. Tyco performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Tyco groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
Goodwill and Indefinite-Lived Intangible Asset Impairments—Goodwill and indefinite-lived intangible assets are assessed for impairment annually and more frequently if triggering events occur (see Note 8 for additional information). The Company performed its annual impairment tests for goodwill and indefinite-lived intangible assets on the first day of the fourth quarter of 2013. In performing these assessments, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable market transactions (to the extent available), other market data and the Company's overall market capitalization. There are inherent uncertainties related to these factors which require judgment in applying them to the analysis of goodwill and indefinite-lived intangible assets for impairment.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

When testing for goodwill impairment, the Company first compares the fair value of a reporting unit with its carrying amount. Fair value for the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the Company's future budgets discounted using market participants' weighted-average cost of capital and market indicators of terminal year cash flows. Other valuation methods are used to corroborate the discounted cash flow method. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired and further tests are performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, the Company compares the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.
Indefinite-lived intangible assets consisting primarily of trade names and franchise rights are tested for impairment using either a relief-from-royalty method or excess earnings method, respectively.
Investments—The Company invests in debt and equity securities. Long-term investments in marketable equity securities that represent less than twenty percent ownership are marked to market at the end of each accounting period. Unrealized gains and losses are credited or charged to accumulated other comprehensive loss within Tyco shareholders' equity for available for sale securities unless an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings. Management determines the proper classification of investments in debt obligations with fixed maturities and equity securities for which there is a readily determinable market value at the time of purchase and reevaluates such classifications as of each balance sheet date. Realized gains and losses on sales of investments are included in the Consolidated Statements of Operations.
Other equity investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method of accounting. Each reporting period, the Company evaluates the carrying value of its investments accounted for under the cost method of accounting, such that they are recorded at the lower of cost or estimated net realizable value. For equity investments in which the Company exerts significant influence over operating and financial policies but does not control, the equity method of accounting is used. The Company's share of net income or losses of equity investments is included in the Consolidated Statements of Operations.
Product Warranty—The Company records estimated product warranty costs at the time of sale. Products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Generally, product warranties are implicit in the sale; however, the customer may purchase an extended warranty. However, in most instances the warranty is either negotiated in the contract or sold as a separate component. The warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage.
Environmental Costs—The Company is subject to laws and regulations relating to protecting the environment. Tyco provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated.
Income Taxes—Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book and tax bases of particular assets and liabilities and operating loss carryforwards, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, including consideration of tax planning strategies, it is more-likely-than-not that some or all of the deferred tax assets will not be realized.
Asbestos-Related Contingencies and Insurance Receivables—The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. The Company's estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made in the future during a defined period of time (the look-forward period). On a quarterly basis, the Company assesses the sufficiency of its

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. The Company also evaluates the recoverability of its insurance receivable on a quarterly basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.
In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable. The Company's estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, solvency and creditworthiness of the insurers. See Note 13 for additional information.
Insurable Liabilities—The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. Certain insurable liabilities, such as workers' compensation, are discounted using a risk-free rate of return when the pattern and timing of the future obligation is reliably determinable. The impact of the discount on the Consolidated Balance Sheets was to reduce the obligation by $14 million to $58 million as of September 27, 2013 and by $15 million to $58 million as of September 28, 2012. The Company records receivables from third party insurers when recovery has been determined to be probable. The Company maintains captive insurance companies to manage certain of its insurable liabilities. The captive insurance companies hold certain investment accounts for the purpose of providing collateral for the Company's insurable liabilities. See Note 12 for additional information.
Fair Value of Financial Instruments—Authoritative guidance for fair value measurements establishes a three-level hierarchy that ranks the quality and reliability of information used in developing fair value estimates. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In cases where two or more levels of inputs are used to determine fair value, a financial instrument's level is determined based on the lowest level input that is considered significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are summarized as follows:

•	Level 1—inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

•
Level 2—inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

•
Level 3—inputs for the valuations are unobservable and are based on management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

Financial Instruments—The Company may use interest rate swaps, currency swaps, forward and option contracts and commodity swaps to manage risks generally associated with interest rate risk, foreign exchange risk and commodity prices. Derivatives used for hedging purposes are designated and effective as a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in fair value of the derivative contract are highly effective at offsetting the changes in the fair value of the underlying hedged item at inception of the hedge and are expected to remain highly effective over the life of the hedge contract.
All derivative financial instruments are reported on the Consolidated Balance Sheets at fair value. Derivatives used to economically hedge foreign currency denominated balance sheet items related to operating activities are reported in selling, general and administrative expenses along with offsetting transaction gains and losses on the items being hedged. Derivatives used to economically hedge dividends declared in Swiss francs through April of 2011 were reported in the Company's Consolidated Statements of Operations as part of other expense, net along with offsetting transaction gains and losses on the items being hedged. Beginning in May of 2011, the Company no longer declared dividends in Swiss francs. Derivatives used to manage the exposure to changes in interest rates are reported in interest expense along with offsetting transaction gains and losses on the items being hedged. Gains and losses on net investment hedges are included in the cumulative translation adjustment component of accumulated other comprehensive loss to the extent they are effective. Gains and losses on derivatives designated as cash flow hedges are recorded in accumulated other comprehensive loss and reclassified to earnings in a manner

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

that matches the timing of the earnings impact of the hedged transactions. The Company classifies cash flows associated with the settlement of derivatives consistent with the nature of the transaction being hedged. The ineffective portion of all hedges, if any, is recognized currently in earnings as noted above. Instruments that do not qualify for hedge accounting are marked to market with changes recognized in current earnings. See Note 12 for additional information.
Redeemable Noncontrolling Interests—Noncontrolling interest with redemption features, such as put options, that are not solely within the Company's control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company's Consolidated Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest's share of net income or loss or its redemption value.
Recently Adopted Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board ("FASB") issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income ("OCI") by eliminating the option to present OCI as part of the Consolidated Statement of Shareholders' Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company's Consolidated Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of Accumulated other comprehensive income ("AOCI") by component. The guidance, other than as it relates to the presentation of reclassification adjustments, became effective for Tyco in the first quarter of fiscal 2013 and was applied retrospectively to prior periods. See Note 15 for additional information.
In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. Additionally, in July 2012, the FASB issued authoritative guidance which similarly amended the process of testing indefinite-lived intangible assets for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. If an entity determines it is not more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, then the entity is not required to take further action. If an entity concludes otherwise, it would be required to perform a quantitative impairment test by calculating the fair value of the asset and comparing it with its carrying amount. If the carrying amount of the asset exceeds its fair value, then the entity shall recognize an impairment loss in an amount equal to that excess. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to the quantitative assessment. The guidance became effective for Tyco for interim impairment testing beginning in the first quarter of fiscal 2013.
Recently Issued Accounting Pronouncements—In January 2013, the FASB issued authoritative guidance clarifying the scope of disclosures about offsetting assets and liabilities. The guidance clarifies that the scope of the disclosures applies to derivatives accounted for in accordance with authoritative guidance for derivatives and hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that either offset or are subject to an enforceable master netting agreement or similar agreement. The guidance is applied retrospectively and will be effective for Tyco in the first fiscal quarter of fiscal 2014. The Company does not expect the guidance to have a significant impact on its disclosures.
In February 2013, the FASB issued authoritative guidance for the reporting of amounts reclassified out of AOCI. The amendment will not change the current requirements for reporting net income or OCI in the financial statements. The guidance requires the presentation, either on the face of the statement where net income is presented or in the notes, of the significant reclassifications out of AOCI by the respective line items of net income if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, the amendment requires a cross-reference to other disclosures under U.S. GAAP that provide additional detail about those amounts. The guidance will be effective for Tyco in the first quarter of fiscal 2014. The Company does not expect the guidance to have a significant impact on its disclosures.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In March 2013, the FASB issued authoritative guidance on the accounting for the cumulative translation adjustment ("CTA") when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance requires that the parent release any CTA into net income when the parent ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity which results in a substantially complete liquidation of the foreign entity; when the sale of an investment in a foreign entity results in the loss of a controlling financial interest; or where an acquirer obtains control of an acquiree in which it had an equity interest immediately before the acquisition date. The guidance does not change the requirement to release a pro rata portion of the CTA into net income upon a partial sale of an equity method investment that is a foreign entity. The guidance will be effective for Tyco in the first quarter of fiscal 2015, with early adoption permitted. The Company is currently assessing the timing of its adoption along with what impact, if any, the guidance will have upon adoption.
In July 2013, the FASB issued authoritative guidance for the presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a NOL carryforward, a similar tax loss, or a tax credit carryforward. If the NOL carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the jurisdiction or the tax law of the jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit will be presented in the financial statements as a liability and will not be combined with deferred tax assets. This guidance does not require any additional recurring disclosures and will be effective for Tyco the first fiscal quarter of fiscal 2015. The Company is currently assessing the impact, if any, the guidance will have upon adoption.
2. 2012 Separation Transaction
On September 28, 2012, the Company completed the spin-offs of ADT and Tyco Flow Control, formerly the North American residential security and flow control businesses of Tyco, respectively, into separate, publicly traded companies in the form of a distribution to Tyco shareholders.
In connection with activities taken to complete the 2012 Separation and to create the revised organizational structure of the Company, the Company incurred pre-tax charges ("Separation Charges") of $61 million and $839 million for the years ended September 27, 2013 and September 28, 2012, respectively. The amounts presented within discontinued operations are costs directly related to the 2012 Separation that are not expected to provide a future benefit to the Company. The components of the Separation Charges incurred within continuing operations and discontinued operations consisted of the following ($ in millions):

	For the Year Ended September 27, 2013			For the Year Ended September 28, 2012
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Loss on extinguishment of debt (See Note 10)	$—	$—	$—	$453	$—	$453
Professional fees	5	1	6	—	191	191
Non-cash impairment charges	—	—	—	23	—	23
Information technology related costs	10	—	10	—	30	30
Employee compensation costs	3	1	4	74	17	91
Marketing costs	40	—	40	3	5	8
Interest expense	—	—	—	—	3	3
Other costs	11	(10)	1	8	32	40
Total Pre-Tax Separation Charges	69	(8)	61	561	278	839
Tax-related separation charges	22	—	22	266	(2)	264
Tax benefit on Pre-Tax Separation Charges	(13)	—	(13)	(5)	(5)	(10)
Total Separation Charges, net of tax benefit	$78	$(8)	$70	$822	$271	$1,093
During fiscal 2011, the Company incurred $24 million of Separation Charges primarily related to professional fees, which have been presented in income from discontinued operations in the Consolidated Statement of Operations.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Separation Charges were classified in continuing operations within the Company's Consolidated Statement of Operations as follows ($ in millions):

	For the Years Ended
	September 27, 2013	September 28, 2012
Selling, general and administrative expenses ("SG&A")	$61	$4
Separation costs	8	71
Restructuring, asset impairment and divestiture charges (gains), net	—	33
Other expense, net	—	453
Total	$69	$561
3. Divestitures
The Company has continued to assess the strategic fit of its various businesses and has pursued the divestiture of certain businesses which do not align with its long-term strategy.
Fiscal 2013
During the fourth quarter of fiscal 2013, the Company approved a plan to sell its armored guard business in New Zealand and its fire and security business in Fiji, both of which are in its ROW Installation & Services segment; however, as of September 27, 2013, the sale had not been completed. The assets and liabilities have not been presented separately as held-for-sale in the Consolidated Balance Sheets as the amounts were not material to the presentation of all periods. A pre-tax loss of approximately $13 million for the write-down to fair value, less cost to sell was recorded in Restructuring, asset impairment and divestiture charges (gains), net in the Company's Consolidated Statements of Operations for the year ended September 27, 2013. This business has not been presented in discontinued operations as the amounts were not material to the Consolidated Financial Statements. The Company expects to complete the transaction during the first quarter of fiscal 2014.
During the third quarter of fiscal 2013, the Company completed the sale of its North America guarding business in its NA Installation & Services segment for approximately $25 million of cash proceeds, net of $2 million of cash divested on sale. The pre-tax loss for the write-down to fair value, less cost to sell, was not material. This business was accounted for as held for sale during the second quarter of fiscal 2013 and presented as held for sale as of September 28, 2012; however, its results of operations have not been presented in discontinued operations as the amounts were not material to the Consolidated Financial Statements. As of September 28, 2012, total assets to be divested of $35 million are included in Assets held for sale and total liabilities to be divested of $8 million are included in Liabilities held for sale on the accompanying Consolidated Balance Sheet.
Fiscal 2012
On September 28, 2012, Tyco completed the 2012 Separation and has presented its former North American residential security and flow control businesses as discontinued operations in all periods prior to the completion of the 2012 Separation. See Note 2 for additional information regarding the 2012 Separation. At the time of the 2012 Separation, the Company used available information to develop its best estimates for certain assets and liabilities related to the Separation. In limited instances, final determination of the balances will be made in subsequent periods, such as in the case of when final income tax returns are filed in certain jurisdictions where those returns include a combination of Tyco, ADT and/or Tyco Flow Control legal entities. During the year ended September 27, 2013, a net increase of $1 million was recorded within the Consolidated Statement of Shareholders' Equity as Other, primarily related to a cash true-up adjustment received from Pentair in the third quarter of fiscal 2013, offset by a cash true-up adjustment paid to ADT during the first quarter of fiscal 2013 and adjustments for the impact of filing final income tax returns. Any additional adjustments are not expected to be material.
During the year ended September 28, 2012, the Company sold its Fire Equipment de Mexico, S.A. business, which was part of the Company's Global Products segment. The sale was completed for approximately $1 million of cash consideration and a pre-tax loss of $3 million was recorded in income from discontinued operations, net of income taxes in the Company's Consolidated Statements of Operations.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fiscal 2011
On November 9, 2010, the Company announced that it entered into an investment agreement (the "Agreement") to sell a majority interest in its Electrical and Metal Products business to an affiliate of the private equity firm Clayton, Dubilier & Rice, LLC ("CD&R"). The Company formed a newly incorporated holding company, Atkore, to hold the Company's Electrical and Metal Products business. On December 22, 2010, the transaction closed and CD&R acquired shares of a newly-created class of cumulative convertible preferred stock of Atkore (the "Preferred Stock"). The Preferred Stock initially represented 51% of the outstanding capital stock (on an as-converted basis) of Atkore. In connection with the closing, the Company received cash proceeds of approximately $713 million and recorded a gain of $259 million, which included $33 million of cumulative translation gain, during the first quarter of fiscal 2011. During the year ended September 30, 2011, the Company recorded net working capital adjustments of $11 million that reduced the gain on disposal. The gain on disposal is recorded within Restructuring, asset impairment and divestiture charges (gains), net in the Company's Consolidated Statements of Operations.
In accordance with the terms and conditions of the Agreement, CD&R is entitled to a quarterly dividend which is payable in cash or in shares of Preferred Stock, at the discretion of Atkore. Since the closing of the transaction, Atkore has elected to pay CD&R's quarterly dividend in shares of Preferred Stock, which has diluted the Company's ownership in Atkore. As of September 27, 2013, the Company's ownership percentage was approximately 42%. Tyco's retained ownership interest in Atkore is accounted for under the equity method of accounting and is recorded in Other assets in the Company's Consolidated Balance Sheet. As of September 27, 2013 and September 28, 2012, such interest was $44 million and $92 million, respectively. The Company's proportionate share of Atkore's net loss is recorded within equity loss in earnings of unconsolidated subsidiaries in the Company's Consolidated Statement of Operations. The Company recorded equity losses of $48 million, $26 million and $12 million for the years ended September 27, 2013, September 28, 2012 and September 30, 2011, respectively.
Discontinued Operations
On March 2, 2014, Tyco Far East Holdings Ltd., a wholly-owned subsidiary of Tyco, entered into a Stock Purchase Agreement with an affiliate of The Carlyle Group for the sale of Tyco Fire & Security Services Korea Co. Ltd. and its subsidiaries that form and operate the Company’s South Korean security business. Pursuant to the Stock Purchase Agreement, Tyco will sell 100% of the issued and outstanding capital stock of Tyco Fire & Security Services Korea Co. Ltd. for a purchase price of $1.93 billion, subject to customary adjustments. The South Korean security business was accounted for as held for sale on the Consolidated Balance Sheets as of September 27, 2013 and September 28, 2012, and its results of operations have been presented within discontinued operations on the Consolidated Statements of Operations for the years ended September 27, 2013, September 28, 2012 and September 30, 2011. The Company expects the sale to close during the third quarter of fiscal 2014. Tyco expects to recognize a gain on sale upon closing of the agreement.
The components of income from discontinued operations, net of income taxes are as follows ($ in millions):

	For the Years Ended
	September 27, 2013	September 28, 2012	September 30, 2011
Net revenue	$533	$7,627	$7,210
Pre-tax income from discontinued operations	$112	$1,319	$1,241
Pre-tax separation charges included within discontinued operations (See Note 2)	8	(278)	(24)
Pre-tax gain on sale of discontinued operations	—	4	170
Income tax expense	(16)	(158)	(211)
Income from discontinued operations, net of income taxes	$104	$887	$1,176

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total assets and total liabilities and redeemable noncontrolling interest of discontinued operations as of September 27, 2013 and September 28, 2012 were as follows ($ in millions):

	As of
	September 27, 2013	September 28, 2012
Accounts receivables, net	21	17
Inventories	8	9
Prepaid expenses and other current assets	11	40
Property, plant and equipment, net	392	346
Goodwill and intangible assets, net	370	345
Other assets	26	33
Total assets	$828	$790
Accounts payable	48	50
Accrued and other current liabilities	59	67
Other liabilities	118	108
Total liabilities	$225	$225
Other Matters
The Company has used available information to develop its best estimates for certain assets and liabilities related to the 2007 Separation. In limited instances, final determination of the balances will be made in subsequent periods. There were nil for both years ended September 27, 2013 and September 28, 2012, and $13 million for September 30, 2011 of adjustments recorded through Tyco shareholders' equity. Adjustments in the future for the impact of filing final income tax returns in certain jurisdictions where those returns include a combination of Tyco, Covidien and/or TE Connectivity legal entities and for certain amended income tax returns for the periods prior to the 2007 Separation may be recorded to either Tyco shareholders' equity or the Consolidated Statement of Operations depending on the specific item giving rise to the adjustment.
Additionally, the year ended September 28, 2012 included $21 million and both the years ended September 27, 2013 and September 30, 2011 included nil of income tax expense associated with pre-2007 Separation tax liabilities, which was recorded in income from discontinued operations, net of income taxes in the Company's Consolidated Statements of Operations. During the year ended September 28, 2012, the Company was reimbursed $8 million pursuant to a tax sharing agreement (the "2007 Tax Sharing Agreement") entered into in conjunction with the 2007 Separation, which has been recorded in income from discontinued operations, net of income taxes in the Company's Consolidated Statements of Operations. See Note 6 for additional information.
Divestiture Charges (Gains), Net
During 2013, 2012 and 2011, the Company recorded net losses of $20 million and $14 million, and net gain of $224 million, respectively, in Restructuring, asset impairment and divestiture charges (gains), net in the Company's Consolidated Statements of Operations. The net loss for the year ended September 27, 2013 primarily resulted from the write-down to fair value, less cost to sell, of the armored guard business in New Zealand and the fire and security business in Fiji, both of which are in our ROW Installation & Services segment. The net loss for the year ended September 28, 2012 primarily resulted from an indemnification resulting from the divestiture of the Company's Electrical and Metal products business. The net gain for the year ended September 30, 2011 includes a gain of $248 million, net of working capital adjustments, recognized in conjunction with the sale of a majority interest in the Company's Electrical and Metal Products business, as discussed above.
4. Restructuring and Asset Impairment Charges, Net
During fiscal 2013, the Company identified and pursued opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies across the Company's businesses. The Company expects to incur restructuring and restructuring related charges in the range of $50 million to $75 million in fiscal 2014, which does not include repositioning charges as discussed below.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recorded restructuring and asset impairment charges by action and Consolidated Statement of Operations classification as follows ($ in millions):

	For the Years Ended
	September 27, 2013	September 28, 2012	September 30, 2011
2013 actions	$99	$—	$—
2012 actions	—	94	—
2011 and prior actions	12	10	78
Total restructuring and asset impairment charges, net	$111	$104	$78
Charges reflected in cost of sales	—	—	2
Charges reflected in SG&A	—	—	1
Charges reflected in restructuring, asset impairments and divestiture charges (gains), net	$111	$104	$75
2013 Actions
Restructuring and asset impairment charges, net, during the year ended September 27, 2013 related to the 2013 actions are as follows ($ in millions):

	For the Year Ended September 27, 2013
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
NA Installation & Services	$34	$1	$35
ROW Installation & Services	46	4	50
Global Products	9	2	11
Corporate and Other	3	—	3
Total	$92	$7	$99
The rollforward of the reserves from September 28, 2012 to September 27, 2013 is as follows ($ in millions):

Balance as of September 28, 2012	$—
Charges	102
Reversals	(4)
Utilization	(29)
Transfer	(1)
Balance as of September 27, 2013	$68

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2012 Actions
Restructuring and asset impairment charges, net, during the years ended September 27, 2013 and September 28, 2012 related to the 2012 actions are as follows ($ in millions):

	For the Year Ended September 27, 2013
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
ROW Installation & Services	$—	$1	$1
Global Products	(1)	—	(1)
Total	$(1)	$1	$—

	For the Year Ended September 28, 2012
	Employee Severance and Benefits(1)	Facility Exit and Other Charges(2)	Total
NA Installation & Services	$10	$34	$44
ROW Installation & Services	22	5	27
Global Products	7	3	10
Corporate and Other	9	4	13
Total	$48	$46	$94
_______________________________________________________________________________

(1)	Includes $6 million of charges for the year ended September 28, 2012 related to the 2012 Separation recorded by Corporate and Other.

(2)
Includes $20 million, $1 million and $2 million of asset impairment charges recorded by NA Installation & Services, ROW Installation & Services and Global Products, respectively, for the year ended September 28, 2012 related to the 2012 Separation. Includes $4 million of other restructuring charges recorded by Corporate and Other for the year ended September 28, 2012 related to the 2012 Separation.

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2012 actions are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Total
NA Installation & Services	$10	$34	$44
ROW Installation & Services	22	6	28
Global Products	6	3	9
Corporate and Other	9	4	13
Total	$47	$47	$94
The rollforward of the reserves from September 28, 2012 to September 27, 2013 is as follows ($ in millions):

Balance as of September 28, 2012	$38
Charges	5
Reversals	(5)
Utilization	(22)
Currency translation	(1)
Balance as of September 27, 2013	$15
2011 and prior actions
The Company continues to maintain restructuring reserves related to actions initiated prior to fiscal 2012. The total amount of these reserves was $47 million and $64 million as of September 27, 2013 and September 28, 2012, respectively. The

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company incurred $12 million, $10 million and $78 million of restructuring charges, net and utilized $30 million, $64 million and $89 million for the year ended September 27, 2013, September 28, 2012 and September 30, 2011, respectively, related to 2011 and prior actions. The aggregate remaining reserves primarily relate to facility exit costs for long-term non-cancelable lease obligations primarily within the Company's ROW Installation & Services segment.
Total Restructuring Reserves
As of September 27, 2013 and September 28, 2012 , restructuring reserves related to all actions were included in the Company's Consolidated Balance Sheets as follows ($ in millions):

	As of
	September 27, 2013	September 28, 2012
Accrued and other current liabilities	$112	$83
Other liabilities	18	19
Total	$130	$102
Restructuring reserves for businesses that are included within Liabilities held for sale on the Consolidated Balance Sheets are excluded from the table above. See Note 3 for additional information.
Repositioning
The Company has initiated certain global actions designed to reduce its cost structure and improve future profitability by streamlining operations and better aligning functions, which the Company refers to as repositioning actions. These actions may or may not lead to a future restructuring action. During the year ended September 27, 2013, the Company recorded repositioning charges of $20 million primarily related to professional fees which have been reflected in Selling, general and administrative expenses in the Consolidated Statement of Operations. There were no repositioning charges incurred during fiscal 2012 or 2011.
5. Acquisitions
Acquisitions
During the year ended September 27, 2013, total consideration for acquisitions included in continuing operations was $257 million, which was comprised of $229 million cash paid, net of cash acquired of $9 million, and $28 million of consideration that is primarily contingent on the successful transfer of a business license in China to Tyco. Cash paid for acquisitions primarily related to the acquisition of Exacq Technologies ("Exacq") on July 26, 2013 by the Company's Global Products segment. Exacq is a developer of open architecture video management systems for security and surveillance applications. Cash paid for Exacq totaled approximately $148 million, net of cash acquired of $2 million. The balance of the acquisitions for the year ended September 27, 2013 were included within the Company's NA Installation & Services and ROW Installation & Services segments, none of which were material individually or in the aggregate.
During the year ended September 28, 2012, cash paid for acquisitions included in continuing operations totaled $217 million, net of cash acquired of $17 million, which primarily related to the acquisition of Visonic Ltd. ("Visonic") on December 6, 2011. Visonic is a global developer and manufacturer of electronic security systems and components. Cash paid for Visonic totaled approximately $94 million, net of cash acquired of $5 million by the Company's Global Products segment. The balance of the acquisitions for the year ended September 28, 2012, were included within the Company's NA and ROW Installation & Services and Global Products segments, none of which were material individually or in the aggregate.
The Company recorded redeemable noncontrolling interest of $12 million related to an acquisition in the second quarter of 2012. Net loss and adjustments related to changes in the redemption value were immaterial during the years ended September 27, 2013 and September 28, 2012. The Company's redeemable noncontrolling interest balance was $12 million as of both September 27, 2013 and September 28, 2012.
During the year ended September 30, 2011, cash paid for acquisitions included in continuing operations totaled $353 million, net of cash acquired of $3 million, which primarily related to the acquisitions of Oceania Capital Partners Limited's Signature Security Group ("Signature Security") and Chemguard Inc. ("Chemguard"). Signature Security is focused on providing electronic security to the small business and residential markets in Australia and New Zealand and was acquired on April 29, 2011. Cash paid for Signature Security totaled approximately $184 million, net of cash acquired of $2 million by the

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company's ROW Installation & Services segment. On September 1, 2011, the Company's Global Products segment completed the acquisition of Chemguard for approximately $130 million in cash, net of cash acquired of $1 million. Chemguard is a provider of firefighting foam concentrates and equipment, foam systems, services and specialty chemicals. The balance of the acquisitions for the year ended September 30, 2011, were included within the Company's NA and ROW Installation & Services and Global Products segments, none of which were material individually or in the aggregate.
Acquisition and Integration Related Costs
Acquisition and integration costs are expensed as incurred. During the years ended September 27, 2013, September 28, 2012 and September 30, 2011, the Company incurred acquisition and integration costs of $4 million, $9 million, and $5 million, respectively. Such costs are recorded in Selling, general and administrative expenses in the Company's Consolidated Statements of Operations.
6. Income Taxes
Significant components of the income tax provision for 2013, 2012 and 2011 are as follows ($ in millions):

	For the Years Ended
	September 27, 2013	September 28, 2012	September 30, 2011
Current:
United States:
Federal	$14	$(4)	$(4)
State	8	6	(2)
Non U.S.	81	147	125
Current income tax provision	$103	$149	$119
Deferred:
United States:
Federal	$(12)	$(10)	$(17)
State	5	(2)	(12)
Non U.S.	12	183	22
Deferred income tax provision	5	171	(7)
	$108	$320	$112
Non-U.S. income from continuing operations before income taxes was $844 million, $87 million and $268 million for 2013, 2012 and 2011, respectively.
The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes on continuing operations for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 is as follows ($ in millions):

	For the Years Ended
	September 27, 2013	September 28, 2012	September 30, 2011
Notional U.S. federal income tax expense at the statutory rate	$206	$(24)	$233
Adjustments to reconcile to the income tax provision:
U.S. state income tax provision, net	(3)	6	10
Non U.S. net earnings(1)	(187)	17	(94)
Nondeductible charges	78	61	(18)
Valuation allowance	4	235	(3)
Other	10	25	(16)
Provision for income taxes	$108	$320	$112
_______________________________________________________________________________

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)	Excludes nondeductible charges and other items which are broken out separately in the table.
2012 Separation related charges associated with the early extinguishment of debt further increased a net operating loss carryforward in 2012, which the Company does not expect to realize in future periods. The valuation allowance on this loss carryforward is included in the Valuation allowance line of the table above.
Nondeductible charges during 2013 and 2012 are primarily related to separation costs incurred. Included in nondeductible charges during 2011 is an income tax benefit from favorable audit resolutions in multiple jurisdictions.
Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset as of September 27, 2013 and September 28, 2012 are as follows ($ in millions):

	As of
	September 27, 2013	September 28, 2012
Deferred tax assets:
Accrued liabilities and reserves	$285	$52
Tax loss and credit carryforwards	2,432	2,238
Postretirement benefits	183	254
Deferred revenue	111	136
Other	102	381
	3,113	3,061
Deferred tax liabilities:
Property, plant and equipment	(132)	(126)
Intangibles assets	(566)	(497)
Other	(167)	(101)
	(865)	(724)
Net deferred tax asset before valuation allowance	2,248	2,337
Valuation allowance	(1,948)	(1,826)
Net deferred tax asset	$300	$511
The valuation allowance for deferred tax assets of $1.9 billion and $1.8 billion as of September 27, 2013 and September 28, 2012, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. Specifically, the valuation allowance as of September 27, 2013 and September 28, 2012 includes separation related charges associated with the early extinguishment of debt which further increased a net operating loss carryforward which the Company does not expect to realize in future periods. The valuation allowance was calculated and recorded when the Company determined that it was more-likely-than-not that all or a portion of our deferred tax assets would not be realized. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on the Company's Consolidated Balance Sheets.
As of September 27, 2013, deferred tax assets of approximately $95 million relate to certain operating loss carryforwards resulting from the exercise of employee stock options and restricted stock vestings, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax provision.
As of September 27, 2013, the Company had $7,584 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $6,959 million have no expiration, and the remaining $625 million will expire in future years through 2031. In the U.S., there were approximately $810 million of federal and $467 million of state net operating loss carryforwards as of September 27, 2013, which will expire in future years through 2033.
As of September 27, 2013 and September 28, 2012, the Company had unrecognized tax benefits of $256 million and $120 million, respectively, of which $235 million and $106 million, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company accrued interest and penalties related to the unrecognized tax benefits of $39 million and $37 million as of September 27, 2013 and September 28, 2012, respectively. The Company recognized $1 million, $2 million and $3 million of income tax expense

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

for interest and penalties related to unrecognized tax benefits for the years ended September 27, 2013, September 28, 2012 and September 30, 2011, respectively.
A rollforward of unrecognized tax benefits as of September 27, 2013, September 28, 2012 and September 30, 2011 is as follows ($ in millions):

	As of
	September 27, 2013	September 28, 2012	September 30, 2011
Balance as of beginning of year	$120	$144	$134
Additions based on tax positions related to the current year	137	18	9
Additions based on tax positions related to prior years	7	7	31
Reductions based on tax positions related to prior years	(6)	(38)	(27)
Reductions related to settlements	—	(1)	(3)
Reductions related to lapse of the applicable statute of limitations	(2)	(3)	(6)
Foreign currency translation adjustments	—	(7)	6
Balance as of end of year	$256	$120	$144
Certain of Tyco's uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction (1)	Years Open To Audit
Australia	2004-2012
Canada	2002-2012
Germany	2005-2012
Switzerland	2003-2012
United Kingdom	2011-2012
United States	1997-2012
(1) In addition to these jurisdictions, the Company's South Korean security business has tax years 2009 - 2013 open.
Based on the current status of its income tax audits, the Company believes that it is reasonably possible that between nil and $30 million in unrecognized tax benefits may be resolved in the next twelve months.
Tax Sharing Agreements and Other Income Tax Matters
In connection with the 2012 and 2007 Separations, the Company entered into the 2012 and 2007 Tax Sharing Agreements, respectively, that govern the respective rights, responsibilities, and obligations of Tyco, Pentair and ADT after the 2012 Separation and Tyco, Covidien and TE Connectivity after the 2007 Separation with respect to taxes. Specifically this includes ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Pentair, ADT, Covidien or TE Connectivity to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code ("the Code") or certain internal transactions undertaken in anticipation of the spin-offs to qualify for tax-favored treatment under the Code.
Under the 2012 Tax Sharing Agreement Tyco, Pentair and ADT share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to ADT's, Tyco Flow Control's and Tyco's income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement, excluding approximately $175 million of pre-2012 Separation related tax liabilities that were anticipated to be paid prior to the 2012 Separation (collectively, "Shared Tax Liabilities"). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Pentair and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco, Pentair and ADT will share 52.5% 20% and 27.5%, respectively, of Shared Tax Liabilities above $725 million. All costs and expenses associated with the management of these shared tax liabilities will generally be shared 20%, 27.5%, and 52.5% by Pentair, ADT and Tyco, respectively. In connection with the execution of the 2012 Tax Sharing Arrangement, Tyco established liabilities representing the fair market value of its obligations which was recorded in other liabilities in the Company's Consolidated Balance Sheet with an offset to Tyco shareholders' equity.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Under the 2007 Tax Sharing Agreement, Tyco shares responsibility for certain of its, Covidien's and TE Connectivity's income tax liabilities, which result in cash payments, based on a sharing formula for periods prior to and including June 29, 2007. More specifically, Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of shared income tax liabilities that arise from adjustments made by tax authorities to Tyco's, Covidien's and TE Connectivity's U.S. and certain non-U.S. income tax returns. The costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties. In connection with the execution of the 2007 Tax Sharing Agreement, Tyco established a net receivable from Covidien and TE Connectivity representing the amount Tyco expected to receive for pre-2007 Separation uncertain tax positions, including amounts owed to the Internal Revenue Service ("IRS"). Tyco also established liabilities representing the fair market value of its share of Covidien's and TE Connectivity's estimated obligations, primarily to the IRS, for their pre-2007 Separation taxes covered by the 2007 Tax Sharing Agreement. During the year ended September 27, 2013, Tyco made a net cash payment of $16 million to Covidien and TE Connectivity related to the resolution of certain IRS audit and pre-Separation tax matters.
Tyco assesses the shared tax liabilities and related guaranteed liabilities related to both the 2012 and 2007 Tax Sharing Agreements at each reporting period. Tyco will provide payment to Pentair and ADT under the 2012 Tax Sharing Agreement and to Covidien and TE Connectivity under the 2007 Tax Sharing Agreement as the shared income tax liabilities are settled. Settlement is expected to occur as the tax, audit and legal processes are completed for the impacted years and cash payments are made. Due to the nature of the unresolved adjustments described in the next paragraph, the maximum amount of future payments under the 2012 and 2007 Tax Sharing Agreements is not known. Such cash payments, when they occur, will reduce the guarantor liability as such payments represent an equivalent reduction of risk. Tyco also assesses the sufficiency of the 2012 and 2007 Tax Sharing Agreements guarantee liabilities on a quarterly basis and will increase the liability when it is probable that cash payments expected to be made under the 2012 or 2007 Tax Sharing Agreements exceed the recorded balance.
Tyco and its subsidiaries' income tax returns are examined periodically by various tax authorities. In connection with these examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments, in particular with respect to years preceding the 2007 Separation. The issues and proposed adjustments related to such years are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and Tyco's liabilities under the 2007 Tax Sharing Agreement are further subject to the sharing provisions in the 2012 Tax Sharing Agreement. Tyco has previously disclosed that in connection with U.S. federal tax audits, the IRS has raised a number of issues and proposed tax adjustments for periods beginning with the 1997 tax year. Although Tyco has been able to resolve substantially all of the issues and adjustments proposed by the IRS for tax years through 2007, it has not been able to resolve matters related to the treatment of certain intercompany debt transactions during the period. As a result, on June 20, 2013, Tyco received Notices of Deficiency from the IRS asserting that several of Tyco's former U.S. subsidiaries owe additional taxes of $883.3 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of Tyco and its subsidiaries as they existed at that time. In addition, Tyco received Final Partnership Administrative Adjustments for certain U.S. partnerships owned by former U.S. subsidiaries with respect to which an additional tax deficiency of approximately $30 million is expected to be asserted. These amounts exclude interest and do not reflect the impact on subsequent periods if the IRS position described below is ultimately proved correct.
The IRS asserted in the Notices of Deficiency that substantially all of Tyco's intercompany debt originated during the 1997 - 2000 period should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest and related deductions recognized on U.S. income tax returns totaling approximately $2.9 billion. Tyco strongly disagrees with the IRS position and had filed petitions with the U.S. Tax Court contesting the IRS proposed adjustments. Tyco believes that it has meritorious defenses for its tax filings, that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations, and that the previously reported taxes for the years in question are appropriate.
No payments with respect to these matters would be required until the dispute is definitively resolved, which, based on the experience of other companies, could take several years. Tyco believes that its income tax reserves and the liabilities recorded in the Consolidated Balance Sheet for the tax sharing agreements continue to be appropriate. However, the ultimate resolution of these matters, and the impact of that resolution, are uncertain and could have a material impact on Tyco's financial condition, results of operations and cash flows. In particular, if the IRS is successful in asserting its claim, it would have an adverse impact on interest deductions related to the same intercompany debt in subsequent time periods, totaling approximately $6.6 billion, which is also expected to be disallowed by the IRS.
As noted above, Tyco has assessed its obligations under the 2007 Tax Sharing Agreement to determine that its recorded liability is sufficient to cover the indemnifications made by it under such agreement. In the absence of observable transactions for identical or similar guarantees, Tyco determined the fair value of these guarantees and indemnifications utilizing expected

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

present value measurement techniques. Significant assumptions utilized to determine fair value included determining a range of potential outcomes, assigning a probability weighting to each potential outcome and estimating the anticipated timing of resolution. The probability weighted outcomes were discounted using Tyco's incremental borrowing rate. However, the ultimate resolution of these matters is uncertain and could result in a material adverse impact to the Company's financial position, results of operations, cash flows, or the effective tax rate in future reporting periods.
In connection with the aforementioned audits, the IRS has assessed a civil fraud penalty of $21 million during the first quarter of fiscal 2013 against a prior subsidiary that was distributed to TE Connectivity in connection with the 2007 Separation. The penalties arise from actions of former executives taken in connection with intercompany transfers of stock of Simplex Technologies in 1998 and 1999. This is a pre-2007 Separation tax liability that is covered by the provisions of the 2007 Tax Sharing Agreement.
In addition to dealing with tax liabilities for periods prior to the respective Separations, the 2012 and 2007 Tax Sharing Agreements contain sharing provisions to address the contingencies that the 2012 or 2007 Separations, or internal transactions related thereto, may be deemed taxable by U.S. or non U.S. taxing authorities. In the event the 2012 Separation is determined to be taxable and such determination was the result of actions taken after the 2012 Separations by Tyco, ADT or Pentair, the party responsible for such failure would be responsible for all taxes imposed on each company as a result thereof. If such determination is not the result of actions taken by Tyco, ADT or Pentair after the 2012 Separation, then Tyco, ADT and Pentair would be responsible for any taxes imposed on any of the companies as a result of such determination in the same manner and in the same proportions as described above. Similar provisions exist in the 2007 Tax Sharing Agreement. If either of the 2007 or 2012 Separation, or internal transactions taken in anticipation thereof, were deemed taxable, the associated liability could be significant. Tyco is responsible for all of its own taxes that are not shared pursuant to the 2012 and 2007 Tax Sharing Agreements' sharing formulas. In addition, Pentair and ADT, and Covidien and TE Connectivity are responsible for their tax liabilities that are not subject to the 2012 or 2007 Tax Sharing Agreements' sharing formula, respectively.
Each of the 2012 and 2007 Tax Sharing Agreements provides that, if any party to such agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party's fault, each non-defaulting party to the agreement would be required to pay, equally with any other non-defaulting party to the agreement, the amounts in default. In addition, if another party to the 2012 or 2007 Tax Sharing Agreements that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco could be liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco may be obligated to pay amounts in excess of its agreed-upon share of its tax liabilities under either of the 2012 or 2007 Tax Sharing Agreements.
The receivables and liabilities related to the 2012 and 2007 Tax Sharing Agreements as of September 27, 2013 and September 28, 2012 are as follows ($ in millions):

	2012 Tax Sharing Agreement		2007 Tax Sharing Agreement
	As of September 27, 2013	As of September 28, 2012	As of September 27, 2013	As of September 28, 2012
Net receivable:
Prepaid expenses and other current assets	$—	$—	$—	$9
Other assets	—	—	67	66
	—	—	67	75
Tax sharing agreement related liabilities
Accrued and other current liabilities	(33)	—	(130)	(14)
Other liabilities	(36)	(71)	(254)	(394)
	(69)	(71)	(384)	(408)
Net liability	$(69)	$(71)	$(317)	$(333)

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recorded income (loss) in conjunction with the 2012 and 2007 Tax Sharing Agreements for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 as follows ($ in millions):

	For the Years Ended
	September 27, 2013	September 28, 2012	September 30, 2011
(Expense)/income
2007 Tax Sharing Agreement	$—	$(4)	$(7)
2012 Tax Sharing Agreement	(32)	—	NA
As a result of the 2012 separation, equity awards of certain employees were converted into the three companies. Pursuant to the terms of the 2012 Separation and Distribution Agreement, each of the three companies is responsible for issuing its own shares upon employee exercise of a stock option award or vesting of a restricted unit award. However, the 2012 Tax Sharing Agreement provides that any allowable compensation tax deduction for such awards is to be claimed by the employee's current employer. The 2012 Tax Sharing Agreement requires the employer claiming a tax deduction for shares issued by the other companies to pay a percentage of the allowable tax deduction to the company issuing the equity.
During 2013, Tyco incurred a charge of $38 million, to make payments to ADT and Pentair based on estimated allowable deductions for ADT and Pentair shares issued to Company employees, offset by income of $6 million to be received from ADT and Pentair for Company shares issued to their employees, resulting in a net impact of approximately $32 million which was recorded in Other expense, net within Tyco's Consolidated Statement of Operations.
Other Income Tax Matters
Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or Tyco has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.
7. Earnings Per Share
The reconciliations between basic and diluted earnings per share attributable to Tyco common shareholders for 2013, 2012 and 2011 are as follows (in millions, except per share data):

	For the Years Ended
	September 27, 2013			September 28, 2012			September 30, 2011
	Income	Shares	Per Share Amount	(Loss)	Shares	Per Share Amount	Income	Shares	Per Share Amount
Basic earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	$432	465	$0.93	$(415)	463	$(0.90)	$543	474	$1.15
Share options and restricted share awards		7						5
Diluted earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations attributable to Tyco common shareholders, giving effect to dilutive adjustments	$432	472	$0.92	$(415)	463	$(0.90)	$543	479	$1.13
The computation of diluted earnings per share for 2013, 2012 and 2011excludes the effect of the potential exercise of share options to purchase approximately 4 million, 12 million and 10 million shares, respectively, and excludes restricted share awards of 1 million, 2 million and nil shares, respectively, because the effect would be anti-dilutive.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Goodwill and Intangible Assets
There were no goodwill impairments as a result of performing the Company's 2013, 2012 and 2011 annual impairment tests. The changes in the carrying amount of goodwill by segment for 2013 and 2012 are as follows ($ in millions):

	NA Installation & Services	ROW Installation & Services	Global Products	Total
As of September 30, 2011
Gross Goodwill	$2,119	$1,926	$1,629	$5,674
Impairments	(126)	(1,068)	(567)	(1,761)
Carrying Amount of Goodwill	1,993	858	1,062	3,913
Acquisitions/ Purchase Accounting Adjustments	—	28	66	94
Currency Translation	8	19	1	28
As of September 28, 2012
Gross Goodwill	$2,127	$1,973	$1,696	$5,796
Impairments	(126)	(1,068)	(567)	(1,761)
Carrying Amount of Goodwill	2,001	905	1,129	4,035
Acquisitions/ Purchase Accounting Adjustments	24	42	90	156
Transfers	(39)	—	39	—
Currency Translation	(8)	(19)	(1)	(28)
As of September 27, 2013
Gross Goodwill	$2,104	$1,996	$1,824	$5,924
Impairments	(126)	(1,068)	(567)	(1,761)
Carrying Amount of Goodwill	$1,978	$928	$1,257	$4,163
Intangible Assets
There were no indefinite-lived intangible asset impairments as a result of performing the Company's 2013, 2012 and 2011 annual impairment tests.
The following table sets forth the gross carrying amount and accumulated amortization of the Company's intangible assets as of September 27, 2013 and September 28, 2012 ($ in millions):

	As of
	September 27, 2013		September 28, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$1,420	$1,101	$1,499	$1,153
Intellectual property	623	477	552	468
Other	40	13	36	9
Total	$2,083	$1,591	$2,087	$1,630
Non-Amortizable:
Intellectual property	$223		$224
Franchise rights	76		77
Total	$299		$301
Intangible asset amortization expense for 2013, 2012 and 2011 was $95 million, $99 million and $93 million, respectively.
The estimated aggregate amortization expense on intangible assets is expected to be approximately $89 million for 2014, $71 million for 2015, $65 million for 2016, $57 million for 2017 and $210 million for 2018 and thereafter.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Related Party Transactions
The Company has amounts due related to loans and advances issued to employees in prior years under the Company's Key Employee Loan Program, relocation programs and other advances made to executives. Loans were provided to employees under the Company's Key Employee Loan Program, which is now discontinued, except for outstanding loans for the payment of taxes upon the vesting of shares granted under our Restricted Share Ownership Plans. During the fourth quarter of 2002, the Board of Directors and new senior management at that time adopted a policy under which no new loans are allowed to be granted to any officers of the Company and existing loans are not allowed to be extended or modified. There have been no loans made to any of the Company's current executives. The outstanding loans are not collateralized and bear interest, payable annually, at a rate based on the six-month LIBOR, calculated annually as the average of the rates in effect on the first day of each of the preceding 12 months. Loans are generally repayable in 10 years; however, earlier payments are required under certain circumstances, such as when an employee is terminated. In addition, the Company made mortgage loans to certain employees under employee relocation programs. These loans are generally payable in 15 years and are collateralized by the underlying property. The maximum amount outstanding under these programs was $21 million as of both September 27, 2013 and September 28, 2012. Loans receivable under these programs, as well as other unsecured advances outstanding, were $21 million as of both September 27, 2013 and September 28, 2012. The total outstanding loans receivable includes loans to L. Dennis Kozlowski, the Company's former chairman and chief executive officer (until June 2002). The amount outstanding under these loans, plus accrued interest, was $28 million as of both September 27, 2013 and September 28, 2012 and the rate of interest charged on such loans was 0.4% and 0.7% in 2013 and 2012, respectively. Interest income on these interest bearing loans was not material for all periods presented. Certain of the above loans totaling $1 million as of both September 27, 2013 and September 28, 2012 are non-interest bearing.
The Company filed civil complaints against Mr. Kozlowski, its former chief financial officer, Mark Swartz, and Frank E. Walsh, Jr., a former director for breach of fiduciary duty and other wrongful conduct. See Note 13 for additional information.
During 2013, 2012 and 2011, the Company engaged in commercial transactions in the normal course of business with companies where the Company's Directors were employed and served as officers. Purchases from these companies during each year aggregated less than 1% of consolidated net revenue.
10. Debt
Debt as of September 27, 2013 and September 28, 2012 is as follows ($ in millions):

	As of September 27, 2013	As of September 28, 2012
3.375% public notes due 2015	258	257
3.75% public notes due 2018	67	67
8.5% public notes due 2019	364	364
7.0% public notes due 2019	246	247
6.875% public notes due 2021	466	466
4.625% public notes due 2023	42	42
Other(1)(2)	20	48
Total debt	1,463	1,491
Less: current portion	20	10
Long-term debt	$1,443	$1,481
_______________________________________________________________________________

(1)	$20 million of the amount shown as other, comprises the current portion of the Company's total debt as of September 27, 2013.

(2)	$10 million of the amount shown as other, comprises the current portion of the Company's total debt as of September 28, 2012.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value
The carrying amount of Tyco's debt subject to the fair value disclosure requirements as of September 27, 2013 and September 28, 2012 was $1,443 million for both periods. The Company utilizes various valuation methodologies to determine the fair value of its debt, which is primarily dependent on the type of market in which the Company's debt is traded. When available, the Company uses quoted market prices to determine the fair value of its debt that is traded in active markets. As of September 27, 2013 and September 28, 2012, the fair value of the Company's debt which was actively traded was $1,676 million and $1,786 million, respectively. As of September 27, 2013 and September 28, 2012, the Company's debt that was subject to the fair value disclosure requirements was all actively traded and is classified as Level 1 in the fair value hierarchy. See Note 1 for further details on the fair value hierarchy.
Fiscal 2013 Debt Issuance/Repayment
There were no material debt issuances or repayments during 2013.
Fiscal 2012 Debt Issuance/Repayment
During the fourth quarter of 2012, in connection with the Separation, Tyco and its finance subsidiary, Tyco International Finance S.A. ("TIFSA"), redeemed various debt securities maturing from 2013 to 2023 issued by TIFSA and/or Tyco, in an aggregate principal amount of $2.6 billion as set forth below ($ in millions):

6.0% public notes due 2013	$656
4.125% public notes due 2014	500
3.375% public notes due 2015	242
3.750% public notes due 2018	183
8.5% public notes due 2019	386
7.0% public notes due 2019	180
6.875% public notes due 2021	245
4.625% public notes due 2023	208
Total amounts redeemed	$2,600
In conjunction with the debt redemptions, the Company terminated associated interest rate swap contracts related to the 6.0% Notes due 2013 and 4.125% Notes due 2014. As a result of the debt redemptions, the Company recorded a loss on extinguishment of debt of $453 million which was recorded within Other expense, net in the Company's Consolidated Statement of Operations for the year ended September 28, 2012. The charge was comprised of the premium paid in the tender offers, write-off of the unamortized debt issuance costs and discount related to the extinguished notes, and a net gain recognized upon termination of the associated interest rate swap contracts.
Fiscal 2011 Debt Issuance/Repayment
On January 12, 2011, TIFSA issued $250 million aggregate principal amount of 3.75% Notes due on January 15, 2018 (the "2018 Notes") and $250 million aggregate principal amount of 4.625% Notes due on January 15, 2023 (the "2023 Notes"), which were fully and unconditionally guaranteed by the Company. TIFSA received total net proceeds of approximately $494 million after deducting debt issuance costs of approximately $1 million for the 2018 Notes and $2 million for the 2023 Notes, as well as debt discount of approximately $1 million for the 2018 Notes and $2 million for the 2023 Notes. The net proceeds of the aforementioned debt issuances, along with other available funds, were used to fund the repayment upon maturity of all of the Company's outstanding 6.75% Notes due February 2011 with a principal amount of $516 million. The 2018 Notes and the 2023 Notes are unsecured and rank equally with TIFSA's other unsecured and unsubordinated debt.
Prior to January 15, 2018 in the case of the 2018 Notes and prior to October 15, 2022 in the case of the 2023 Notes, TIFSA may redeem any of the notes at a redemption price equal to the greater of the principal amount of the notes of such series or a make-whole amount, plus in each case, accrued and unpaid interest. On or after October 15, 2022, TIFSA may redeem the 2023 Notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The holders of both the 2018 Notes and the 2023 Notes have the right to require TIFSA to repurchase all or a portion of the notes at a purchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest upon the occurrence of a change of control triggering event, which requires both a change of control and rating event, each as defined in the indenture governing the notes. The debt issuance costs will be amortized from the date of issuance to the maturity

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

date of each series of the notes. Interest is payable semi-annually on January 15th and July 15th for both the 2018 Notes and 2023 Notes.
Commercial Paper
From time to time, TIFSA may issue commercial paper for general corporate purposes. The maximum aggregate amount of unsecured commercial paper notes available to be issued, on a private placement basis, under the commercial paper program is $1 billion as of September 27, 2013. As of September 27, 2013 and September 28, 2012, TIFSA had no commercial paper outstanding.
Credit Facilities
On June 22, 2012, TIFSA, as the Borrower, and the Company as the Guarantor, entered into a Five-Year Senior Unsecured Credit Agreement, expiring June 22, 2017, and providing for revolving credit commitments in the aggregate amount of $1.0 billion (the "2012 Credit Agreement"). In connection with entering into the 2012 Credit Agreement, TIFSA and the Company terminated the existing Four-Year Senior Unsecured Credit Agreement, dated March 24, 2011, which provided for revolving credit commitments in the aggregate amount of $750 million. Additionally, the Company's Five-Year Senior Unsecured Credit Agreement, dated April 25, 2007 and as amended, terminated on September 28, 2012.
As a result of entering into the 2012 Credit Agreement and the terminations described above, the Company's committed revolving credit facility totaled $1.0 billion as of September 27, 2013. This revolving credit facility may be used for working capital, capital expenditures and general corporate purposes. As of September 27, 2013 and September 28, 2012, there were no amounts drawn under the Company's revolving credit facilities. Interest under the revolving credit facilities is variable and is calculated by reference to LIBOR or an alternate base rate.
Other Debt Information
The aggregate amounts of principal public debt maturing during the next five years and thereafter are as follows: nil in 2014, nil in 2015, $258 million in 2016, nil in 2017, $67 million in 2018 and $1,111 million thereafter.
As of September 27, 2013, the weighted-average interest rate on total debt was 6.5%. As of September 28, 2012, the weighted-average interest rate on total debt, excluding the impact of interest rate swaps, was 6.5%. There was no public short-term debt outstanding as of September 27, 2013 and September 28, 2012. As of September 28, 2012, the Company had terminated all interest rate swaps. The impact of the Company's interest rate swap agreements on reported interest expense prior to termination was a net decrease of $18 million and $22 million for the years ended September 28, 2012 and September 30, 2011, respectively.
11. Guarantees
Certain of the Company's business segments have guaranteed the performance of third-parties and provided financial guarantees for uncompleted work and financial commitments. The terms of these guarantees vary with end dates ranging from the current fiscal year through the completion of such transactions. The guarantees would typically be triggered in the event of nonperformance and performance under the guarantees, if required, would not have a material effect on the Company's financial position, results of operations or cash flows.
There are certain guarantees or indemnifications extended among Tyco, Covidien, TE Connectivity, ADT and Pentair in accordance with the terms of the 2007 and 2012 Separation and Distribution Agreements and Tax Sharing Agreements. These guarantees primarily relate to certain contingent tax liabilities included in the Tax Sharing Agreements. See Note 6 for additional information.
In addition, Tyco historically provided support in the form of financial and/or performance guarantees to various Covidien, TE Connectivity, ADT and Tyco Flow Control operating entities. In connection with both the 2012 and 2007 Separations, the Company worked with the guarantee counterparties to cancel or assign these guarantees to Covidien, TE Connectivity, ADT or Pentair, as appropriate. To the extent these guarantees were not assigned prior to the Separation dates, Tyco assumed primary liability on any remaining such support. The Company's obligations related to the 2012 Separation were $3 million, which were included in Other liabilities on the Company's Consolidated Balance Sheets as of both September 27, 2013 and September 28, 2012, with an offset to Tyco shareholders' equity on the 2012 Separation date. The Company's obligations related to the 2007 Separation were $3 million and $3 million, which were included in Other liabilities on the Company's Consolidated Balance Sheets as of September 27, 2013 and September 28, 2012, respectively, with an offset to Tyco shareholders' equity on the 2007 Separation date.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In disposing of assets or businesses, the Company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations or cash flows.
In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations or cash flows.
As of September 27, 2013, the Company had total outstanding letters of credit and bank guarantees of approximately $424 million.
The Company records estimated product warranty costs at the time of sale. See Note 1 for additional information.
The changes in the carrying amount of the Company's warranty accrual from September 28, 2012 to September 27, 2013 were as follows ($ in millions):

Balance as of September 28, 2012	$30
Warranties issued	16
Changes in estimates	(4)
Settlements	(11)
Balance as of September 27, 2013	$31
Warranty accruals for businesses that are included within Liabilities held for sale on the Consolidated Balance Sheets are excluded from the table above. See Note 3 for additional information.
12. Financial Instruments
The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of September 27, 2013 and September 28, 2012. The fair value of derivative financial instruments was not material to any of the periods presented. See below for the fair value of investments and Note 10 for the fair value of debt.
Derivative Instruments
In the normal course of business, Tyco is exposed to market risk arising from changes in currency exchange rates, interest rates and commodity prices. The Company may use derivative financial instruments to manage exposures to foreign currency, commodity and interest rate risks. The Company's objective for utilizing derivative financial instruments is to manage these risks using the most effective methods to eliminate or reduce the impacts of these exposures. The Company does not use derivative financial instruments for trading or speculative purposes.
For derivative instruments that are designated and qualified as hedging instruments for accounting purposes, the Company documented and linked the relationships between the hedging instruments and hedged items. The Company also assessed and documented at the hedge's inception whether the derivatives used in hedging transactions were effective in offsetting changes in fair values associated with the hedged items. These hedges did not result in any hedge ineffectiveness for the years ended September 27, 2013, September 28, 2012 and September 30, 2011.
All derivative financial instruments are reported on the Consolidated Balance Sheet at fair value with changes in the fair value of the derivative financial instruments recognized currently in the Company's Statement of Operations, with the exception of net investment hedges for which changes in fair value are reported in the cumulative translation component of accumulated other comprehensive loss to the extent the hedges are effective. The ineffective portion of the hedge, if any, is recognized in the Consolidated Statement of Operations. The derivative financial instruments and impact of such changes in the fair value of the derivative financial instruments was not material to the Consolidated Balance Sheets as of September 27, 2013 and September 28, 2012 or Consolidated Statements of Operations and Statement of Cash Flows for the years ended September 27, 2013, September 28, 2012 and September 30, 2011.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Foreign Currency Exposures
The Company manages foreign currency exchange rate risk through the use of derivative financial instruments comprised principally of forward contracts on foreign currency which are not designated as hedging instruments for accounting purposes. The objective of the derivative instruments is to minimize the income statement impact and potential variability in cash flows associated with intercompany loans, accounts receivable, accounts payable and forecasted transactions that are denominated in certain foreign currencies. As of September 27, 2013 and September 28, 2012, the total gross notional amount of the Company's foreign exchange contracts was $278 million and $225 million, respectively, including contracts of $60 million and $30 million, respectively, related to the South Korean security business.
Effective March 17, 2009, Tyco changed its jurisdiction of incorporation from Bermuda to Switzerland. Tyco made the final dividend payment in the form of a reduction of capital in February 2011, denominated in Swiss francs (See Note 15 for additional information). The Company paid dividends in U.S. dollars, based on the exchange rate in effect shortly before the payment date. Fluctuations in the value of the U.S. dollar compared to the Swiss franc between the date the dividend was approved and paid increased or decreased the U.S. dollar amount required to be paid. The Company managed the potential variability in cash flows associated with the dividend payments by entering into derivative financial instruments used as economic hedges of the underlying risk. Beginning in May 2011, the Company makes dividend payments out of contributed surplus in U.S. dollars which has eliminated the need to use currency hedges for dividend payments.
Counterparty Credit Risk
The use of derivative financial instruments exposes the Company to counterparty credit risk. If the counterparty fails to perform, the Company is exposed to losses if the derivative is in an asset position. When the fair value of a derivative instrument is an asset, the counterparty has to pay the Company to settle the contract. This exposes the Company to credit risk. However, when the fair value of a derivative instrument is a liability, the Company has to pay the counterparty to settle the contract and therefore there is no counterparty credit risk. Tyco has established policies and procedures to limit the potential for counterparty credit risk, including establishing limits for credit exposure and continually assessing the creditworthiness of counterparties. As a matter of practice, the Company deals with major banks worldwide having strong investment grade long-term credit ratings from Standard & Poor's and Moody's. To further reduce the risk of loss, the Company generally enters into International Swaps and Derivatives Association master agreements with substantially all of its counterparties. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. The Company's derivative contracts do not contain any credit risk related contingent features and do not require collateral or other security to be furnished by the Company or the counterparties.
The Company's exposure to credit risk associated with its derivative instruments is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. As of September 27, 2013, the Company was exposed to industry concentration with financial institutions as well as risk of loss if an individual counterparty or issuer failed to perform its obligations under contractual terms. The maximum amount of loss that the Company would incur as of September 27, 2013 without giving consideration to the effects of legally enforceable master netting agreements was approximately $4 million.
Investments
Investments primarily include cash equivalents, U.S. government obligations, U.S. government agency securities and corporate debt securities.
When available, the Company uses quoted market prices to determine the fair value of investment securities. Such investments are included in Level 1. When quoted market prices are not readily available, pricing determinations are made based on the results of market approach valuation models using observable market data such as recently reported trades, bid and offer information and benchmark securities. These investments are included in Level 2 and consist primarily of U.S. government agency securities and corporate debt securities. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the valuation.
The following tables present the cost and fair market value of the Company's available-for-sale investments which are primarily held by the Company's captive insurance companies by type of security and classification in the Company's Consolidated Balance Sheets as of September 27, 2013 and September 28, 2012. In addition, the following tables present the Company's assets and liabilities measured at fair value on a recurring basis as of September 27, 2013 and September 28, 2012, by level within the fair value hierarchy.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        As of September 27, 2013 ($ in millions):

			Fair Value			Consolidated Balance Sheet Classification
Type of Security	Cost Basis	Gross Unrealized Gain	Level 1	Level 2	Total	Prepaids and Other Current Assets	Other Assets
Corporate debt securities	$34	$—	$—	$34	$34	$11	$23
U.S. Government debt securities	209	—	171	38	209	89	120
	$243	$—	$171	$72	$243	$100	$143
        As of September 28, 2012 ($ in millions):

			Fair Value			Consolidated Balance Sheet Classification
Type of Security	Cost Basis	Gross Unrealized Gain	Level 1	Level 2	Total	Prepaids and Other Current Assets	Other Assets
Corporate debt securities	$33	$1	$—	$34	$34	$7	$27
U.S. Government debt securities	167	2	86	83	169	63	106
	$200	$3	$86	$117	$203	$70	$133
During 2013 and 2012, the Company did not have any significant transfers within the fair value hierarchy.
Investments with continuous unrealized losses for less than 12 months and 12 months or greater as of September 27, 2013 and September 28, 2012 were not material. The Company did not record any other-than-temporary impairments in the years ended 2013, 2012 and 2011.
The maturities of the Company's investments in debt securities as of September 27, 2013 are as follows ($ in millions):

	Cost Basis	Fair Value
Due in one year or less	$100	$100
Due after one year through five years	143	143
Total	$243	$243
Derivative Financial Instruments
The fair values for the Company's derivative financial instruments are derived from market approach pricing models that take into account the contractual terms and features of each instrument, forward foreign currency rates for the Company's foreign exchange contracts and yield curves for the Company's interest rate swaps existing at the end of the period. Valuations are adjusted to reflect creditworthiness of the counterparty for assets and the creditworthiness of the Company for liabilities. Such adjustments are based on observable market evidence and are categorized as Level 2 exposures. Derivative financial instruments fair value details are not presented as the derivative financial instruments were not material to any of the periods presented.
Other
The Company had $2.0 billion of intercompany loans designated as permanent in nature for both September 27, 2013 and September 28, 2012. For the years ended September 27, 2013 and September 28, 2012, and September 30, 2011 the Company recorded a cumulative translation gain of $3 million and $48 million and a cumulative translation loss of $2 million, respectively, through accumulated other comprehensive loss related to these loans.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies
The Company has facility, vehicle and equipment leases that expire at various dates beyond fiscal 2014. Rental expense under these leases was $293 million, $299 million and $270 million for fiscal years 2013, 2012 and 2011, respectively. Following is a schedule of minimum lease payments for non-cancelable operating leases as of September 27, 2013 ($ in millions):

Operating Leases
2014	$158
2015	128
2016	107
2017	75
2018	29
Thereafter	40
$537
The Company also has purchase obligations related to commitments to purchase certain goods and services. As of September 27, 2013, such obligations were as follows: $334 million in 2014, $64 million in 2015, $42 million in 2016, $21 million in 2017 and $20 million in 2019 and thereafter.
In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations or cash flows.
Legacy Matters Related to Former Management
The Company is a party to several lawsuits involving disputes with former management, including its former chief executive officer, Mr. L. Dennis Kozlowski, and its former chief financial officer, Mr. Mark Swartz. The Company filed civil complaints against Mr. Kozlowski and Mr. Swartz for breach of fiduciary duty and other wrongful conduct relating to alleged abuses of the Company's Key Employee Loan Program and relocation program, unauthorized bonuses, unauthorized payments, self-dealing transactions and other improper conduct. In connection with Tyco's affirmative actions against Mr. Kozlowski and Mr. Swartz, Mr. Kozlowski, through counterclaims, and Mr. Swartz, through a separate lawsuit, sought an aggregate of approximately $140 million allegedly due in connection with their compensation and retention arrangements and under the Employee Retirement Income Security Act ("ERISA"). A former director, Mr. Frank Walsh Jr. sought indemnification for legal and other expenses incurred by him in connection with the Company's affirmative action against him for breaches of fiduciary duties.
With respect to Mr. Kozlowski, on December 1, 2010, the U.S. District Court for the Southern District of New York ruled in favor of several of the Company's affirmative claims against him before trial, while dismissing all of Mr. Kozlowski's counterclaims for pay and benefits after 1995. Prior to the commencement of trial, the parties reached an agreement in principle to resolve the matter, with Mr. Kozlowski agreeing to release the Company from any claims to monetary amounts related to compensation, retention or other arrangements alleged to have existed between him and the Company. Although the parties have reached an agreement in principle, until the settlement agreement is signed, the Company will continue to maintain the amounts recorded in its Consolidated Balance Sheet, which reflect a net liability of approximately $91 million, for the amounts allegedly due under his compensation and retention arrangements and under ERISA.
With respect to Mr. Swartz, on March 3, 2011, the U.S. District Court for the Southern District of New York granted the Company's motion for summary judgment as to liability for its affirmative actions and further ruled that issues related to damages would need to be resolved at trial. During the second quarter of fiscal 2012, the Company reversed a $50 million liability related to Mr. Swartz's pay and benefits due to the expiration of the statute of limitations, which was recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. On May 15, 2012, Mr. Swartz filed a lawsuit against Tyco in New York state court claiming entitlement to monies under ERISA. The Company removed the case to the U.S. District Court for the Southern District of New York and filed a motion to dismiss Mr. Swartz's claims for multiple reasons, including that the statute of limitations had expired, at the latest, during the second quarter of fiscal 2012. A trial to determine the Company's damages from Mr. Swartz's breaches of fiduciary duty concluded on October 17, 2012. At the conclusion of the trial, the Court ruled that the Company was entitled to recover all monies earned by Mr. Swartz in connection with his employment by Tyco between September 1, 1995 and June 1, 2002. The Company filed a motion requesting the entry

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of monetary sum certain judgment in conformity with the Court's ruling regarding the time period of disgorgement. The motion also requested interest related to the monies Mr. Swartz was found to have unlawfully taken from the Company. In March 2013, the Court entered an order awarding the Company's request for interest. In connection with Mr. Swartz's affirmative claims against the Company, the Court dismissed all of Mr. Swartz's claims except one claim in which Mr. Swartz contends he is entitled to reimbursement from the Company for taxes he paid in connection with his 2002 Separation Agreement. In July 2013, the parties reached an agreement in principle to resolve the matter, with Mr. Swartz agreeing to release the Company from any claims to monetary amounts related to compensation, retention or other arrangements alleged to have existed between him and the Company. Although the parties have reached an agreement in principle, a final settlement agreement has not yet been executed.
With respect to Mr. Walsh, in June 2002, the Company filed a civil complaint against him for breach of fiduciary duty, inducing breaches of fiduciary duty and related wrongful conduct involving a $20 million payment by Tyco, $10 million of which was paid to Mr. Walsh with the balance paid to a charity of which Mr. Walsh is trustee. The payment was purportedly made for Mr. Walsh's assistance in arranging the Company's acquisition of The CIT Group, Inc. Separately, Mr. Walsh filed a New York state court claim against the Company asserting his entitlement to indemnification. In March 2013, Mr. Walsh and the Company entered into a settlement agreement resolving all claims they had against each other related to these lawsuits with no payments made by either party.
Environmental Matters
Tyco is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 27, 2013, Tyco concluded that it was probable that it would incur remedial costs in the range of approximately $74 million to $162 million. As of September 27, 2013, Tyco concluded that the best estimate within this range is approximately $105 million, of which $82 million is included in Accrued and other current liabilities and Accounts payable and $23 million is included in Other liabilities in the Company's Consolidated Balance Sheet.
The majority of the liabilities described above relate to ongoing remediation efforts at a facility in the Company's Global Products segment located in Marinette, Wisconsin, which the Company acquired in 1990 in connection with its acquisition of, among other things, the Ansul product line. Prior to Tyco's acquisition, Ansul manufactured arsenic-based agricultural herbicides at the Marinette facility, which resulted in significant arsenic contamination of soil and groundwater on the Marinette site and in parts of the adjoining Menominee River. Ansul has been engaged in ongoing remediation efforts at the Marinette site since 1990, and in February 2009 entered into an Administrative Consent Order (the "Consent Order") with the U.S. Environmental Protection Agency to address the presence of arsenic at the Marinette site. Under this agreement, Ansul's principal obligations are to contain the arsenic contamination on the site, pump and treat on-site groundwater, dredge, treat and properly dispose of contaminated sediments in the adjoining river areas, and monitor contamination levels on an ongoing basis. Activities completed under the Consent Order since 2009 include the installation of a subsurface barrier wall around the facility to contain contaminated groundwater, the installation of a groundwater extraction and treatment system and the dredging and offsite disposal of treated river sediment. As a result of treatability studies concluded during the second quarter of fiscal 2013, the Company became aware that additional river sediment beyond what was originally planned would require treatment under the Consent Order for river sediment remediation. This caused the Company to increase its agreed upon remedial activities through the fall of 2013 in order to achieve compliance with the Consent Order. During the first quarter of fiscal 2014, the deadline for completing the remediation was extended through December 31, 2013, and the Company intends to complete the activities required under the Consent Order within the extended timeframe. As a result of the increased level of remediation required, the Company recorded approximately $100 million in Selling, general and administrative expenses in the Consolidated Statement of Operations during the first half of the year ended September 27, 2013. As of September 27, 2013, the Company concluded that its remaining remediation and monitoring costs related to the Marinette facility were in the range of approximately $62 million to $137 million. The Company's best estimate within that range is approximately $93 million, of which $79 million is included in Accrued and other current liabilities and Accounts payable and $14 million is included in Other liabilities in the Company's Consolidated Balance Sheet. The Company recorded $17 million and $11 million during the years ended September 28, 2012 and September 30, 2011, respectively, within Selling, general and administrative expenses in the Consolidated Statement of Operations. Since fiscal 2009, the year in which the Company received the Consent Order, the Company has incurred environmental remediation costs net of insurance recoveries of $132 million. Although the Company has recorded its best estimate of the costs that it will incur to remediate and monitor the arsenic contamination at the Marinette facility, it is possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could change the Company's expectations with respect to future charges and cash outlays, and such changes could be material to the Company's future results of operations, financial condition or cash flows.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Asbestos Matters
The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos containing components manufactured by third parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company's historical strategy has been to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future. In addition, the Company continues to assess its strategy for resolving asbestos claims. Due to the number of claims and limited amount of assets held by Yarway Corporation ("Yarway"), one of the Company's indirect subsidiaries, on April 22, 2013 Yarway filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As a result of this filing, all asbestos claims against Yarway have been stayed pending confirmation of a plan of reorganization by the Bankruptcy Court. Yarway's goal is to negotiate, obtain approval of, and consummate a plan of reorganization that establishes an appropriately funded trust to provide for the fair and equitable payment of legitimate current and future Yarway asbestos claims, accompanied by appropriate injunctive relief permanently protecting Yarway and certain other protected parties from any further asbestos claims arising from products manufactured, sold, and/or distributed by Yarway. Upon confirmation of such plan of reorganization, the Company expects to deconsolidate Yarway. As a result of filing the voluntary petition during the year, the Company recorded an expected loss upon deconsolidation of $10 million related to the Yarway bankruptcy petition. Although the terms of Yarway's plan of reorganization are unknown at this time, the Company does not expect them to have a material adverse effect on the Company's results of operations, financial condition or liquidity.
As of September 27, 2013, the Company has determined that there were approximately 5,200 claims pending against it, its subsidiaries or entities for which the Company has assumed responsibility in connection with acquisitions and divestitures. This amount reflects the Company's current estimate of the number of viable claims made against such entities and includes adjustments for claims that are not actively being prosecuted, identify incorrect defendants, are duplicative of other actions or for which the Company is indemnified.
The Company's estimate of its liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made in the future during a defined period of time (the look-forward period). On a quarterly basis, the Company assesses the sufficiency of its estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. It also evaluates the recoverability of its insurance receivable on a quarterly basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.
During the third quarter of fiscal 2012, the Company determined that a look-back period of three years was more appropriate than a five year period because the Company had experienced a higher and more consistent level of claims activity and settlement costs in the past three years. The Company also revised its look-forward period from seven years to fifteen years, or 2027. The Company's decision to revise its look-forward period was primarily based on improvements in the consistency of observable data and the Company's more extensive experience with asbestos claims since the look-forward period was originally established in 2005. The revisions to the Company's look-forward and look-back periods were not applied to claims made against Yarway. Excluding these claims, the Company believed it could make a more reliable estimate of pending and future claims beyond seven years. The Company believed valuation of pending claims and future claims to be filed through 2027 produced a reasonable estimate of its asbestos liability, which it recorded in the consolidated financial statements on an undiscounted basis. The effect of the change in the Company's look-back and look-forward periods reduced income from continuing operations before income taxes and net income by approximately $90 million and $55 million, respectively. In addition, the effect of the change increased the Company's basic and diluted loss from continuing operations by $0.12 per share and decreased the Company's basic and diluted net income by $0.12 per share.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company's estimate of asbestos related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, and the solvency and creditworthiness of insurers. During the fourth quarter of fiscal 2012, the Company reached an agreement with one of its primary insurance carriers for asbestos related claims. Under the terms of the settlement, the Company agreed with the insurance carrier to accept a lump sum cash payment of $97 million in respect of certain policies, and has reached a coverage-in-place agreement with the insurance carrier with respect to certain claims. Upon receipt of the payments from the insurance carrier in the first quarter of fiscal 2013, the Company terminated a cost-sharing agreement that it had entered into with an entity that it had acquired a business from several decades ago and as a result, has access to all of the insurance policies and is responsible for all liabilities arising from asbestos claims made against the subsidiary that was acquired.
As of September 27, 2013, the Company's estimated net liability of $169 million was recorded within the Company's Consolidated Balance Sheet as a liability for pending and future claims and related defense costs of $321 million, and separately as an asset for insurance recoveries of $152 million. The Company believes that its asbestos related liabilities and insurance related assets as of September 27, 2013 are appropriate. Similarly, as of September 28, 2012, the Company's estimated net liability of $155 million was recorded within the Company's Consolidated Balance Sheet as a liability for pending and future claims and related defense costs of $401 million, and separately as an asset for insurance recoveries of $246 million.
The net liabilities reflected in the Company's Consolidated Balance Sheet represent the Company's best estimates of probable losses for the look-forward periods described above. It is reasonably possible that losses will be incurred for claims made subsequent to such look-forward periods. However, due to the inherent uncertainty and lack of reliable trend data in predicting losses beyond 2027, the Company is unable to reasonably estimate the amount of losses beyond such date. Accordingly, no accrual has been recorded for any costs which may be incurred for claims which may be made subsequent to 2027. With respect to claims made against Yarway, the Company is unable to reasonably estimate losses beyond what it has accrued because it is uncertain what the impact of Yarway's reorganization plan under Chapter 11 of the Bankruptcy Code will be on the Company. However, the Company does not expect the impact to be materially adverse to its financial condition, results of operations or liquidity.
The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company's strategies for resolving its asbestos claims, currently available information, and a number of estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company's insurance carriers. Many of these factors are closely linked, such that a change in one variable or assumption will impact one or more of the others, and no single variable or assumption predominately influences the determination of the Company's asbestos-related liabilities and insurance-related assets. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company's liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company's calculations vary significantly from actual results.
Compliance Matters
As previously reported in the Company's periodic filings, in the fourth fiscal quarter of 2012, the Company settled with the Department of Justice ("DOJ") and the SEC charges related to alleged improper payments made by the Company's subsidiaries and agents in recent years, and agreed to pay approximately $26 million in fines, disgorgement and prejudgment interest to the DOJ and SEC, which the Company had previously reserved in the fourth quarter of fiscal 2011. The Company paid the DOJ approximately $13 million in the first quarter of fiscal 2013 and paid approximately $13 million to the SEC in the third quarter of fiscal 2013.
Covidien and TE Connectivity agreed, in connection with the 2007 Separation, to cooperate with the Company in its responses regarding these matters, and agreed that liabilities primarily related to the former Healthcare and Electronics businesses of the Company would be assigned to Covidien and TE Connectivity, respectively. As a result, Covidien and TE Connectivity have agreed to contribute approximately $5 million and immaterial amounts, respectively, toward the aforementioned $26 million.
Tax Litigation

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tyco and its subsidiaries' income tax returns are examined periodically by various tax authorities. In connection with these examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments, in particular with respect to years preceding the 2007 Separation. The issues and proposed adjustments related to such years are generally subject to the sharing provisions of a tax sharing agreement entered in 2007 with Covidien and TE Connectivity (the "2007 Tax Sharing Agreement") under which Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of shared income tax liabilities that arise from adjustments made by tax authorities to Tyco's, Covidien's and TE Connectivity's U.S. and certain non-U.S. income tax returns. The costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties. Tyco has previously disclosed that in connection with U.S. federal tax audits, the IRS has raised a number of issues and proposed tax adjustments for periods beginning with the 1997 tax year. Although Tyco has been able to resolve substantially all of the issues and adjustments proposed by the IRS for tax years through 2007, it has not been able to resolve matters related to the treatment of certain intercompany debt transactions during the period. As a result, on June 20, 2013, Tyco received Notices of Deficiency from the IRS asserting that several of Tyco's former U.S. subsidiaries owe additional taxes of $883.3 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of Tyco and its subsidiaries as they existed at that time. In addition, Tyco received Final Partnership Administrative Adjustments for certain U.S. partnerships owned by former U.S. subsidiaries with respect to which an additional tax deficiency of approximately $30 million is expected to be asserted. These amounts exclude interest and do not reflect the impact on subsequent periods if the IRS position described below is ultimately proved correct.
The IRS asserted in the Notices of Deficiency that substantially all of Tyco's intercompany debt originated during the 1997 - 2000 period should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest and related deductions recognized on U.S. income tax returns totaling approximately $2.9 billion. Tyco strongly disagrees with the IRS position and has filed petitions with the U.S. Tax Court contesting the IRS proposed adjustments. Tyco believes that it has meritorious defenses for its tax filings, that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations, and that the previously reported taxes for the years in question are appropriate.
No payments with respect to these matters would be required until the dispute is definitively resolved, which, based on the experience of other companies, could take several years. Tyco believes that its income tax reserves and the liabilities recorded in the Consolidated Balance Sheet for the tax sharing agreements continue to be appropriate. However, the ultimate resolution of these matters, and the impact of that resolution, are uncertain and could have a material impact on Tyco's financial condition, results of operations and cash flows. In particular, if the IRS is successful in asserting its claim, it would have an adverse impact on interest deductions related to the same intercompany debt in subsequent time periods, totaling approximately $6.6 billion, which is expected to be disallowed by the IRS.
See Note 6 for additional information related to income tax matters.
Other Matters
During the third quarter of fiscal 2013, an adverse judgment was entered by the United States District Court for the District of Colorado regarding an insurance claim made on behalf of Sonitrol Corporation, a former subsidiary of the Company, for insurance coverage for damages arising from a burglary and fire occurring at a warehouse monitored by Sonitrol in December 2002. The judgment reversed the District Court's prior finding that Sonitrol's actions were not the type of conduct that was uninsurable based on public policy grounds. As a result, the Company reversed an insurance receivable of $26.5 million within Selling, general and administrative expenses in the Consolidated Statement of Operations during the quarter ended June 28, 2013. The Company is appealing the District Court's ruling to the United States Circuit Court for the Tenth Circuit and will retry the underlying damages action against Sonitrol in Colorado state court.
In addition to the foregoing, the Company is subject to claims and suits, including from time to time, contractual disputes and product and general liability claims, incidental to present and former operations, acquisitions and dispositions. With respect to many of these claims, the Company either self-insures or maintains insurance through third-parties, with varying deductibles. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings, whether the underlying claims are covered by insurance or not, will not have a material adverse effect on the Company's financial condition, results of operations or cash flows beyond amounts recorded for such matters.
14. Retirement Plans
The Company sponsors a number of pension plans. The Company measures its pension plans as of its fiscal year end. The following disclosures exclude the impact of plans which are immaterial individually and in the aggregate.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Defined Benefit Pension Plans—The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Consolidated Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on local regulations and the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.
The net periodic benefit cost for material U.S. and non-U.S. defined benefit pension plans for 2013, 2012 and 2011 is as follows ($ in millions):

	U.S. Plans			Non-U.S. Plans
	2013	2012	2011	2013	2012	2011
Service cost	$6	$5	$7	$8	$6	$7
Interest cost	33	35	38	50	53	57
Expected return on plan assets	(48)	(42)	(43)	(67)	(60)	(59)
Amortization of initial net (asset)	—	—	—	—	(1)	—
Amortization of net actuarial loss	14	13	9	11	7	10
Plan settlements, curtailments and special termination benefits	—	—	(2)	—	—	(1)
Net periodic benefit cost	$5	$11	$9	$2	$5	$14
Weighted-average assumptions used to determine net periodic pension cost during the year:
Discount rate	3.6%	4.5%	5.0%	4.2%	5.2%	5.1%
Expected return on plan assets	8.0%	8.0%	8.0%	6.8%	6.8%	6.8%
Rate of compensation increase	NA	NA	4.0%	2.8%	2.7%	2.9%
During fiscal 2011, the Company froze its last remaining active U.S. pension plan. For inactive plans the Company amortizes its actuarial gains and losses over the average remaining life expectancy of the pension plan participants.
The estimated net loss for material U.S. pension benefit plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are expected to be $9 million.
The estimated net loss for material non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are expected to be $12 million.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The change in benefit obligations, plan assets and the amounts recognized on the Consolidated Balance Sheets for material U.S. and non-U.S. defined benefit plans as of September 27, 2013 and September 28, 2012 is as follows ($ in millions):

	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Change in benefit obligations:
Benefit obligations as of beginning of year	$931	$819	$1,219	$1,038
Service cost	6	5	8	6
Interest cost	33	35	50	53
Employee contributions	—	—	2	2
Actuarial (gain) loss	(132)	119	93	133
Transfers	—	—	5	5
Benefits and administrative expenses paid	(46)	(47)	(54)	(46)
Plan settlements, curtailments and special termination benefits	—	—	(2)	—
Currency translation	—	—	6	28
Benefit obligations as of end of year	$792	$931	$1,327	$1,219
Change in plan assets:
Fair value of plan assets as of beginning of year	$623	$529	$1,016	$877
Actual return on plan assets	66	105	114	103
Employer contributions	9	36	41	45
Employee contributions	—	—	2	2
Acquisitions/divestitures	—	—	1	6
Benefits and administrative expenses paid	(46)	(47)	(54)	(46)
Plan settlements, curtailments and special termination benefits	—	—	(2)	—
Currency translation	—	—	1	29
Fair value of plan assets as of end of year	$652	$623	$1,119	$1,016
Funded status	$(140)	$(308)	$(208)	$(203)
Net amount recognized	$(140)	$(308)	$(208)	$(203)

	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Amounts recognized in the Consolidated Balance Sheets consist of:
Current liabilities	$(3)	$(3)	$(6)	$(6)
Non-current liabilities	(137)	(305)	(202)	(197)
Net amount recognized	$(140)	$(308)	$(208)	$(203)
Amounts recognized in accumulated other comprehensive loss (before income taxes) consist of:
Transition asset	$—	$—	$2	$3
Net actuarial loss	(271)	(435)	(418)	(381)
Total loss recognized	$(271)	$(435)	$(416)	$(378)
Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	4.9%	3.6%	4.2%	4.2%
Rate of compensation increase	N/A	N/A	2.8%	2.8%

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The accumulated and aggregate benefit obligation and fair value of plan assets with accumulated benefit obligations in excess of plan assets as of September 27, 2013 and September 28, 2012 were as follows ($ in millions):

	U.S. Plans		Non-U.S. Plans
	As of September 27, 2013	As of September 28, 2012	As of September 27, 2013	As of September 28, 2012
Accumulated benefit obligation	$792	$931	$1,312	$1,206
Accumulated benefit obligation and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$792	$931	$1,291	$1,195
Fair value of plan assets	652	623	1,095	1,003
Aggregate benefit obligation and fair value of plan assets for plans with benefit obligations in excess of plan assets:
Aggregate benefit obligation	$792	$931	$1,323	$1,225
Fair value of plan assets	652	623	1,108	1,016
In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by asset class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions.
The Company's investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to maintain an adequate level of diversification while maximizing the return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants as well as providing adequate liquidity to meet immediate and future benefit payment requirements. In addition, local regulations and local financial considerations are factors in determining the appropriate investment strategy in each country. For U.S. pension plans, this policy targets a 60% allocation to equity securities and a 40% allocation to debt securities. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 49% to equity securities, 47% to debt securities and 4% to other asset classes.
Pension plans have the following weighted-average asset allocations:

	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Asset Category:
Equity securities	63%	59%	52%	50%
Debt securities	35%	39%	48%	50%
Cash and cash equivalents	2%	2%	—	—
Total	100%	100%	100%	100%
Although the Company does not buy or sell any of its own securities as a direct investment for its pension funds, due to external investment management in certain commingled funds, the plans may indirectly hold Tyco securities. The aggregate amount of the securities would not be considered material relative to the total fund assets.
The Company evaluates its defined benefit plans' asset portfolios for the existence of significant concentrations of risk. Types of investment concentration risks that are evaluated include, but are not limited to, concentrations in a single entity, industry, foreign country and individual fund manager. As of September 27, 2013, there were no significant concentrations of risk in the Company's defined benefit plan assets.
The Company's plan assets are accounted for at fair value and are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value of assets and their placement within the fair value hierarchy levels. The Company's asset allocations by level within the fair value hierarchy as of September 27, 2013 and September 28, 2012 are presented in the table below for the Company's material defined benefit plans.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of September 27, 2013
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$187	$296	$483
Non-U.S. equity securities	165	351	516
Fixed income securities:
Government and government agency securities	34	292	326
Corporate debt securities	—	379	379
Mortgage and other asset-backed securities	—	54	54
Cash and cash equivalents	13	—	13
Total	$399	$1,372	$1,771

	As of September 28, 2012
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$162	$268	$430
Non-U.S. equity securities	101	336	437
Fixed income securities:
Government and government agency securities	58	272	330
Corporate debt securities	—	384	384
Mortgage and other asset-backed securities	—	39	39
Cash and cash equivalents	19	—	19
Total	$340	$1,299	$1,639
Equity securities consist primarily of publicly traded U.S. and non-U.S. equities. Publicly traded securities are valued at the last trade or closing price reported in the active market in which the individual securities are traded. Certain equity securities are held within commingled funds which are valued at the unitized net asset value ("NAV") or percentage of the net asset value as determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.
Fixed income securities consist primarily of government and government agency securities, corporate debt securities, and mortgage and other asset-backed securities. When available, fixed income securities are valued at the closing price reported in the active market in which the individual security is traded. Government and government agency securities and corporate debt securities are valued using the most recent bid prices or occasionally the mean of the latest bid and ask prices when markets are less liquid. Asset-backed securities including mortgage backed securities are valued using broker/dealer quotes when available. When quotes are not available, fair value is determined utilizing a discounted cash flow approach, which incorporates other observable inputs such as cash flows, underlying security structure and market information including interest rates and bid evaluations of comparable securities. Certain fixed income securities are held within commingled funds which are valued unitizing NAV determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.
Cash and cash equivalents consist primarily of short-term commercial paper, bonds and other cash or cash-like instruments including settlement proceeds due from brokers, stated at cost, which approximates fair value.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables set forth a summary of pension plan assets valued using NAV or its equivalent as of September 27, 2013 and September 28, 2012 ($ in millions):

	As of September 27, 2013
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$292	Daily	1 day, 5 days
Non-U.S. equity securities	390	Daily, Semi-monthly	1 day, 2 days, 3 days
Government and government agency securities	148	Daily	1 day, 2 days
Corporate debt securities	121	Daily	1 day, 2 days
	$951

	As of September 28, 2012
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$265	Daily	1 day
Non-U.S. equity securities	329	Daily, Semi-monthly	1 day, 2 days, 3 days
Government and government agency securities	119	Daily	1 day
Corporate debt securities	136	Daily	1 day, 2 days
	$849
The strategy of the Company's investment managers with regard to the investments valued using NAV or its equivalent is to either match or exceed relevant benchmarks associated with the respective asset category. None of the investments valued using NAV or its equivalent contain any redemption restrictions or unfunded commitments.
During 2013, the Company contributed $9 million to its U.S. and $41 million to its non-U.S. pension plans, which represented the Company's minimum required contributions to its pension plans for fiscal year 2012. The Company did not make any voluntary contributions to its U.S. and non-U.S. plans during 2013.
The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in 2014 of $25 million for the U.S. plans and $28 million for non-U.S. plans.
Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

	U.S. Plans	Non-U.S. Plans
2014	$43	$48
2015	44	47
2016	45	48
2017	45	50
2018	47	51
2019 - 2023	248	286
The Company also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was not material for 2013, 2012 and 2011.
Executive Retirement Arrangements—Messrs. Kozlowski and Swartz participated in individual Executive Retirement Arrangements maintained by Tyco (the "ERA"). Under the ERA, Messrs. Kozlowski and Swartz would have fixed lifetime benefits commencing at their normal retirement age of 65. During the second quarter of fiscal 2012, the Company reversed the liability related to Mr. Swartz's pay and benefits due to the expiration of the statute of limitations, which was recorded in

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Selling, general and administrative expenses in the Company's Consolidated Statement of Operations. The Company's accrued benefit obligation for Mr. Kozlowski as of September 27, 2013 was $93 million. The Company's accrued benefit obligations for Messrs. Kozlowski and Swartz as of September 28, 2012 were $93 million and nil, respectively. Retirement benefits are available at earlier ages and alternative forms of benefits can be elected. Any such variations would be actuarially equivalent to the fixed lifetime benefit starting at age 65. Amounts owed to Mr. Kozlowski under the ERA are the subject of litigation brought by the Company against him. See Note 13 for additional information.
Defined Contribution Retirement Plans—The Company maintains several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants' compensation and was $63 million, $58 million, and $54 million for 2013, 2012 and 2011, respectively. The Company maintained an unfunded Supplemental Executive Retirement Plan ("SERP") for fiscal years 2012 and 2011. This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. The expense related to the SERP was not material for 2012 and 2011. The SERP was merged with the other nonqualified deferred compensation plans, discussed in the next paragraph, as of September 28, 2012.
Deferred Compensation Plans—The Company has nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company's 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation liabilities were $113 million and $103 million as of September 27, 2013 and September 28, 2012, respectively. Deferred compensation expense was not material for 2013, 2012 and 2011.
Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide these benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide ongoing eligibility for such benefits.
Net periodic postretirement benefit cost was not material for 2013, 2012 and 2011. The Company's Consolidated Balance Sheets include unfunded postretirement benefit obligations of $33 million and $40 million as of September 27, 2013 and September 28, 2012, respectively within other liabilities. The Company's Consolidated Balance Sheets include nil of postretirement benefit assets as of both September 27, 2013 and September 28, 2012. In addition, the Company recorded a net actuarial gain of $8 million and $4 million within accumulated other comprehensive loss as of September 27, 2013 and September 28, 2012, respectively.
The Company expects to make contributions to its postretirement benefit plans of $3 million in 2014.
Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

2014	$3
2015	3
2016	3
2017	3
2018	3
2019-2023	12
15. Shareholders' Equity and Comprehensive Income
Dividends
Prior to May 2011, the Company paid dividends in the form of a return of share capital from the Company's registered share capital. These payments were made free of Swiss withholding taxes. The Company now makes dividend payments from its contributed surplus equity position in its Swiss statutory accounts. These payments are also made free of Swiss withholding taxes. Unlike payments made in the form of a reduction to registered share capital, which are required to be denominated in Swiss francs and converted to U.S. dollars at the time of payment, payments from the contributed surplus account may effectively be denominated in U.S. dollars.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Under Swiss law, the authority to declare dividends is vested in the general meeting of shareholders. On March 6, 2013, the Company's shareholders approved a cash dividend of $0.64 per share, payable to shareholders in four quarterly installments of $0.16 in May 2013, August 2013, November 2013 and February 2014. As a result, during the quarter ended March 29, 2013, the Company recorded an accrued dividend of $296 million within Accrued and other current liabilities and a corresponding reduction to Contributed surplus on the Company's Consolidated Balance Sheet. The first installment of $0.16 was paid on May 22, 2013 to shareholders of record on April 26, 2013. The second installment of $0.16 was paid on August 21, 2013 to shareholders of record on July 26, 2013. The third installment of $0.16 was paid on November 14, 2013 to shareholders of record on October 25, 2013.
On March 7, 2012, the Company's shareholders approved a cash dividend of $0.50 per share, payable to shareholders in two quarterly installments of $0.25 on May 23, 2012 and August 22, 2012. On September 17, 2012, the Company's shareholders approved a cash dividend of $0.30 per share, payable to shareholders in two quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. The $0.30 dividend reflects the impact of the 2012 Separation on the Company's dividend policy. As a result, the Company recorded an accrued dividend of $231 million as of March 7, 2012 and an additional accrued dividend of $139 million as of September 17, 2012 within Accrued and other current liabilities and a corresponding reduction to Contributed surplus. The first installment of $0.25 was paid on May 23, 2012 to shareholders on record on April 27, 2012. The second installment of $0.25 was paid on August 22, 2012 to shareholders on record on July 27, 2012. The first installment of $0.15 of the $0.30 dividend was paid on November 15, 2012 to shareholders of record on October 16, 2012. The second installment of $0.15 of the $0.30 dividend was paid on February 20, 2013 to shareholders of record on January 25, 2013.
On March 9, 2011, the Company's shareholders approved an annual dividend on the Company's common shares of $1.00 per share, which was paid from contributed surplus in four installments of $0.25 per share to shareholders on record on April 29, 2011, July 29, 2011, October 28, 2011 and January 27, 2012. As a result, the Company recorded an accrued dividend of $468 million as of March 9, 2011 within Accrued and other current liabilities and a corresponding reduction to Contributed surplus.
Common Stock
As of September 27, 2013, the Company's share capital amounted to CHF 243,181,525, or 486,363,050 registered common shares with a par value of CHF 0.50 per share. Until March 6, 2015, the Board of Directors may increase the Company's share capital by a maximum amount of CHF 121,500,000 by issuing a maximum of 243,000,000 shares. In addition, (i) the share capital of the Company may be increased by an amount not exceeding CHF 23,964,755 through the issue of a maximum of 47,929,510 shares through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments and (ii) the share capital of the Company may be increased by an amount not exceeding CHF 23,964,755 through the issue of a maximum of 47,929,510 shares to employees and other persons providing services to the Company. Although the Company states its par value in Swiss francs, it continues to use the U.S. dollar as its reporting currency for preparing its Consolidated Financial Statements.
On March 6, 2013, shareholders of the Company approved a reduction of the Company's registered share capital from CHF 3,258,632,435 to CHF 243,181,525 by reducing the par value of each share from CHF 6.70 to CHF 0.50 per share and correspondingly increasing the Company's contributed surplus by CHF 3,015,450,910. The reduction in registered share capital and corresponding increase in contributed surplus is intended to provide the Company with more flexibility in making distributions to shareholders. On May 13, 2013, the notice period required in accordance with Swiss law expired, and the amendment to the Company's Articles of Association was filed with the Swiss Commercial Register on May 15, 2013. As a result, the reduction in registered share capital and corresponding increase in contributed surplus, which did not result in any changes to total Shareholders' Equity, was recorded during the year ended September 27, 2013.
Share Repurchase Program
The Company's Board of Directors approved the $600 million 2013 share repurchase program, the $1.0 billion 2011 share repurchase program and the $1.0 billion 2010 share repurchase program in January 2013, April 2011 and September 2010, respectively. Share repurchases reduce the amount of common shares outstanding and decrease the dividends declared on the Consolidated Statement of Shareholders' Equity. Shares repurchased by the Company by fiscal year and share repurchase program are provided below:

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2013 Share Repurchase Program		2011 Share Repurchase Program		2010 Share Repurchase Program
	Shares (in millions)	Amounts ($ in billions)	Shares (in millions)	Amounts ($ in billions)	Shares (in millions)	Amounts ($ in billions)
Approved Repurchase Amount		$0.6		$1.0		$1.0
Repurchases
Fiscal 2013	3.0	0.1	7.0	0.2	N/A	N/A
Fiscal 2012	N/A	N/A	11.0	0.5	N/A	N/A
Fiscal 2011	N/A	N/A	6.0	0.3	24.0	1.0
Remaining Amount Available		$0.5		$—		$—
Comprehensive Income

	2013	2012	2011
Net income	$533	$471	$1,720
Foreign currency translation	(87)	92	21
Liquidation of foreign entities (1)	(9)	2	(164)
Income tax expense (2)	(6)	(1)	—
Foreign currency translation, net of tax	(102)	93	(143)
Net actuarial gains (losses)	109	(212)	(30)
Amortization reclassified into earnings	26	22	21
Settlements/curtailments reclassified to earnings	—	—	(1)
Foreign currency and other	—	(15)	(2)
Divestiture of business	—	—	33
Income tax (expense) benefit	(54)	42	12
Defined benefit and post retirement plans, net of tax	81	(163)	33
Unrealized gain (loss) on marketable securities and derivative instruments	2	(1)	(2)
Income tax (expense) benefit	(2)	1	(2)
Unrealized loss on marketable securities and derivative instruments, net of tax	—	—	(4)
Deconsolidation of variable interest entity due to adoption of an accounting standard	—	—	(11)
Total other comprehensive loss, net of tax	(21)	(70)	(125)
Comprehensive income	512	401	1,595
Less: comprehensive loss attributable to noncontrolling interests	(3)	(1)	(10)
Comprehensive income attributable to Tyco common shareholders	$515	$402	$1,605

(1)
During the years ended September 27, 2013, September 28, 2012 and September 30, 2011, $9 million of cumulative translation gains, $2 million of cumulative translation loss and $164 million of cumulative translation gains, respectively, were transferred from currency translation adjustments as a result of the sale of foreign entities. Of these amounts, nil, $2 million and $126 million, respectively, are included in income from discontinued operations.

(2)
Income tax on the net investment hedge was $6 million of an income tax expense for the year ended September 27, 2013, $1 million of an income tax expense for the year ended September 28, 2012 and nil for the year ended September 30, 2011.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss are as follows ($ in millions):

	Currency Translation Adjustments	Unrealized Gain (Loss) on Marketable Securities and Derivative Instruments	Retirement Plans	Accumulated Other Comprehensive Loss
Balance as of September 24, 2010	$213	$4	$(539)	$(322)
Other comprehensive (loss) income, net of tax	(143)	(4)	33	(114)
Balance as of September 30, 2011	70	—	(506)	(436)
Other comprehensive income (loss), net of tax	93	—	(163)	(70)
Distribution of Tyco Flow Control and ADT	(582)	—	122	(460)
Balance as of September 28, 2012	(419)	—	(547)	(966)
Other comprehensive (loss) income, net of tax	(102)	—	81	(21)
Balance as of September 27, 2013	$(521)	$—	$(466)	$(987)
16. Share Plans
Total share-based compensation cost recognized within continuing and discontinued operations during 2013, 2012 and 2011 consisted of the following ($ in millions):

	2013	2012	2011
Selling, general and administrative expenses	$63	$81	$89
Separation costs	—	28	—
Restructuring, asset impairments and divestiture charges (gains), net	—	4	—
Total share-based compensation costs included in Continuing operations	63	113	89
Discontinued operations	—	27	21
Total share-based compensation costs	$63	$140	$110
The Company has recognized a related tax benefit associated with its share-based compensation arrangements during 2013, 2012 and 2011 of $20 million, $43 million and $31 million, of which nil, $8 million and $6 million is included in Discontinued operations, respectively.
The share-based compensation disclosures were not recast for the divestiture of the South Korean security business as the amounts were not material.
In connection with the 2012 Separation, most employees' outstanding stock option awards were converted into options to acquire the stock of the employee's post-Separation employer in a manner designed to preserve the intrinsic value of such awards. However, for certain corporate employees and for all terminated employees, all or a portion of such employees' stock option awards were converted into options to acquire the stock of each of the Company, Pentair and ADT. The modifications made to the share options as a result of the 2012 Separation constituted a modification under the authoritative guidance for accounting for stock compensation, which requires a comparison of fair values of the stock option awards immediately before the 2012 Separation and the fair values immediately after the 2012 Separation. In certain instances, the fair value immediately after the 2012 Separation was higher. As a result, the modification resulted in incremental compensation cost of $1 million, the majority of which was recorded in Discontinued operations for the year ended September 28, 2012. Except for the changes described, the material terms of the stock option awards remained unchanged from the original grant. While the equity awards held by employees were converted as of September 28, 2012, the 2012 and 2011 grant date fair values, intrinsic values, vested values and black-scholes assumptions are on a pre-conversion basis.
Also in connection with the 2012 Separation, restricted stock units held by Tyco employees and deferred stock units held by Tyco directors were converted, in some cases, into restricted stock units in the Company, Pentair and ADT, and in other cases, solely into restricted stock units of the employee's post-Separation employer. All such modifications were designed in a manner to preserve the intrinsic value of such awards. Except for the changes described, the material terms of the restricted stock units and deferred stock units remained unchanged from the original grant.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On July 12, 2012, in connection with the 2012 Separation, the Board of Directors approved the conversion of all outstanding performance share units of the Company into restricted stock units based on performance achieved through June 29, 2012. Each performance share unit converted into a number of restricted stock units at a ratio determined by the Compensation Committee on August 2, 2012 based on its review and certification of performance results through June 29, 2012. Upon vesting of the resulting restricted stock units, each award will be settled in stock. All awards maintained their original vesting terms. The modifications made to the market-based condition of outstanding performance share units as a result of the 2012 Separation also constituted a modification similar to the modification described above. As a result, the modification resulted in incremental compensation cost of $8 million, of which $7 million was recorded in Separation costs and $1 million in Discontinued operations for the year ended September 28, 2012. In addition, incremental expense was recognized in the quarter related to the performance achieved through June 29, 2012. Such expense totaled $7 million, of which $6 million was recorded in Separation costs and $1 million in Discontinued operations for the year ended September 28, 2012.
On September 17, 2012, shareholders approved the Tyco International 2012 Stock and Incentive Plan (the "2012 Plan") which replaces the 2004 Tyco International Ltd. Stock and Incentive Plan (the "2004 Plan").  The 2012 Plan provides for the award of stock options, stock appreciation rights, annual performance bonuses, long term performance awards, restricted units, restricted shares, deferred stock units, promissory stock and other stock-based awards (collectively, "Awards").  Pursuant to the 2012 Plan, effective October 1, 2012, 50 million common shares are available for equity-based awards, subject to adjustments as provided under the terms of the 2012 Plan. No additional shares are available under the 2004 Plan. In addition, any common shares which have been awarded under the 2004 Plan but which are not issued, owing to expiration, forfeiture, cancellation, return to the Company or settlement in cash in lieu of common shares on or after January 1, 2004 and which are no longer available for any reason will also be available for issuance under the 2012 Plan. When common shares are issued pursuant to a grant of a full value award (for example, restricted stock units and performance share units), the total number of common shares remaining available for grant will be decreased by 3.32 shares. As of September 27, 2013, there were approximately 40 million shares available for grant under the 2012 Plan.

During 2004, the 2004 Plan effectively replaced the Tyco International Ltd. Long Term Incentive Plan, as amended as of May 12, 1999 (the "LTIP I Plan") and the Tyco International Ltd. Long Term Incentive Plan II (the "LTIP II Plan") for all awards effective on and after March 25, 2004. The 2004 Plan provided for the award of stock options, stock appreciation rights, annual performance bonuses, long term performance awards, restricted units, restricted shares, deferred stock units, promissory stock and other stock-based awards (collectively, "Awards"). As of September 27, 2013, an immaterial number of stock units remained outstanding which were granted under LTIP I and LTIP II prior to termination.
The 2004 Plan provided for a maximum of 40 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2004 Plan. In addition, any common shares that have been approved by the Company's shareholders for issuance under the LTIP Plans but which have not been awarded there under as of January 1, 2004, reduced by the number of common shares related to Awards made under the LTIP Plans between January 1, 2004 and March 25, 2004, the date the 2004 Plan was approved by shareholders, (or which have been awarded but will not be issued, owing to expiration, forfeiture, cancellation, return to the Company or settlement in cash in lieu of common shares on or after January 1, 2004) and which are no longer available for any reason (including the termination of the LTIP Plans) were available for issuance under the 2004 Plan, and now are subsequently available for issuance under the 2012 Plan. When common shares are issued pursuant to a grant of a full value award, the total number of common shares remaining available for grant will be decreased by a margin of at least 1.8 per share issued. As of October 1, 2012, the 2012 Plan replaced the 2004 Plan and no further awards are permitted to be granted under the 2004 Plan.
Share Options—Options are granted to purchase common shares at prices that are equal to or greater than the closing market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. Options are generally exercisable in equal annual installments over a period of four years and will generally expire 10 years after the date of grant. Historically, the Company's practice has been to settle stock option exercises through either newly issued shares or from shares held in treasury.
The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on an analysis of historic and implied volatility measures for a set of peer companies. The average expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual share option forfeitures. The weighted-average

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

assumptions used in the Black-Scholes option pricing model for 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Expected stock price volatility	35%	36%	33%
Risk free interest rate	0.87%	1.46%	1.30%
Expected annual dividend per share	$0.60	$1.00	$0.84
Expected life of options (years)	5.8	5.8	5.2
The weighted-average grant-date fair values of options granted during 2013, 2012 and 2011 was $7.21, $12.56 and $9.22, respectively. The total intrinsic value of options exercised during 2013, 2012 and 2011 was $73 million, $85 million and $84 million, respectively. The related excess cash tax benefit classified as a financing cash inflow for 2013, 2012 and 2011 was not material.
A summary of the option activity as of September 27, 2013, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 28, 2012	21,670,340	$20.89
Granted	4,214,430	27.27
Exercised	(7,306,955)	20.90
Expired	(640,895)	21.69
Forfeited	(137,731)	23.98
Outstanding as of September 27, 2013	17,799,189	22.34	6.20	$225
Vested and unvested expected to vest as of September 27, 2013	16,924,966	22.19	6.09	$216
Exercisable as of September 27, 2013	9,190,538	21.20	4.31	$126
As of September 27, 2013, there was $32 million of total unrecognized compensation cost related to unvested options granted. The cost is expected to be recognized over a weighted-average period of 2.4 fiscal years.
Employee Stock Purchase Plans—Tyco Employee Stock Purchase Plan ("ESPP") was suspended indefinitely during the fourth quarter of 2009.  As of September 27, 2013, there were approximately 3 million shares available for grant under the ESPP.
Restricted Share Awards—Restricted share awards, including restricted stock units and performance share units are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant. Restrictions on the award generally lapse upon normal retirement, if more than twelve months from the grant date, death or disability of the employee.
The fair market value of restricted awards, both time vesting and those subject to specific performance criteria, are expensed over the period of vesting. Restricted stock units, which vest based solely upon passage of time generally vest over a period of four years. The fair value of restricted stock units is determined based on the closing market price of the Company's shares on the grant date. Performance share units, which are restricted share awards that vest dependent upon attainment of various levels of performance that equal or exceed targeted levels generally vest in their entirety three years from the grant date. The fair value of performance share units is determined based on the Monte Carlo valuation model. The compensation expense recognized for all restricted share awards is net of estimated forfeitures.
Recipients of restricted stock units have no voting rights and receive dividend equivalent units ("DEUs"). Recipients of performance share units have no voting rights and may receive DEUs depending on the terms of the grant.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the activity of the Company's restricted stock unit awards as of September 27, 2013 and changes during the year then ended is presented in the tables below:

Non-vested Restricted Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of September 28, 2012	5,164,283	$20.24
Granted	1,366,929	27.66
Vested	(2,118,908)	18.49
Forfeited	(443,177)	20.76
Non-vested as of September 27, 2013	3,969,127	22.63
The weighted-average grant-date fair value of restricted stock units granted during 2013, 2012 and 2011 was $27.66, $45.54 and $37.90, respectively. The total fair value of restricted stock units vested during 2013, 2012 and 2011 was $64 million, $90 million and $62 million, respectively.
As of September 27, 2013, there was $47 million of total unrecognized compensation cost related to all unvested restricted share awards. The cost is expected to be recognized over a weighted-average period of 2.1 fiscal years.
A summary of the activity of the Company's performance share unit awards as of September 27, 2013 and changes during the year then ended is presented in the table below:

Non-vested Performance Share Units	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of September 28, 2012	—	$—
Granted	897,197	30.36
Vested	—	—
Forfeited	(41,355)	30.36
Non-vested as of September 27, 2013	855,842	30.36
The weighted-average grant-date fair value of performance share units granted during 2013, 2012 and 2011 was $30.36, $48.86 and $41.37, respectively. The total fair value of performance share units vested during 2013, 2012 and 2011 was nil, $25 million and nil. As of August 2, 2012, all performance share units were converted to restricted stock units; the outstanding shares at that time have been moved to the restricted stock units reporting table.
As of September 27, 2013, there was $15 million of total unrecognized compensation cost related to all unvested performance share awards. The cost is expected to be recognized over a weighted-average period of 2.0 fiscal years.
Deferred Stock Units—Deferred Stock Units ("DSUs") are notional units that are tied to the value of Tyco common shares with distribution deferred until termination of employment or service to the Company. Distribution, when made, will be in the form of actual shares on a one-for-one basis. Similar to restricted stock units that vest over time, the fair value of DSUs is determined based on the closing market price of the Company's shares on the grant date and is amortized to expense over the vesting period. Recipients of DSUs do not have the right to vote and do not receive cash dividends. However, they have the right to receive dividend equivalent units. Conditions of vesting are determined at the time of grant. Under the 2004 Plan, grants made to executives generally vested in equal annual installments over three years while DSUs granted to the Board of Directors were immediately vested. The Company had 1.1 million DSUs outstanding as of September 28, 2012, all of which are fully vested and 1.0 million of which were delivered six months following September 28, 2012.
There were no DSU awards granted during 2013, 2012 and 2011; however, participants continue to earn DEUs on their existing awards. The total fair value of DSUs including DEUs vested during 2013, 2012 and 2011 was nil, $1 million and $1 million, respectively.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Consolidated Segment Data
Segment information is consistent with how management reviews the businesses, make investing and resource allocation decisions and assesses operating performance.
In connection with the 2012 Separation, the Company has realigned its management and segment reporting structure beginning in the fourth quarter of fiscal 2012. The Company operates and reports financial and operating information in the following three segments:

•
NA Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, institutional and governmental customers in North America.

•
ROW Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems for commercial, industrial, retail, residential, small business, institutional and governmental customers in the Rest of World ("ROW") regions.

•
Global Products designs, manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus and access control and video management systems, for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide, including products installed and serviced by our NA and ROW Installation & Services segments.

The Company also provides general corporate services to its segments which will be reported as a fourth, non-operating segment, Corporate and Other. For the years ended September 30, 2011, Corporate and Other includes the Company's former Electrical and Metal Products business which was divested in the first quarter of fiscal 2011.
As a result of the 2012 Separation, net revenue, operating income, depreciation and amortization and capital expenditures for the year ended September 30, 2011 has been recast for the new segment structure. Selected information by segment is presented in the following tables ($ in millions):

	2013(2)	2012(2)	2011(2)
Net Revenue(1):
NA Installation & Services	$3,891	$3,962	$4,022
ROW Installation & Services	3,884	3,862	3,976
Global Products	2,339	2,100	1,754
Corporate and Other	—	—	347
	$10,114	$9,924	$10,099
_______________________________________________________________________________

(1)	Net revenue by operating segment excludes intercompany transactions.

(2)	Fiscal 2011 was a 53-week year. Fiscal years 2013 and 2012 were 52-week years.

	2013	2012	2011
Operating income (loss):
NA Installation & Services	$388	$374	$425
ROW Installation & Services	322	346	310
Global Products	307	353	295
Corporate and Other(1)	(319)	(498)	(143)
	$698	$575	$887
_______________________________________________________________________________

(1)
Operating income includes $7 million for the year ended September 30, 2011, related to the Company's former Electrical and Metals Products business of which a majority interest was sold during the first quarter of fiscal 2011. Operating income for the year ended September 30, 2011 also included a gain, net of working capital adjustments, of $248 million related to the same sale. See Note 3 for additional information.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total assets by segment as of September 27, 2013, September 28, 2012 and September 30, 2011 are as follows ($ in millions):

	2013	2012	2011
Total Assets:
NA Installation & Services	$3,842	$3,965	$4,006
ROW Installation & Services	3,141	3,175	2,995
Global Products	2,726	2,377	2,037
Corporate and Other	1,639	2,058	3,001
Assets held for sale	828	790	14,663
	$12,176	$12,365	$26,702
Depreciation and amortization and capital expenditures by segment for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 are as follows ($ in millions):

	2013	2012	2011
Depreciation and amortization:
NA Installation & Services	$139	$137	$143
ROW Installation & Services	178	172	173
Global Products	58	63	49
Corporate and Other	7	7	18
	$382	$379	$383

	2013	2012	2011
Capital expenditures
NA Installation & Services	$92	$107	$76
ROW Installation & Services	111	100	112
Global Products	58	74	66
Corporate and Other	10	14	19
	$271	$295	$273
Net revenue by geographic area for the years ended September 27, 2013, September 28, 2012 and September 30, 2011 is as follows ($ in millions):

	2013(4)	2012(4)	2011(4)
Net Revenue(1):
North America(2)	$5,343	$5,257	$5,386
Latin America	480	441	459
Europe, Middle East and Africa (3)	2,758	2,766	2,896
Asia-Pacific	1,533	1,460	1,358
	$10,114	$9,924	$10,099
_______________________________________________________________________________

(1)	Net revenue is attributed to individual countries based on the reporting entity that records the transaction.

(2)	Includes U.S. net revenue of $4,568 million, $4,478 million and $4,630 million for 2013, 2012 and 2011, respectively.

(3)
The U.K. represents the largest portion of net revenue in the Europe, Middle East and Africa region with net revenue of $1,168 million, $1,162 million and $1,187 million for 2013, 2012 and 2011, respectively.

(4)	Fiscal 2011 was a 53-week year. Fiscal years 2013 and 2012 were 52-week years.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-lived assets by geographic area as of September 27, 2013, September 28, 2012 and September 30, 2011 are as follows ($ in millions):

	2013	2012	2011
Long-lived assets(1):
North America(2)	$905	$936	$979
Latin America	129	151	144
Europe, Middle East and Africa	340	359	367
Asia-Pacific	163	198	207
Corporate and Other	32	29	33
	$1,569	$1,673	$1,730
_______________________________________________________________________________

(1)
Long-lived assets are comprised primarily of subscriber system assets, net, property, plant and equipment, net, deferred subscriber acquisition costs, net and dealer intangibles. They exclude goodwill, other intangible assets and other assets.

(2)	Includes U.S. long-lived assets of $828 million, $856 million and $895 million for 2013, 2012 and 2011, respectively.
18. Supplementary Consolidated Balance Sheet Information
Selected supplementary Consolidated Balance Sheet information as of September 27, 2013 and September 28, 2012 is as follows ($ in millions):

	As of September 27, 2013	As of September 28, 2012
Contracts in process	$378	$358
Other	472	489
Prepaid expenses and other current assets	$850	$847
Deferred tax asset-non current	$279	$390
Other	802	781
Other assets	$1,081	$1,171
Accrued payroll and payroll related costs	$313	$280
Deferred income tax liability-current	44	10
Income taxes payable-current	39	115
Accrued dividends	148	139
Other	1,315	1,184
Accrued and other current liabilities	$1,859	$1,728
Long-term pension and postretirement liabilities	$391	$565
Deferred income tax liability-non-current	185	162
Income taxes payable-non-current	144	121
Other	1,161	1,412
Other liabilities	$1,881	$2,260

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Inventory
Inventories consisted of the following ($ in millions):

	As of September 27, 2013	As of September 28, 2012
Purchased materials and manufactured parts	$157	$135
Work in process	93	80
Finished goods	397	410
Inventories	$647	$625
Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.
20. Property, Plant and Equipment
Property, plant and equipment consisted of the following ($ in millions):

	As of September 27, 2013	As of September 28, 2012
Land	$35	35
Buildings	377	348
Subscriber systems	2,414	2,588
Machinery and equipment	1,205	1,131
Construction in progress	67	100
Accumulated depreciation	(2,813)	(2,878)
Property, Plant and Equipment, net	$1,285	1,324
21. Tyco International Finance S.A.
TIFSA, a 100% owned subsidiary of the Company, has public debt securities outstanding which are fully and unconditionally guaranteed by Tyco. See Note 10 for additional information. The following tables present condensed consolidating financial information for Tyco, TIFSA and all other subsidiaries. Condensed financial information for Tyco and TIFSA on a stand-alone basis is presented using the equity method of accounting for subsidiaries.
During fiscal 2013, the Company transferred certain investments in subsidiaries from Tyco to TIFSA. There was no impact on the Company’s financial position, results of operations and cash flows as the transactions were entirely among wholly-owned subsidiaries of Tyco. The transactions, which increased TIFSA’s investment in subsidiaries, were among entities under common control and their effects have been reflected as of the beginning of the earliest period presented, which resulted in a net increase to TIFSA’s investment in subsidiaries of $3,063 million as of September 28, 2012.
As a result of the 2012 Separation, the Company undertook certain steps during fiscal 2012 to restructure the ownership of subsidiaries within Tyco. Specifically, the Company completed the transfer of certain investments from TIFSA to Tyco. Since the transactions were entirely among wholly-owned subsidiaries of Tyco, there was no impact on the Company's financial position, results of operations and cash flows. The transactions did, however, result in a decrease to TIFSA's investment in subsidiaries. Since these transactions were among entities under common control, their effects have been reflected as of the beginning of the earliest period presented, which resulted in a net decrease to TIFSA's investment in subsidiaries of $117 million as of September 30, 2011.

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended September 27, 2013
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Net revenue	$—	$—	$10,114	$—	$10,114
Cost of product sales and services	—	—	6,445	—	6,445
Selling, general and administrative expenses	11	1	2,820	—	2,832
Separation costs	3	—	5	—	8
Restructuring, asset impairment and divestiture charges, net	—	—	131	—	131
Operating (loss) income	(14)	(1)	713	—	698
Interest income	2	—	14	—	16
Interest expense	(1)	(95)	(4)	—	(100)
Other (expense) income, net	(31)	—	2	—	(29)
Equity in net (loss) income of subsidiaries	(12,666)	575	—	12,091	—
Intercompany interest and fees	13,248	122	(13,362)	(8)	—
Income (loss) from continuing operations before income taxes	538	601	(12,637)	12,083	585
Income tax expense	(2)	(2)	(104)	—	(108)
Equity loss in earnings of unconsolidated subsidiaries	—	—	(48)	—	(48)
Income (loss) from continuing operations	536	599	(12,789)	12,083	429
Income from discontinued operations, net of income taxes	—	—	96	8	104
Net income (loss)	536	599	(12,693)	12,091	533
Less: noncontrolling interest in subsidiaries net loss	—	—	(3)	—	(3)
Net income (loss) attributable to Tyco common shareholders	$536	$599	$(12,690)	$12,091	$536

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended September 27, 2013
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Net income (loss)	$536	$599	$(12,693)	$12,091	$533
Other comprehensive (loss) income, net of tax
Foreign currency translation	(102)	—	(102)	102	(102)
Defined benefit and post retirement plans	81	—	81	(81)	81
Unrealized loss on marketable securities and derivate instruments	—	—	—	—	—
Total other comprehensive loss, net of tax	(21)	—	(21)	21	(21)
Comprehensive income (loss)	515	599	(12,714)	12,112	512
Less: comprehensive loss attributable to noncontrolling interests	—	—	(3)	—	(3)
Comprehensive income (loss) attributable to Tyco common shareholders	$515	$599	$(12,711)	$12,112	$515

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended September 28, 2012
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Net revenue	$—	$—	$9,924	$—	$9,924
Cost of product sales and services	—	—	6,344	—	6,344
Selling, general and administrative expenses	15	15	2,786	—	2,816
Separation costs	3	1	67	—	71
Restructuring, asset impairment and divestiture charges, net	1	—	117	—	118
Operating (loss) income	(19)	(16)	610	—	575
Interest income	—	—	18	—	18
Interest expense	—	(204)	(5)	—	(209)
Other (expense) income, net	(4)	(453)	3	—	(454)
Equity in net income of subsidiaries	913	1,065	—	(1,978)	—
Intercompany interest and fees	(412)	282	230	(100)	—
Income (loss) from continuing operations before income taxes	478	674	856	(2,078)	(70)
Income tax expense	(2)	(2)	(316)	—	(320)
Equity loss in earnings of unconsolidated subsidiaries	—	—	(26)	—	(26)
Income (loss) from continuing operations	476	672	514	(2,078)	(416)
(Loss) income from discontinued operations, net of income taxes	(4)	—	791	100	887
Net income	472	672	1,305	(1,978)	471
Less: noncontrolling interest in subsidiaries net loss	—	—	(1)	—	(1)
Net income attributable to Tyco common shareholders	$472	$672	$1,306	$(1,978)	$472

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended September 28, 2012
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Net income	$472	$672	$1,305	$(1,978)	$471
Other comprehensive income (loss), net of tax
Foreign currency translation	93	11	82	(93)	93
Defined benefit and post retirement plans	(163)	—	(163)	163	(163)
Unrealized loss on marketable securities and derivate instruments	—	—	—	—	—
Total other comprehensive (loss) income, net of tax	(70)	11	(81)	70	(70)
Comprehensive income	402	683	1,224	(1,908)	401
Less: comprehensive loss attributable to noncontrolling interests	—	—	(1)	—	(1)
Comprehensive income attributable to Tyco common shareholders	$402	$683	$1,225	$(1,908)	$402

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended September 30, 2011
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Net revenue	$—	$—	$10,099	$—	$10,099
Cost of product sales and services	—	—	6,614	—	6,614
Selling, general and administrative expenses	32	12	2,703	—	2,747
Restructuring, asset impairment and divestiture charges (gains), net	3	—	(152)	—	(149)
Operating (loss) income	(35)	(12)	934	—	887
Interest income	—	—	26	—	26
Interest expense	—	(237)	(3)	—	(240)
Other (expense) income, net	(7)	—	2	—	(5)
Equity in net income of subsidiaries	2,863	2,809	—	(5,672)	—
Intercompany interest and fees	(1,098)	337	906	(145)	—
Income from continuing operations before income taxes	1,723	2,897	1,865	(5,817)	668
Income tax expense	(4)	(25)	(83)	—	(112)
Equity loss in earnings of unconsolidated subsidiaries	—	—	(12)	—	(12)
Income from continuing operations	1,719	2,872	1,770	(5,817)	544
Income from discontinued operations, net of income taxes	—	—	1,031	145	1,176
Net income	1,719	2,872	2,801	(5,672)	1,720
Less: noncontrolling interest in subsidiaries net income	—	—	1	—	1
Net income attributable to Tyco common shareholders	$1,719	$2,872	$2,800	$(5,672)	$1,719

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended September 30, 2011
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Net income	$1,719	$2,872	$2,801	$(5,672)	$1,720
Other comprehensive (loss) income, net of tax
Foreign currency translation	(143)	(21)	(122)	143	(143)
Defined benefit and post retirement plans	33	—	33	(33)	33
Unrealized loss on marketable securities and derivate instruments	(4)	—	(4)	4	(4)
Deconsolidation of variable interest entity due to adoption of an accounting standard	—	—	(11)	—	(11)
Total other comprehensive loss, net of tax	(114)	(21)	(104)	114	(125)
Comprehensive income	1,605	2,851	2,697	(5,558)	1,595
Less: comprehensive loss attributable to noncontrolling interests	—	—	(10)	—	(10)
Comprehensive income attributable to Tyco common shareholders	$1,605	$2,851	$2,707	$(5,558)	$1,605

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of September 27, 2013
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$563	$—	$563
Accounts receivable, net	—	—	1,718	—	1,718
Inventories	—	—	647	—	647
Intercompany receivables	22	2,079	7,354	(9,455)	—
Prepaid expenses and other current assets	9	—	841	—	850
Deferred income taxes	—	—	250	—	250
Assets held for sale	—	—	828	—	828
Total current assets	31	2,079	12,201	(9,455)	4,856
Property, plant and equipment, net	—	—	1,285	—	1,285
Goodwill	—	—	4,163	—	4,163
Intangible assets, net	—	—	791	—	791
Investment in subsidiaries	12,826	14,690	—	(27,516)	—
Intercompany loans receivable	—	1,141	5,310	(6,451)	—
Other assets	68	6	1,007	—	1,081
Total Assets	$12,925	$17,916	$24,757	$(43,422)	$12,176
Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	$—	$—	$20	$—	$20
Accounts payable	1	—	850	—	851
Accrued and other current liabilities	353	23	1,483	—	1,859
Deferred revenue	—	—	394	—	394
Intercompany payables	3,515	3,845	2,095	(9,455)	—
Liabilities held for sale	—	—	225	—	225
Total current liabilities	3,869	3,868	5,067	(9,455)	3,349
Long-term debt	—	1,443	—	—	1,443
Intercompany loans payable	3,660	1,852	939	(6,451)	—
Deferred revenue	—	—	370	—	370
Other liabilities	298	—	1,583	—	1,881
Total Liabilities	7,827	7,163	7,959	(15,906)	7,043
Redeemable noncontrolling interest	—	—	12	—	12
Tyco Shareholders' Equity:
Common shares	208	—	—	—	208
Common shares held in treasury	—	—	(912)	—	(912)
Other shareholders' equity	4,890	10,753	17,675	(27,516)	5,802
Total Tyco Shareholders' Equity	5,098	10,753	16,763	(27,516)	5,098
Nonredeemable noncontrolling interest	—	—	23	—	23
Total Equity	5,098	10,753	16,786	(27,516)	5,121
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$12,925	$17,916	$24,757	$(43,422)	$12,176

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of September 28, 2012
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$844	$—	$844
Accounts receivable, net	7	—	1,672	—	1,679
Inventories	—	—	625	—	625
Intercompany receivables	1,220	1,890	10,361	(13,471)	—
Prepaid expenses and other current assets	14	—	833	—	847
Deferred income taxes	—	—	292	—	292
Assets held for sale	—	—	790	—	790
Total current assets	1,241	1,890	15,417	(13,471)	5,077
Property, plant and equipment, net	—	—	1,324	—	1,324
Goodwill	—	—	4,035	—	4,035
Intangible assets, net	—	—	758	—	758
Investment in subsidiaries	25,666	15,337	—	(41,003)	—
Intercompany loans receivable	1,921	7,031	19,956	(28,908)	—
Other assets	67	260	844	—	1,171
Total Assets	$28,895	$24,518	$42,334	$(83,382)	$12,365
Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	$—	$—	$10	$—	$10
Accounts payable	—	—	847	—	847
Accrued and other current liabilities	187	23	1,518	—	1,728
Deferred revenue	—	—	395	—	395
Intercompany payables	3,571	6,793	3,107	(13,471)	—
Liabilities held for sale	—	—	225	—	225
Total current liabilities	3,758	6,816	6,102	(13,471)	3,205
Long-term debt	—	1,443	38	—	1,481
Intercompany loans payable	19,672	3,055	6,181	(28,908)	—
Deferred revenue	—	—	397	—	397
Other liabilities	471	—	1,789	—	2,260
Total Liabilities	23,901	11,314	14,507	(42,379)	7,343
Redeemable noncontrolling interest	—	—	12	—	12
Tyco Shareholders' Equity:
Common shares	2,792	—	—	—	2,792
Common shares held in treasury	—	—	(1,094)	—	(1,094)
Other shareholders' equity	2,202	13,204	28,893	(41,003)	3,296
Total Tyco Shareholders' Equity	4,994	13,204	27,799	(41,003)	4,994
Nonredeemable noncontrolling interest	—	—	16	—	16
Total Equity	4,994	13,204	27,815	(41,003)	5,010
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$28,895	$24,518	$42,334	$(83,382)	$12,365

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 27, 2013
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(251)	$452	$477	$—	$678
Net cash provided by discontinued operating activities	—	—	172	—	172
Cash Flows From Investing Activities:
Capital expenditures	—	—	(271)	—	(271)
Proceeds from disposal of assets	—	—	5	—	5
Acquisition of businesses, net of cash acquired	—	—	(229)	—	(229)
Acquisition of dealer generated customer accounts and bulk account purchases	—	—	(19)	—	(19)
Divestiture of businesses, net of cash divested	—	—	17	—	17
Intercompany dividend from subsidiary	—	32	—	(32)	—
Net increase in intercompany loans	—	(431)	—	431	—
Decrease in investment in subsidiaries	—	8	—	(8)	—
Net increase in investments	—	—	(45)	—	(45)
Increase in restricted cash	—	—	(8)	—	(8)
Other	—	—	4	—	4
Net cash used in investing activities	—	(391)	(546)	391	(546)
Net cash used in discontinued investing activities	—	—	(109)	—	(109)
Cash Flows From Financing Activities:
Net repayments of debt	—	—	(30)	—	(30)
Proceeds from exercise of share options	—	—	153	—	153
Dividends paid	(288)	—	—	—	(288)
Intercompany dividend to parent	—	—	(32)	32	—
Repurchase of common shares by treasury	—	—	(300)	—	(300)
Net intercompany loan borrowings (repayments)	449	—	(18)	(431)	—
Decrease in equity from parent	—	—	(8)	8	—
Transfer from (to) discontinued operations	90	(61)	64	—	93
Other	—	—	(30)	—	(30)
Net cash provided by (used in) financing activities	251	(61)	(201)	(391)	(402)
Net cash used in discontinued financing activities	—	—	(93)	—	(93)
Effect of currency translation on cash	—	—	(11)	—	(11)
Net decrease in cash and cash equivalents	—	—	(311)	—	(311)
Less: net decrease in cash and cash equivalents related to discontinued operations	—	—	(30)	—	(30)
Cash and cash equivalents at beginning of period	—	—	844	—	844
Cash and cash equivalents at end of period	$—	$—	$563	$—	$563

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 28, 2012
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(467)	$3,542	$(2,533)	$—	$542
Net cash provided by discontinued operating activities	—	—	2,044	—	2,044
Cash Flows From Investing Activities:
Capital expenditures	—	—	(295)	—	(295)
Proceeds from disposal of assets	—	—	4	—	4
Acquisition of businesses, net of cash acquired	—	—	(217)	—	(217)
Acquisition of dealer generated customer accounts and bulk account purchases	—	—	(23)	—	(23)
Divestiture of businesses, net of cash divested	—	—	(5)	—	(5)
Intercompany dividend from subsidiary	—	409	—	(409)	—
Net increase in intercompany loans	—	(1,119)	—	1,119	—
(Increase) decrease in investment in subsidiaries	(495)	207	16	272	—
Net decrease in investments	—	—	41	—	41
Increase in restricted cash	—	—	(2)	—	(2)
Other	—	—	27	—	27
Net cash used in investing activities	(495)	(503)	(454)	982	(470)
Net cash used in discontinued investing activities	—	—	(1,327)	11	(1,316)
Cash Flows From Financing Activities:
Net (repayments) borrowings of debt	—	(3,039)	17	—	(3,022)
Proceeds from exercise of share options	—	—	226	—	226
Dividends paid	(461)	—	—	—	(461)
Repurchase of common shares by treasury	—	—	(500)	—	(500)
Net intercompany loan borrowings (repayments)	1,423	—	(304)	(1,119)	—
Increase in equity from parent	—	—	71	(71)	—
Transfer from discontinued operations	—	—	3,113	208	3,321
Other	—	—	(25)	—	(25)
Net cash provided by (used in) financing activities	962	(3,039)	2,598	(982)	(461)
Net cash used in discontinued financing activities	—	—	(495)	197	(298)
Effect of currency translation on cash	—	—	4	—	4
Effect of currency translation on cash related to discontinued operations	—	—	4	—	4
Net (decrease) increase in cash and cash equivalents	—	—	(159)	208	49
Less: net increase in cash and cash equivalents related to discontinued operations	—	—	226	208	434
Cash and cash equivalents at beginning of period	—	—	1,229	—	1,229
Cash and cash equivalents at end of period	$—	$—	$844	$—	$844

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 30, 2011
($ in millions)

	Tyco International Ltd.	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(7,090)	$1,739	$5,842	$—	$491
Net cash provided by discontinued operating activities	—	—	1,937	—	1,937
Cash Flows From Investing Activities:
Capital expenditures	—	—	(273)	—	(273)
Proceeds from disposal of assets	—	—	5	—	5
Acquisition of businesses, net of cash acquired	—	—	(353)	—	(353)
Acquisition of dealer generated customer accounts and bulk account purchases	—	—	(32)	—	(32)
Divestiture of businesses, net of cash divested	35	—	674	—	709
Intercompany dividend from subsidiary	6,347	9	—	(6,356)	—
Net increase in intercompany loans	—	(1,703)	—	1,703	—
Decrease (increase) in investment in subsidiaries	4,773	(9)	(72)	(4,692)	—
Net decrease in investments	—	—	26	—	26
Increase in restricted cash	—	—	(8)	—	(8)
Other	—	(12)	(25)	—	(37)
Net cash provided by (used in) investing activities	11,155	(1,715)	(58)	(9,345)	37
Net cash used in discontinued investing activities	—	—	(1,103)	—	(1,103)
Cash Flows From Financing Activities:
Net repayments of debt	—	(19)	(17)	—	(36)
Proceeds from exercise of share options	—	—	124	—	124
Dividends paid	(458)	—	—	—	(458)
Intercompany dividend to parent	—	—	(6,349)	6,349	—
Repurchase of common shares by treasury	(500)	—	(800)	—	(1,300)
Net intercompany loan (repayments) borrowings	(3,126)	—	4,829	(1,703)	—
Decrease in equity from parent	—	—	(4,699)	4,699	—
Transfer from discontinued operations	—	—	798	—	798
Other	19	(5)	(8)	—	6
Net cash used in financing activities	(4,065)	(24)	(6,122)	9,345	(866)
Net cash used in discontinued financing activities	—	—	(865)	—	(865)
Effect of currency translation on cash	—	—	(4)	—	(4)
Effect of currency translation on cash related to discontinued operations	—	—	(2)	—	(2)
Net decrease in cash and cash equivalents	—	—	(375)	—	(375)
Less: net decrease in cash and cash equivalents related to discontinued operations	—	—	(33)	—	(33)
Decrease in cash and cash equivalents from deconsolidation of variable interest entity	—	—	(10)	—	(10)
Cash and cash equivalents at beginning of period	—	—	1,581	—	1,581
Cash and cash equivalents at end of period	$—	$—	$1,229	$—	$1,229

TYCO INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events
On November 8, 2013, the Company acquired Westfire, Inc., a fire protection services company with operations in the United States, Chile and Peru. Westfire provides critical special-hazard suppression and detection applications in mining, telecommunications and other vertical markets and will be integrated with the NA Installation & Services and ROW Installation & Services segments.

On November 11, 2013, the Company's Board of Directors approved a cash dividend of $0.72 per common share, an $0.08 per common share increase, subject to shareholder approval at the annual general meeting in March 2014.

TYCO INTERNATIONAL LTD.
SUPPLEMENTARY FINANCIAL INFORMATION
Selected Quarterly Financial Data (Unaudited)
Selected quarterly financial data for the years ended September 27, 2013 and September 28, 2012 is as follows ($ in millions, except per share data):

	2013
	1st Qtr.(1)	2nd Qtr.(1)	3rd Qtr.(1)	4th Qtr.(1)
Net revenue	$2,471	$2,474	$2,547	$2,622
Gross profit	880	883	930	976
Income from continuing operations attributable to Tyco common shareholders	140	51	109	132
Income from discontinued operations, net of income taxes	23	21	26	34
Net income attributable to Tyco common shareholders	$163	$72	$135	$166
Basic earnings per share attributable to Tyco common shareholders:
Income from continuing operations	$0.30	$0.11	$0.24	$0.29
Income from discontinued operations, net of income taxes	0.05	0.05	0.05	0.07
Net income attributable to Tyco common shareholders	$0.35	$0.16	$0.29	$0.36
Diluted earnings per share attributable to Tyco common shareholders:
Income from continuing operations	$0.30	$0.11	$0.23	$0.28
Income from discontinued operations, net of income taxes	0.04	0.05	0.05	0.07
Net income attributable to Tyco common shareholders	$0.34	$0.16	$0.28	$0.35

(1)	Net revenue excludes $129 million, $134 million, $131 million and $139 million of net revenue related to discontinued operations for the first, second, third and fourth quarters of 2013, respectively.

TYCO INTERNATIONAL LTD.
SUPPLEMENTARY FINANCIAL INFORMATION (Continued)
Selected Quarterly Financial Data (Unaudited) (Continued)

	2012
	1st Qtr.(1)	2nd Qtr.(1)	3rd Qtr.(1)	4th Qtr.(1)(2)
Net revenue	$2,362	$2,423	$2,537	$2,602
Gross profit	851	858	921	950
Income (loss) from continuing operations attributable to Tyco common shareholders	78	114	46	(653)
Income from discontinued operations, net of income taxes	244	209	200	234
Net income (loss) attributable to Tyco common shareholders	$322	$323	$246	$(419)
Basic earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	$0.17	$0.25	$0.10	$(1.41)
Income from discontinued operations, net of income taxes	0.52	0.45	0.43	0.50
Net income (loss) attributable to Tyco common shareholders	$0.69	$0.70	$0.53	$(0.91)
Diluted earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	$0.17	$0.24	$0.10	$(1.41)
Income from discontinued operations, net of income taxes	0.52	0.45	0.42	0.50
Net income (loss) attributable to Tyco common shareholders	$0.69	$0.69	$0.52	$(0.91)
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(1)
Net revenue excludes $1,833 million, $1,923 million, $1,914 million and $1,957 million of net revenue related to discontinued operations for the first, second, third and fourth quarters of 2012, respectively.

(2)	Loss from continuing operations attributable to Tyco common shareholders includes a $453 million loss on extinguishment of debt which was recorded in connection with the 2012 Separation.

TYCO INTERNATIONAL LTD.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
($ in millions)

Description	Balance at Beginning of Year	Additions Charged to Income	Acquisitions (Divestitures) and Other	Deductions(1)	Balance at End of Year
Accounts Receivable:
Year Ended September 30, 2011	$95	$24	$(11)	$(52)	$56
Year Ended September 28, 2012	56	40	5	(40)	$61
Year Ended September 27, 2013	61	56	2	(37)	$82
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(1)	Deductions represent uncollectible accounts written off, net of recoveries.